Exhibit 2.1
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF GEORGIA
ATLANTA DIVISION

In re:	Chapter 11

ALLIED HOLDINGS, INC., et al.[1]	Case Nos. 05-12515 through 05-12526 and 05-12528 through 05-12537
Debtors.	(Jointly Administered)

Judge Mullins
SECOND AMENDED JOINT PLAN OF REORGANIZATION OF ALLIED HOLDINGS,
INC. AND AFFILIATED DEBTORS PROPOSED BY THE DEBTORS, YUCAIPA AND
THE TEAMSTERS NATIONAL AUTOMOBILE TRANSPORTATION INDUSTRY
NEGOTIATING COMMITTEE
Dated April 5, 2007

LATHAM & WATKINS LLP	TROUTMAN SANDERS LLP
Robert A. Klyman	Jeffrey W. Kelley
633 West Fifth Street, Suite 4000	Bank of America Plaza
Los Angeles, CA 90071	600 Peachtree Street, N.E. — Suite 5200
Telephone: (213) 485-1234	Atlanta, Georgia 30308-2216
Facsimile: (213) 891-8763	Telephone: (404) 885-3000
Facsimile: (404) 885-3900
and
Counsel for the Debtors
PARKER, HUDSON, RAINER & DOBBS LLP
Rufus T. Dorsey	PREVIANT, GOLDBERG, UELMEN, GRATZ,
1500 Marquis Two Tower	MILLER & BRUEGGEMAN, S.C.
285 Peachtree Center Ave., N.E.	Frederick Perillo
Atlanta, Georgia 30303	1555 N. River Center Dr., Suite 202
Telephone: (404) 420-5550	Milwaukee, WI 53212
Facsimile: (404) 522-8409	Telephone: (414) 223-0434
Facsimile: (414) 271-6308

Counsel for Yucaipa American Alliance Fund I, LP and	Counsel for the Teamsters National Automobile
Yucaipa American Alliance (Parallel) Fund I, LP	Transportation Industry Negotiating Committee

[1]	The Debtors in the jointly administered cases are: Allied Holdings, Inc., Case No. 05-12515; Allied Automotive Group, Inc., Case No. 05-12516; Allied Systems, Ltd. (L.P.), Case No. 05-12517; Allied Systems (Canada) Company, Case No. 05-12518; QAT, Inc., Case No. 05-12519; RMX LLC, Case No. 05-12520; Transport Support LLC, Case No. 05-12521; F.J. Boutell Driveaway LLC, Case No. 05-12522; Allied Freight Broker LLC, Case No. 05-12523; GACS Incorporated, Case No. 05-12524; Commercial Carriers, Inc., Case No. 05-12525; Axis Group, Inc., Case No. 05-12526; Axis Netherlands, LLC, Case No. 05-12528; Axis Areta, LLC, Case No. 05-12529; Logistic Technology, LLC, Case No. 05-12530; Logistic Systems, LLC, Case No. 05-12531; CT Services, Inc., Case No. 05-12532; Cordin Transport LLC, Case No. 05-12533; Terminal Services LLC, Case No. 05-12534; Axis Canada Company, Case No. 05-12535; Ace Operations, LLC, Case No. 05-12536; and AH Industries Inc., Case No. 05-12537.

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND GENERAL PROVISIONS	3

1.1 Definitions	3
1.2 Time	24
1.3 Rules of Interpretation	24

ARTICLE II. CLASSIFICATION OF CLAIMS AND INTERESTS; IMPAIRMENT	25

2.1 Summary	25
2.2 Deemed Acceptance of Plan	26
2.3 Deemed Rejection of Plan	26
2.4 Classes Entitled to Vote on Plan	26
2.5 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	26
2.6 Prepetition Lender Claims	27

ARTICLE III. TREATMENT OF CLAIMS AND INTERESTS	27

3.1 Class 1 et seq. — Other Secured Claims	27
3.2 Class 2 — Priority Non-Tax Claims	28
3.3 Class 3 — Workers’ Compensation Claims	29
3.4 Class 4A — General Unsecured Claims	29
3.5 Class 4B — Insured Claims	30
3.6 Class 4C — Other Insured Claims	30
3.7 Class 4D –Unsecured Claims Receiving Cash Option	31
3.8 Class 5 — Intercompany Claims	32
3.9 Class 6—Subordinated General Unsecured Claims	32
3.10 Class 7A – Old Allied Holdings Common Stock	33
3.11 Class 7B – Old Other Debtors Common Stock	33
3.12 Class 7C — Old Allied Holdings Stock Rights	33
3.13 Special Provision Governing Unimpaired Claims	34

ARTICLE IV. TREATMENT OF UNCLASSIFIED CLAIMS	34

4.1 Summary	34
4.2 Unclassified Claims (Applicable to All Debtors)	34

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	38

5.1 Assumption and Cure of Executory Contracts and Unexpired Leases	38
5.2 Cure of Defaults of Assumed Executory Contracts and Unexpired Leases	39
5.3 Collective Bargaining Agreement	39
5.4 Employment Agreements and Other Benefits	40
5.5 Insurance Policies	41
5.6 ACE Insurance Program	42

ARTICLE VI. MEANS FOR IMPLEMENTATION OF PLAN	43

6.1 Continued Corporate Existence and Vesting of Assets in Reorganized Debtors	43
6.2 Substantive Consolidation of Claims against Debtors for Plan Purposes Only	43
6.3 Exit Financing Facility	44
6.4 Sources of Cash for Distribution	44
6.5 Reinstatement of Interests of Allied Holdings in its Affiliates	44
6.6 Corporate and Limited Liability Company Action	44
6.7 Effectuating Documents; Further Transactions	45
6.8 Exemption from Certain Transfer Taxes and Recording Fees	45
6.9 Further Authorization	45
6.10 Canadian Operations Sale	45
6.11 Retained Actions	45
6.12 Other Documents and Actions	46
6.13 Corporate Action	46
6.14 Retiree Benefits	47
6.15 Employee Claims	47
6.16 Good Faith	47
6.17 Executory Contracts and Unexpired Leases Entered Into, and Other Obligations Incurred After, the Petition Date	47
6.18 Security Interests and Liens	47

ARTICLE VII. PROVISIONS REGARDING CORPORATE GOVERNANCE OF REORGANIZED DEBTORS	48

7.1 Reorganized Governing Documents and Reorganized By-Laws	48
7.2 Directors and Officers of Reorganized Debtors	48
7.3 New Employment, Retirement, Indemnification and Other Related Agreements and Incentive Compensation Programs	49
7.4 Stockholders’ Agreement	49
7.5 Registration Rights Agreement	49
7.6 Management Services Agreement	50
7.7 Effectuating Documents and Further Transactions	50
7.8 Authorization and Issuance of New Common Stock	50
7.9 Reserve	50
7.10 Listing of New Allied Holdings Common Stock	50
7.11 Possible Privatization of Reorganized Allied Holdings Following Emergence	51
7.12 Old Allied Holdings Common Stock, Old Other Debtors Common Stock and Old Allied Holdings Stock Rights	51

ARTICLE VIII. VOTING AND DISTRIBUTIONS	51

8.1 Voting of Claims	51
8.2 Nonconsensual Confirmation	52

8.3 Acceptance by Class of Creditors	52
8.4 Distributions for Claims Allowed as of the Effective Date	52
8.5 Disbursing Agent	52
8.6 Distributions of Cash	52
8.7 No Interest on Claims or Interests	53
8.8 Delivery of Distributions	53
8.9 Distributions to Holders as of the Record Date	53
8.10 Indenture Trustee as Claim Holder.	54
8.11 De Minimis Distributions	54
8.12 Fractional Securities, Fractional Dollars	55
8.13 Procedures for Distributions to Holders of Prepetition Notes Claims.	55
8.14 Distributions of Cash to Holders of Allowed Class 4D Claims.	55
8.15 Compliance with Tax Requirements.	55
8.16 No Duplicate Distributions	56
8.17 Distributions in U.S. Dollars.	56

ARTICLE IX. PROCEDURES FOR TREATING AND RESOLVING DISPUTED CLAIMS	56

9.1 Objections to Claims	56
9.2 Authority to Prosecute Objections	56
9.3 No Distributions Pending Allowance	57
9.4 Estimation of Claims	57
9.5 Distributions After Allowance	58
9.6 Intentionally Omitted.	58
9.7 Claims Covered by Insurance Policy.	58

ARTICLE X. CONDITIONS PRECEDENT TO CONFIRMATION AND THE EFFECTIVE DATE OF THE PLAN	59

10.1 Conditions to Confirmation	59
10.2 Conditions to the Effective Date	59
10.3 Waiver of Conditions	61
10.4 Intentionally Deleted	62
10.5 Effect of Failure of Conditions	62
10.6 Order Denying Confirmation	62

ARTICLE XI. EFFECT OF PLAN ON CLAIMS AND INTERESTS	62

11.1 Revesting of Assets	62
11.2 Discharge of Claims and Termination of Interests	63
11.3 Cancellation of Claims and Interests	63
11.4 Release by Debtors of Certain Parties	64
11.5 Release by the Debtors of the Original DIP Lenders and DIP Lenders	65
11.6 Release by Holders of Claims and Interests.	66
11.7 Releases Reasonable; Bankruptcy Court’s Exclusive Jurisdiction Related Thereto.	67

11.8 Setoffs	67
11.9 Exculpation and Limitation of Liability	67
11.10 Injunction	68
11.11 Effect of Confirmation	68

ARTICLE XII. RETENTION AND SCOPE OF JURISDICTION OF THE BANKRUPTCY COURT	69

12.1 Retention of Jurisdiction	69
12.2 Alternative Jurisdiction	71
12.3 Final Decree	71

ARTICLE XIII. MISCELLANEOUS PROVISIONS	71

13.1 Modification of the Plan	71
13.2 Revocation of the Plan	72
13.3 Exemption From SEC Registration	72
13.4 Exemption from Securities Laws	72
13.5 Initial Offer and Sale Exempt from Registration	72
13.6 Applicable Law	72
13.7 Plan Supplement	73
13.8 Filing or Execution of Additional Documents	73
13.9 Withholding and Reporting Requirements	73
13.10 Waiver of Rule 62(a) of the Federal Rules of Civil Procedure	73
13.11 Allocation of Plan Distributions between Principal and Interest	73
13.12 Dissolution of Creditors’ Committee	73
13.13 Preparation of Estates’ Returns and Resolution of Tax Claims	74
13.14 Headings	74
13.15 Confirmation of Plans for Separate Debtors	74
13.16 No Admissions; Objection to Claims	74
13.17 Survival of Settlements	74
13.18 No Waiver	74
13.19 No Bar to Suits	75
13.20 Successors and Assigns	75
13.21 Severability of Plan Provisions	75
13.22 Post-Effective Date Effect of Evidences of Claims or Interests	75
13.23 Conflicts	75
13.24 Exhibits/Schedules	75
13.25 No Injunctive Relief	76
13.26 Rounding	76
13.27 Saturday, Sunday or Legal Holiday	76
13.28 Entire Agreement	76
13.29 Service of Certain Plan Exhibits and Disclosure Statement Exhibits	76
13.30 Service of Documents	76

v

INTRODUCTION
     Allied Holdings, Inc. and the Affiliated Debtors (collectively, the “Debtors”),Yucaipa American Alliance Fund I, LP and Yucaipa American Alliance (Parallel) Fund I, LP (collectively, “Yucaipa”), and The Teamsters National Automobile Transportation Industry Negotiating Committee (“TNATINC”) hereby propose this Second Amended Joint Plan of Reorganization (defined hereinafter as the “Plan”) for the resolution of the outstanding Claims against and Interests in the Debtors. Yucaipa and TNATINC are the proponents of this Plan within the meaning of Section 1129 of the Bankruptcy Code.
     The Creditors’ Committee has endorsed the Plan, subject to, among other things, review and approval of the Plan Supplement and other Plan documentation, as well as negotiation of certain related matters, including, without limitation, documentation of the issuance and Distribution of the New Common Stock, including anti-dilution provisions in respect thereof, appropriate post-Effective Date protections for the rights of minority shareholders, any proposed sale of assets, terms of any funding and exit financing, and other review and approval rights in connection with the Confirmation process.
     Reference is made to the Plan Proponents’ Disclosure Statement dated as of April 5, 2007 for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections and properties, and for a summary of the Plan and certain related matters. There also are other agreements and documents that are, or will be, filed with the Bankruptcy Court, are referenced in the Plan or the Disclosure Statement or both, and will be available for review. All referenced documents are or will be accessible on the website http://administar.net/allied/indexmain.htm under the link for

“Disclosure Statement and Plan”. Capitalized terms not defined in this Introduction shall have the meanings ascribed to them in Article I hereof or as otherwise specified in the first paragraph of Section 1.1 below.
     Under the Plan, the Debtors will be reorganized through, among other things, the consummation of the following transactions: (i) the conversion of the DIP Facility into the Exit Financing Facility, (ii) payment in Cash, Reinstatement, return of collateral or other treatment of Other Secured Claims as agreed between the holder of each such Claim and Yucaipa, (iii) distribution of New Common Stock, on a Pro Rata basis, to the holders of Allowed General Unsecured Claims, (iv) cancellation of the existing Interests in the Debtors, (v) assumption of Assumed Contracts, and (vi) the potential conversion of the Equipment Financing Facility into New Allied Holdings Common Stock.
     Under Section 1125(b) of the Bankruptcy Code, a vote to accept or reject the Plan cannot be solicited from holders of claims or interests until the Disclosure Statement has been approved by the Bankruptcy Court. The Plan Proponents urge all Claimholders entitled to vote on the Plan to read in their entirety, the Plan, the Disclosure Statement, and the exhibits attached hereto and thereto before voting to accept or reject the Plan. To the extent, if any, that the Disclosure Statement is inconsistent with the Plan, the Plan will govern. No solicitation materials other than the Disclosure Statement and any schedules and exhibits attached thereto or referenced therein, or otherwise enclosed with the Disclosure Statement served by the Plan Proponents on interested parties, have been authorized by the Plan Proponents or the Bankruptcy Court for use in soliciting acceptances of the Plan.

ARTICLE I.
DEFINITIONS AND GENERAL PROVISIONS
     1.1 Definitions. As used in the Plan, capitalized terms have the meanings set forth below. Any capitalized term that is not otherwise defined herein, but that is used in the Bankruptcy Code, the Bankruptcy Rules or the local rules of the Bankruptcy Court, shall have the meaning given to that term in the Bankruptcy Code, the Bankruptcy Rules or the local rules of the Bankruptcy Court, as applicable.
          (1) “Ace Operations” means Ace Operations, LLC, a Georgia limited liability company.
          (2) “Administrative Expense Claim” means a Claim for payment of an administrative expense of a kind specified in Section 503(b) or 1114(e)(2) of the Bankruptcy Code and/or entitled to priority pursuant to Sections 507(a)(1) or 507(b) of the Bankruptcy Code, including, but not limited to, (a) the actual, necessary costs and expenses, incurred on or after the Petition Date, of preserving the Estates and operating the business of the Debtors, (b) Professional Compensation, (c) any payment to be made under this Plan to cure a default on an executory contract or unexpired lease that is assumed pursuant to Section 365 of the Bankruptcy Code, (d) Allowed Claims entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court, (e) Indenture Trustee Fees and Expenses and (f) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code.
          (3) “Administrative Expense Claim Bar Date” means the first Business Day that is thirty (30) days following the Effective Date, except as specifically set forth in the Plan or a Final Order.
          (4) “Affiliates” has the meaning given such term by Section 101(2) of the Bankruptcy Code.
          (5) “Allied Automotive” means Allied Automotive Group, Inc., a Georgia corporation.
          (6) “Allied Canada” means Allied Systems (Canada) Company.
          (7) “Allied Freight Broker” means Allied Freight Broker LLC, a Delaware limited liability company.
          (8) “Allied Holdings” means Allied Holdings, Inc., a Georgia corporation.
          (9) “Allied Systems” means Allied Systems, Ltd. (L.P.)
          (10) “Allowed” when used herein together with the term Claim, means a Claim or any portion thereof that (i) has been allowed by a Final Order of the Bankruptcy Court; (ii) is listed in any of the Debtors’ respective Schedules (less any amounts paid on account of such Claim after the Petition Date), as such Schedules may be amended from time to time in accordance with Bankruptcy Rule 1009, and for which no contrary proof of Claim has been timely Filed, other than a Claim that is listed in any of the Debtors’ Schedules at zero or as disputed, contingent, or unliquidated; (iii) is evidenced by a proof of Claim that has been Filed with the Bankruptcy Court or the Claims Agent on or before the Bar Date (or Administrative Expense Claim Bar Date if an Administrative Expense Claim) or deemed to be timely filed pursuant to any Final Order of the Bankruptcy Court or under applicable law, and as to which (A) no objection to its allowance has been timely Filed, or (B) any objection to its allowance has been settled or withdrawn, or has been overruled by a Final Order; (iv) is Allowed pursuant to the terms of this Plan, including Indenture Trustee Fees and Expenses (regardless of whether such Claim has been listed by the Debtors in their Schedules and regardless of whether a proof of Claim has been filed in respect thereof); or (v) is not otherwise a Disputed Claim; provided, however, that Claims allowed solely for the purpose of voting to accept or reject this Plan pursuant to an order of the Bankruptcy Court shall not be considered Allowed Claims for the purposes of distribution under this Plan. An Allowed Interest shall have a correlative meaning.
          (11) “Assets” means, collectively, all of the legal and equitable interests of the Debtors in the property, as defined by Section 541 of the Bankruptcy Code of the Estates of the Debtors (including, without limitation, all of the assets, property, interests (including equity interests) and effects, real and personal, tangible and intangible, including all Avoidance Actions), wherever situated as such properties exist on the Effective Date or thereafter.
          (12) “Avoidance Action” means any claim or cause of action of an Estate arising out of or maintainable pursuant to Sections 502, 510, 541, 542, 543, 544, 545, 547, 548, 549, 550, 551, or 553 of the Bankruptcy Code or under any other similar applicable law, regardless of whether or not such action has been commenced prior to the Effective Date.
          (13) “Axis Areta” means Axis Areta, LLC, a Georgia limited liability company.
          (14) “Axis Canada” means Axis Canada Company, a Nova Scotia unlimited liability company.
          (15) “Axis Group” means Axis Group, Inc., a Georgia corporation.
          (16) “Axis Netherlands” means Axis Netherlands, LLC, a Georgia limited liability company.
          (17) “Ballot” means each of the ballot forms that are distributed with the Disclosure Statement to Holders of Claims included in Classes that are Impaired under this Plan and entitled to vote to accept or reject this Plan.
          (18) “Bankruptcy Code” means title 11 of the United States Code, as in effect on the Petition Date and as thereafter amended, if such amendments are made applicable to the Chapter 11 Cases.

          (19) “Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Georgia, Atlanta Division or, in the event such court ceases to exercise jurisdiction over any Chapter 11 Case, the District Court or such court or adjunct thereof that exercises jurisdiction over such Chapter 11 Case in lieu of the United States Bankruptcy Court for the Northern District of Georgia, Atlanta Division.
          (20) “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as in effect on the Petition Date and as thereafter amended, if such amendments are made applicable to the Chapter 11 Cases, the Federal Rules of Civil Procedure, as applicable, to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applied to the Chapter 11 Cases or proceedings therein, as the case may be.
          (21) “Bar Date” means the applicable bar date by which a proof of Claim must be or must have been Filed, as established by an order of the Bankruptcy Court, including the Bar Date Order and the Confirmation Order.
          (22) “Bar Date Order” means that certain Order Establishing a Bar Date for Filing Proofs of Claim and Approving the Manner and Notice Thereof entered by the Bankruptcy Court on November 16, 2005 [Docket No. 731].
          (23) “Business Day” means any day on which commercial banks are open for business, and not authorized to close, in the City of New York, New York, except any Saturday, Sunday or any day designated as a legal holiday in Bankruptcy Rule 9006(a).
          (24) “Canadian Operations Sale” shall have the meaning set forth in Section 6.10 hereof.
          (25) “Cash” means legal tender of the United States of America and equivalents thereof.
          (26) “Cash Option” means the irrevocable option that is available to Holders of General Unsecured Claims, Insured Claims and Other Insured Claims to be Cash Out Holders.
          (27) “Cash Out Contribution” means a contribution of up to $2.5 million of cash that Yucaipa is committed to make to effectuate the Cash Option plus any additional amount Yucaipa elects to make to effectuate the Cash Option if there are more than $20 million of Allowed Class 4D Claims. In exchange for making the Cash Out Contribution, Yucaipa shall receive the New Allied Holdings Common Stock that each Holder of an Allowed Class 4D Claim would have received if its Allowed Claim were classified in Class 4A, Class 4B or Class 4C (without giving effect to any Voluntary Reductions).
          (28) “Cash Out Holder” means a Holder of an Allowed General Unsecured Claim, Insured Claim or Other Insured Claim who (a) holds an Allowed Claim that is equal to or less than $20,000 and does not irrevocably elect to be classified in Class 4A, Class 4B or 4C or (b) holds an Allowed Claim in excess of $20,000 but irrevocably elects to a Voluntary Reduction of such Allowed Claim to $20,000 and to be classified in Class 4D.
          (29) “Causes of Action” means all claims, actions, Avoidance Actions, choses in action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and cross-claims (including, but not limited to, all claims and any avoidance, recovery, subordination or other actions against insiders and/or any other entities under the Bankruptcy Code) of any of the Debtors, the Debtors-in-Possession, and/or the Estates (including, but not limited to, those actions set forth in the Plan Supplement) that are or may be pending on the Effective Date or that may be instituted by the Reorganized Debtors after the Effective Date against any entity, based in law or equity, including, but not limited to, under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order.
          (30) “Chapter 11 Case” means, with respect to each Debtor, the Chapter 11 Case initiated by such Debtor’s filing on the Petition Date of a voluntary petition for relief in the Bankruptcy Court under chapter 11 of the Bankruptcy Code. The Chapter 11 Cases are being jointly administered in the Bankruptcy Court as Bankruptcy Case No. 05-12515-CRM pursuant to the Order Directing Joint Administration of Cases entered by the Bankruptcy Court on August 1, 2005.
          (31) “Claim” means a claim against one of the Debtors (or all or some of them) whether or not asserted or Allowed, as defined in Section 101(5) of the Bankruptcy Code.
          (32) “Claims Agent” means JPMorgan Trust Company, National Association, 8475 Western Way, Suite 110, Jacksonville, FL 32256.
          (33) “Claims Objection Deadline” means the later of the first Business Day which is (i) one hundred twenty (120) days after the Effective Date, or (ii) such other time as may be ordered by the Bankruptcy Court, as such dates may be from time to time extended by the Bankruptcy Court without further notice to parties in interest.
          (34) “Class” means a category of Claims or Interests designated pursuant to the Plan.
          (35) “Commercial Carriers” means Commercial Carriers, Inc., a Michigan corporation.
          (36) “Confirmation” means the entry of the Confirmation Order on the docket of the Bankruptcy Court, within the meaning of Bankruptcy Rules 5003 and 9021.

          (37) “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.
          (38) “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider confirmation of this Plan and related matters under Section 1128 of the Bankruptcy Code, as such hearing may be continued.
          (39) “Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan.
          (40) “Contract/Lease Schedule” has the meaning ascribed to it in Section 5.1 of the Plan.
          (41) “Cordin Transport” means Cordin Transport LLC, a Delaware limited liability company.
          (42) “Creditors’ Committee” means the official committee of unsecured creditors of the Debtors appointed by the United States Trustee in the Chapter 11 Cases pursuant to Section 1102 of the Bankruptcy Code as its composition may be changed from time to time by addition, resignation or removal of its members.
          (43) “CT Services” means CT Services, Inc., a Michigan corporation.
          (44) “Cure Amount” means the amount required to satisfy any Debtor’s obligations under Section 365(b) of the Bankruptcy Code with respect to such Debtor’s assumption of any executory contract or unexpired lease.
          (45) “Debtor” means, individually, Allied Holdings, Allied Automotive, Allied Systems, Allied (Canada), QAT, RMX, Transport Support, F.J. Boutell, Allied Freight Broker, GACS Incorporated, Commercial Carriers, Axis Group, Axis Netherlands, Axis Areta, Logistic Technology, Logistic Systems, CT Services, Cordin Transport, Terminal Services, Axis Canada, Ace Operations, and AH Industries, each of which is a Debtor in its Chapter 11 Case.
          (46) “Debtor-in-Possession” means the Debtors in their capacities as debtors in possession in the Chapter 11 Cases pursuant to sections 1107(a) and 1108 of the Bankruptcy Code
          (47) “Deficiency Amount” means the amount, if any, by which the Allowed amount of a Secured Claim exceeds the value of the collateral securing such Claim or the amount by which a Claim subject to setoff exceeds the amount of any setoff.
          (48) “Deficiency Claim” means any Claim against a Debtor representing a Deficiency Amount.
          (49) “Designated Notice” means notice and an opportunity for a hearing as defined in Section 102(1) of the Bankruptcy Code, with notice limited to the Debtors,

the Plan Proponents, the Creditors’ Committee (if still in existence at such time), the United States Trustee, and other parties in interest who, after entry of the Confirmation Order, file a request for such notice with the Clerk of the Bankruptcy Court and serve a copy of same on counsel for the Debtors. Until and including the earlier of (a) the Effective Date and (b) thirty (30) days after the Confirmation Date, Designated Notice means notice pursuant to that certain Order Establishing Notice Procedures entered by the Bankruptcy Court on August 2, 2005 in the Chapter 11 Case [Docket No. 46].
          (50) “DIP Credit Documents” means that certain Secured, Super-Priority Debtor-in-Possession and Exit Credit and Guaranty Agreement, dated as of March 30, 2007, as amended, supplemented or otherwise modified from time to time, and all documents executed in connection therewith by and among Allied Holdings, Inc. and Allied Systems, LTD. (L.P.) as borrowers, certain subsidiaries of Allied Holdings, Inc. and Allied Systems, LTD. (L.P.) as guarantors, Goldman Sachs Credit Partners L.P., as Lead Arranger and Syndication Agent, The CIT Group/Business Credit, Inc., as Administrative Agent and Collateral Agent and the other Lenders signatory thereto from time to time.
          (51) “DIP Lender Claim” means all Secured Claims arising under or pursuant to the DIP Credit Documents.
          (52) “DIP Lenders” means the Secured Parties as defined by the DIP Loan Facility.
          (53) “DIP Liens” means the Liens of the DIP Lenders on the Assets as previously granted pursuant to the Final DIP Order, subject to the limitations set forth therein.
          (54) “DIP Loan Facility” means that certain debtor-in-possession senior, secured credit facility entered into pursuant to the DIP Credit Documents.
          (55) “DIP Loan Facility Borrowers” means Allied Holdings and Allied Systems.
          (56) “DIP Loan Facility Guarantors” means Ace Operations, AH Industries, Allied Automotive, Allied Canada, Allied Freight Broker, Axis Areta, Axis Canada, Axis Group, Axis Netherlands, Commercial Carriers, Cordin Transport, CT Services, FJ Boutell, GACS, Logistic Systems, Logistic Technology, QAT, RMX, Terminal Services, and Transport Support.
          (57) “Disbursing Agent” means any entity (including any Reorganized Debtor and any Third Party Disbursing Agent), in its capacity as a disbursing agent pursuant to Section 8.5.
          (58) “Disclosure Statement” means the written disclosure statement that relates to this Plan, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time in accordance with applicable law.

          (59) “Disclosure Statement Hearing” means the hearing held pursuant to Bankruptcy Code Section 1125(b) and Bankruptcy Rule 3017(a), including any continuances thereof, at which the Bankruptcy Court considers the adequacy of the Disclosure Statement.
          (60) “Disputed Claim” means (a) if no proof of Claim has been Filed by the applicable Bar Date, a Claim that is listed on a Debtor’s Schedules as other than disputed, contingent or unliquidated, but as to which an objection has been Filed on or before the Claims Objection Deadline, and such objection has not been withdrawn or denied by a Final Order; (b) if no proof of Claim has been Filed by the applicable Bar Date, a Claim that is listed on a Debtor’s Schedules as disputed, contingent or unliquidated; or (c) if a proof of Claim or request for payment of an Administrative Expense Claim has been Filed by the Bar Date (or the Administrative Expense Claim Bar Date, as the case may be) or has otherwise been deemed timely filed under applicable law: (i) a Claim for which no corresponding Claim is listed on a Debtor’s Schedules; (ii) a Claim for which a corresponding Claim is listed on a Debtor’s Schedules as other than disputed, contingent or unliquidated, but the nature or amount of the Claim as asserted in the proof of Claim varies from the nature and amount of such Claim as it is listed on the Schedules; (iii) a Claim for which a corresponding Claim is listed on a Debtor’s Schedules as disputed, contingent or unliquidated; or (iv) a Claim for which an objection has been Filed by a Debtor or Reorganized Debtor or, prior to the Confirmation Date, any other party in interest, by the Claims Objection Deadline, and such objection has not been withdrawn or denied by a Final Order.
          (61) “Distribution” means any distribution by the Debtors or Reorganized Debtors to a Holder of an Allowed Claim or Interest.
          (62) “Distribution Record Date” means the date selected in the Confirmation Order or any other Final Order of the Bankruptcy Court for determining which holders of Claims are eligible to receive distributions hereunder, and shall be the close of business on the Confirmation Date (or such other date established by Bankruptcy Court order).
          (63) “District Court” means the United States District Court for the Northern District of Georgia, Atlanta Division.
          (64) “Effective Date” means the date specified by Yucaipa (after consultation with the Debtors and the Creditors’ Committee) in a notice filed by the Debtors or Yucaipa with the Bankruptcy Court as the date on which this Plan shall take effect, which date shall be not more than five (5) Business Days after the date on which the conditions to the Effective Date provided for in this Plan have been satisfied or waived.
          (65) “Eligible Participant” means any Holder of a General Unsecured Claim, Insured Claim or Other Insured Claim (A) who is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, (B) whose Claim satisfies all of the following requirements: (i) such Claim is the subject of a timely filed proof of claim in the Chapter 11 Cases or is listed on the Schedules, (ii) such Claim does not purport to be secured or entitled to any priority treatment and is not scheduled in the Schedules as a secured or priority Claim, (iii) such Claim has not been objected to, is otherwise not disputed by the Debtors and is not scheduled in the Schedules as contingent, unliquidated or disputed, and (C) such Claim is in an amount of not less than $500,000 and held such held its Eligible Claim as of March 30, 2007 (an Eligible Claim is not assignable or otherwise transferable). Yucaipa Transport shall have the right to (i) request information and representations from any Eligible Participant who intends to acquire a participation in the Equipment Financing Facility to ensure, in Yucaipa Transport’s sole and absolute discretion, that such Eligible Participant is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, and (ii) refuse to accept the executed participation agreement of and sell a participation in the Equipment Financing Facility to any Eligible Participant who fails to provide such information and representations within three (3) business days after Yucaipa Transport’s request for such information and representations or who provides information and representations that Yucaipa Transport determines, in its sole and absolute discretion, are inadequate for Yucaipa Transport to determine definitively whether such Eligible Participant is an “accredited investor.” Yucaipa Transport, following consultation with the Creditors’ Committee, shall determine in its sole and absolute discretion whether a creditor is an Eligible Participant, including, without limitation, whether such creditor holds an Eligible Claim. Any decision by Yucaipa Transport shall, absent a showing of bad faith, be absolute and shall not be subject to appeal or challenge in any court including this Court.
          (66) “Employee Wage Order” means that certain Order Authorizing Payment of Prepetition Wages, Certain Employee Benefits and Related Expenses entered on August 2, 2005 by the Bankruptcy Court.
          (67) “Entity” means an entity as defined in Section 101(15) of the Bankruptcy Code.
          (68) “Equipment Financing Facility” means that certain post-Petition Date Loan and Security Agreement and Guaranty entered into among Allied Systems as borrower, the other Debtors, as guarantors, and Yucaipa Transport, as lender, to finance the purchase by Allied Systems of certain equipment from Yucaipa Transport Rigs from Yucaipa Transport, which facility has received interim approval of the Bankruptcy Court.
          (69) “Equipment Purchase Agreement” means that certain Purchase and Sale Agreement entered into among Yucaipa Transport , Allied Systems and Allied Holdings, pursuant to which Allied Holdings shall purchase certain equipment from Yucaipa Transport.
          (70) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
          (71) “Estate” means, with regard to each Debtor, the estate that was created by the commencement by a Debtor of a Chapter 11 Case pursuant to Section 541 of the Bankruptcy Code, and shall be deemed to include, without limitation, any and all rights, powers, and privileges of such Debtor and any and all Assets and interests in property, whether real, personal or mixed, rights, causes of action, avoidance powers or extensions of time that such Debtor or such estate shall have had as of the commencement of the Chapter 11 Case, or which such Estate acquired after the commencement of the Chapter 11 Case, whether by virtue of Sections 541, 544, 545, 546, 547, 548, 549 or 550 of the Bankruptcy Code, or otherwise.
          (72) “Estates” means, collectively, the Estates created for the Debtors in the Chapter 11 Cases.
          (73) “Exit Financing Facility” means the financing facility which is created from the conversion of the DIP Loan Facility on the terms and conditions set forth in the DIP Credit Documents to (a) fund the Debtors’ Cash payment obligations under the Plan and (b) provide the Reorganized Debtors’ anticipated working capital needs on and after the Effective Date.
          (74) “Exit Financing Lenders” means the lenders who are from time to time party to the Exit Financing Facility.
          (75) “File” or “Filed” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.
          (76) “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.
          (77) “Final DIP Order” means the Final Order expected to be entered on or about April 11, 2007 approving, on a final basis, the DIP Loan Facility approved on an interim basis pursuant to that certain Interim Order Under 11 U.S.C. §§ 105(a), 362, 363 and 364 and Bankruptcy Rules 2002, 4001, 6004, and 9014 (I) Authorizing Debtors to (A) Obtain New Secured post-Petition Date Financing to Refinance Existing post-Petition Date Financing; (B) Convert New post-Petition Date Financing Into Exit Financing; and (C) Pay Related Fees and Expenses, and (II) Granting Related Relief.
          (78) “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in any Chapter 11 Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari or move for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing will have been denied or resulted in no modification of such order, provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy

Rules or applicable state court rules of civil procedure, may be Filed with respect to such order, shall not cause such order not to be a Final Order.
          (79) “FJ Boutell” means F.J. Boutell Driveaway, LLC, a Delaware limited liability company.
          (80) “GACS” means GACS Incorporated, a Georgia corporation.
          (81) “General Unsecured Claim” means a Claim against any Debtor other than an Administrative Expense Claim, a Priority Tax Claim, a Priority Non-Tax Claim, a DIP Loan Facility Claim, Prepetition Loan Facility Claim, an Insured Claim (to the extent paid by insurance), an Other Secured Claim, a Workers’ Compensation Claim, a Subordinated General Unsecured Claim, an Intercompany Claim or a claim arising out of Old Common Stock or Old Allied Holdings Stock Rights. General Unsecured Claims shall include any Deficiency Claims of a holder of a Secured Claim.
          (82) “Holder” means a holder of a Claim or Interest, as applicable.
          (83) “IBT” means the International Brotherhood of Teamsters.
          (84) “Impaired” means with respect to any Class of Claims or Interests, a Claim or Interest that is impaired within the meaning of Section 1124 of the Bankruptcy Code.
          (85) “Indenture Trustee” means Wells Fargo Bank, National Association, as trustee, or any successor trustee, under the Prepetition Notes Indenture.
          (86) “Indenture Trustee Charging Lien” means any Lien or other priority in payment or right available to the Indenture Trustee pursuant to the Prepetition Notes Indenture or otherwise available to the Indenture Trustee under applicable law, for the payment of Indenture Trustee Fees and Expenses.
          (87) “Indenture Trustee Fees and Expenses” means the reasonable fees and expenses of the Indenture Trustee (including reasonable attorneys fees) allowable under the Prepetition Notes Indenture.
          (88) “Initial Board” shall have the meaning set forth in Section 7.2 of the Plan.
          (89) “Insured Claim” means any Tort Claim that arises from an incident or occurrence alleged to have occurred prior to the Effective Date and that is covered under an insurance policy, including the Debtors’ self-insured retention and deductible, other than a workers’ compensation insurance policy, applicable to the Debtors or their businesses.
          (90) “Intercompany Claim” means any Claim that is or could be asserted by any Debtor(s) or its/their Estate(s) against any other Debtor(s) or its/their Estate(s).

          (91) “Interest” means any equity security of any Debtor (as defined in Section 101(16) of the Bankruptcy Code).
          (92) “KERP” means that certain key employee retention program approved by the Bankruptcy Court on December 19, 2005 [Docket No. 829] and implemented by supplemental order entered by the Bankruptcy Court on January 6, 2006 [Docket No. 905].
          (93) “Lien” has the meaning set forth in Section 101(37) of the Bankruptcy Code.
          (94) “Logistic Systems” means Logistic Systems, LLC, a Georgia limited liability company.
          (95) “Logistic Technology” means Logistic Technology, LLC, a Georgia limited liability company.
          (96) “Management Services Agreement” means that certain Monitoring and Management Services Agreement by and between Yucaipa American Funds, LLC, a Delaware limited liability company and Allied Holdings, Inc.
          (97) “Material Adverse Effect” means any material adverse change in the assets, liabilities, operations, business, property or prospects of the Debtors’ or Reorganized Debtors’ businesses, in each case taken as a whole.
          (98) “New Ace Operations Common Stock” means the membership interests in Reorganized Ace Operations, authorized hereunder on the Effective Date and any additional membership interests authorized for the purposes specified herein and as further described in the Amended Governing Documents.
          (99) “New AH Industries Common Stock” means the shares of common stock of Reorganized AH Industries, par value $0.01 per share, authorized hereunder on the Effective Date and any additional shares authorized for the purposes specified herein and as further described in the Reorganized Governing Documents.
          (100) “New Allied Automotive Common Stock” means the shares of common stock of Reorganized Allied Automotive, par value $0.01 per share, authorized hereunder on the Effective Date and any additional shares authorized for the purposes specified herein and as further described in the Reorganized Governing Documents.
          (101) “New Allied Canada Common Stock” means the shares of common stock of Reorganized Allied Canada, par value $0.01 per share, authorized hereunder on the Effective Date and any additional shares authorized for the purposes specified herein and as further described in the Reorganized Governing Documents.
          (102) “New Allied Freight Broker Common Stock” means the membership interests in Reorganized Allied Freight Broker, authorized hereunder on the

Effective Date and any additional membership interests authorized for the purposes specified herein and as further described in the Reorganized Governing Documents.
          (103) “New Allied Holdings Common Stock” means the shares of common stock of Reorganized Allied Holdings, par value $0.01 per share, authorized hereunder on the Effective Date for Distribution to Holders of Allowed General Unsecured Claims, Insured Claims, Other Insured Claim and Equipment Financing Facility Claims pursuant to the Plan and any additional shares authorized for the purposes specified herein and as further described in the Reorganized Governing Documents
          (104) “New Allied Systems Common Stock” means the partnership interests of Reorganized Allied Systems, authorized hereunder on the Effective Date and any partnership interests authorized for the purposes specified herein and as further described in the Reorganized Governing Documents.
          (105) “New Axis Areta Common Stock” means the membership interests in Reorganized Axis Areta, authorized hereunder on the Effective Date and any additional membership interests authorized for the purposes specified herein and as further described in the Reorganized Governing Documents.
          (106) “New Axis Canada Common Stock” means the shares of common stock of Reorganized Axis Canada, par value $0.01 per share, authorized hereunder on the Effective Date and any additional shares authorized for the purposes specified herein and as further described in the Reorganized Governing Documents.
          (107) “New Axis Group Common Stock” means the shares of common stock of Reorganized Axis Group, par value $0.01 per share, authorized hereunder on the Effective Date and any additional shares authorized for the purposes specified herein and as further described in the Reorganized Governing Documents.
          (108) “New Axis Netherlands Common Stock” means the membership interests in Reorganized Axis Netherlands, authorized hereunder on the Effective Date and any additional membership interests authorized for the purposes specified herein and as further described in the Reorganized Governing Documents.
          (109) “New Commercial Carriers Common Stock” means the shares of common stock of Reorganized Commercial Carriers, par value $0.01 per share, authorized hereunder on the Effective Date and any additional shares authorized for the purposes specified herein and as further described in the Reorganized Governing Documents.
          (110) “New Common Stock” means, collectively, as applicable the shares of common stock, membership interests and partnership interests of each of the Reorganized Debtors as of the Effective Date.
          (111) “New Cordin Transport Common Stock” means the membership interests in Reorganized Cordin Transport, authorized hereunder on the Effective Date and any additional membership interests authorized for the purposes specified herein and as further described in the Reorganized Governing Documents.
          (112) “New CT Services Common Stock” means the shares of common stock of Reorganized CT Services, par value $0.01 per share, authorized hereunder on the Effective Date and any additional shares authorized for the purposes specified herein and as further described in the Reorganized Governing Documents.
          (113) “New FJ Boutell Common Stock” means the membership interests in Reorganized FJ Boutell, authorized hereunder on the Effective Date and any additional membership interests authorized for the purposes specified herein and as further described in the Reorganized Governing Documents.
          (114) “New GACS Common Stock” means the shares of common stock of Reorganized GACS, par value $0.01 per share, authorized hereunder on the Effective Date and any additional shares authorized for the purposes specified herein and as further described in the Reorganized Governing Documents.
          (115) “New Logistic Systems Common Stock” means the membership interests in Reorganized Logistic Systems, authorized hereunder on the Effective Date and any additional membership interests authorized for the purposes specified herein and as further described in the Reorganized Governing Documents.
          (116) “New Logistic Technology Common Stock” means the membership interests in Reorganized Logistic Technology, authorized hereunder on the Effective Date and any additional membership interests authorized for the purposes specified herein and as further described in the Reorganized Governing Documents.
          (117) “New QAT Common Stock” means the shares of common stock of Reorganized QAT, par value $0.01 per share, authorized hereunder on the Effective Date and any additional shares authorized for the purposes specified herein and as further described in the Reorganized Governing Documents.
          (118) “New RMX Common Stock” means the membership interests in Reorganized RMX, authorized hereunder on the Effective Date and any additional membership interests authorized for the purposes specified herein and as further described in the Reorganized Governing Documents.
          (119) “New Terminal Services Common Stock” means the membership interests in Reorganized Terminal Services, authorized hereunder on the Effective Date and any additional membership interests authorized for the purposes specified herein and as further described in the Reorganized Governing Documents.
          (120) “New Transport Support Common Stock” means the membership interests in Reorganized Transport Support, authorized hereunder on the Effective Date and any additional membership interests authorized for the purposes specified herein and as further described in the Reorganized Governing Documents.

          (121) “Old Ace Operations Common Stock” means the membership interests in Ace Operations that are outstanding immediately prior to the Effective Date and any right, contractual or otherwise, to acquire any membership interests in Ace Operations in existence immediately prior to the Effective Date.
          (122) “Old AH Industries Common Stock” means all authorized and issued shares of common stock of AH Industries that are outstanding immediately prior to the Effective Date and any right, contractual or otherwise, to acquire any common shares of Old AH Industries Inc. Common Stock in existence immediately prior to the Effective Date.
          (123) “Old Allied Automotive Common Stock” means all authorized and issued shares of common stock of Allied Automotive that are outstanding immediately prior to the Effective Date and any right, contractual or otherwise, to acquire any common shares of Old Allied Automotive Common Stock in existence immediately prior to the Effective Date.
          (124) “Old Allied Canada Common Stock” means all authorized and issued shares of common stock of Allied Canada that are outstanding immediately prior to the Effective Date and any right, contractual or otherwise, to acquire any common shares of Old Allied Canada Common Stock in existence immediately prior to the Effective Date.
          (125) “Old Allied Freight Broker Common Stock” means all membership interests in Allied Freight Broker that are outstanding immediately prior to the Effective Date and any right, contractual or otherwise, to acquire any membership interests of Allied Freight Broker in existence immediately prior to the Effective Date.
          (126) “Old Allied Holdings Common Stock” means all authorized and issued shares of common stock of Allied Holdings that are outstanding immediately prior to the Effective Date.
          (127) “Old Allied Holdings Stock Rights” means, collectively, all options, warrants and rights (whether fixed or contingent, matured or unmatured, disputed or undisputed) contractual, legal or otherwise, to purchase or acquire Old Common Stock.
          (128) “Old Allied Systems Common Stock” means all authorized and issued partnership interests of Allied Systems that are outstanding immediately prior to the Effective Date and any right, contractual or otherwise, to acquire any partnership interests of Old Allied Systems in existence immediately prior to the Effective Date.
          (129) “Old Axis Areta Common Stock” means all membership interests in Axis Areta that are outstanding immediately prior to the Effective Date and any right, contractual or otherwise, to acquire any membership interests in Axis Areta in existence immediately prior to the Effective Date.

          (130) “Old Axis Canada Common Stock” means all authorized and issued shares of common stock of Axis Canada that are outstanding immediately prior to the Effective Date and any right, contractual or otherwise, to acquire any common shares of Old Axis Canada Common Stock in existence immediately prior to the Effective Date.
          (131) “Old Axis Group Common Stock” means all authorized and issued shares of common stock of Axis Group that are outstanding immediately prior to the Effective Date and any right, contractual or otherwise, to acquire any common shares of Old Axis Group Common Stock in existence immediately prior to the Effective Date.
          (132) “Old Axis Netherlands Common Stock” means all membership interests in Axis Netherlands that are outstanding immediately prior to the Effective Date and any right, contractual or otherwise, to acquire any membership interest in Axis Netherlands in existence immediately prior to the Effective Date.
          (133) “Old Commercial Carriers Common Stock” means all authorized and issued shares of common stock of Commercial Carriers that are outstanding immediately prior to the Effective Date and any right, contractual or otherwise, to acquire any common shares of Old Commercial Carriers Common Stock in existence immediately prior to the Effective Date.
          (134) “Old Common Stock” means, collectively, Old Allied Holdings Common Stock and Old Other Debtors Common Stock.
          (135) “Old Corbin Common Stock” means the membership interests in Cordin Transport that are outstanding prior to the Effective Date and any right, contractual or otherwise, to acquire any membership interests in Corbin in existence immediately prior to the Effective Date.
          (136) “Old CT Services Common Stock” means all authorized and issued shares of common stock of CT Services that are outstanding immediately prior to the Effective Date and any right, contractual or otherwise, to acquire any common shares of Old CT Services Common Stock in existence immediately prior to the Effective Date.
          (137) “Old FJ Boutell Common Stock” means all membership interests in FJ Boutell that are outstanding immediately prior to the Effective Date and any right, contractual or otherwise, to acquire any membership interests in FJ Boutell in existence immediately prior to the Effective Date.
          (138) “Old GACS Common Stock” means all authorized and issued shares of common stock of GACS that are outstanding immediately prior to the Effective Date and any right, contractual or otherwise, to acquire any common shares of Old GACS Common Stock in existence immediately prior to the Effective Date.
          (139) “Old Logistic Systems Common Stock” means all membership interests in Logistic Systems that are outstanding immediately prior to the Effective Date and any right, contractual or otherwise, to acquire any membership interests in Logistic Systems in existence immediately prior to the Effective Date.

          (140) “Old Logistic Technology Common Stock” means all membership interests in Logistic Technology that are outstanding immediately prior to the Effective Date and any right, contractual or otherwise, to acquire any membership interests in Logistic Technology in existence immediately prior to the Effective Date.
          (141) “Old Other Debtors Common Stock” means, collectively, the authorized and issued shares of common stock, partnership interests, membership interests or other equity interests, as applicable, of or in the Other Debtors and any right, contractual or otherwise, to acquire any common shares of such common stock, or any such partnership interests or membership interests or other equity interests in existence immediately prior to the Effective Date.
          (142) “Old QAT Common Stock” means all authorized and issued shares of common stock of QAT that are outstanding immediately prior to the Effective Date and any right, contractual or otherwise, to acquire any common shares of Old QAT Common Stock in existence immediately prior to the Effective Date.
          (143) “Old RMX Common Stock” means all membership interests in RMX that are outstanding immediately prior to the Effective Date and any right, contractual or otherwise, to acquire any membership interests in RMX in existence immediately prior to the Effective Date.
          (144) “Old Terminal Services Common Stock” means all membership interests in Terminal Services that are outstanding immediately prior to the Effective Date and any right, contractual or otherwise, to acquire any membership interests in Terminal Services in existence immediately prior to the Effective Date.
          (145) “Old Transport Support Common Stock” means all authorized and issued membership interests in Transport Support that are outstanding immediately prior to the Effective Date and any right, contractual or otherwise, to acquire any membership interests in Transport Support in existence immediately prior to the Effective Date.
          (146) “Ordinary Course Professionals Order” means that certain Order Authorizing Employment of Professionals in the Ordinary Course of Business entered by the Bankruptcy Court on August 2, 2005 [Docket No. 55].
          (147) “Original DIP Credit Documents” means that certain that certain Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement, dated as of August 1, 2005, as amended, supplemented or otherwise modified from time to time, and all documents executed in connection therewith by and between the Debtors as borrowers and General Electric as Administrative Agent, Collateral Agent, Revolver Agent and co-Syndication Agent, Morgan Stanley Senior Funding, Inc., as Term Loan A Agent, Term Loan B Agent, Term Loan C Agent, co-Syndication Agent, co-Bookrunner and co-Term Loan B Lead Arranger and the other Lenders signatory thereto from time to time.
          (148) “Original DIP Lender” means the Secured Parties as defined by the Original DIP Loan Facility.

          (149) “Original DIP Loan Facility” means that certain debtor-in-possession senior, secured credit facility entered into pursuant to the Original DIP Credit Documents.
          (150) “Other Debtors” means all Debtors except for Allied Holdings.
          (151) “Other Insured Claim” means any Tort Claim arising from an incident or occurrence alleged to have occurred prior to the Effective Date and asserted against GACS or Commercial Carriers, Inc.
          (152) “Other Secured Claim” means a Secured Claim other than a Prepetition Lender Claim or a DIP Lender Claim.
          (153) “Person” shall have the meaning ascribed in Section 101(41) of the Bankruptcy Code.
          (154) “Petition Date” means July 31, 2005, the date on which each of the Debtors Filed its respective petition for relief in the Bankruptcy Court for the Northern District of Georgia, Newnan Division, commencing its Chapter 11 Case.
          (155) “Plan” means this joint plan of reorganization as the same may hereafter be amended or modified. If the Plan is withdrawn as the Plan for a particular Debtor, the defined term “Plan” shall not include the plan of reorganization or liquidation for such Debtor in its Chapter 11 Case except where the context otherwise requires.
          (156) “Plan Documents” means, collectively, the Disclosure Statement, this Plan, all exhibits, schedules and annexes to each, all of the documents included in the Plan Supplement, and all other agreements contemplated by the Plan.
          (157) “Plan Objection Deadline” means May 1, 2007 at 4:00 p.m. (Eastern Time), the deadline established by the Bankruptcy Court for filing and serving objections to the Confirmation of the Plan.
          (158) “Plan Proponents” means, collectively, the Debtors, Yucaipa and TNATINC.
          (159) “Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits, including those specified in Section 13.7 of the Plan, as it may thereafter be altered, amended, modified or supplemented in accordance with the terms hereof.
          (160) “Postpetition Tax Claims” means Administrative Expense Claims and other Claims by a governmental unit for taxes against any of the Debtors (and for interest and/or penalties related to such taxes) for any tax year or period, which Claims first arise from and including the Petition Date through and including the Effective Date.

          (161) “Prepetition Lender Claim” means any Claim (including without limitation, principal, interest, fees, costs and expenses) under or pursuant to the Prepetition Loan Facility.
          (162) “Prepetition Loan Facility” means that certain senior, secured credit facility in the principal amount of approximately $180 million provided by a group of lenders, with Ableco Finance, LLC as collateral agent and Wells Fargo Foothill, Inc., formerly known as Foothill Capital Corporation, as administrative agent.
          (163) “Prepetition Notes” means the 8 5/8% Senior Notes in the aggregate original principal amount of $150,000,000 issued by Allied Holdings pursuant to the Prepetition Notes Indenture.
          (164) “Prepetition Notes Claim” means any Claim for principal and interest under or pursuant to the Prepetition Notes or the Prepetition Notes Indenture, including without limitation Claims against guarantors of the Prepetition Notes, which Claims shall constitute Allowed Claims under the Plan in an amount of not less than $154,317,286.61.
          (165) “Prepetition Notes Indenture” means that certain indenture dated as of September 30, 1997, by and between Allied Holdings and The First National Bank of Chicago, as trustee, as such indenture may have been amended, supplemented, or otherwise modified from time to time, and all related agreements and documents.
          (166) “Priority Non-Tax Claim” means a Claim entitled to priority under the provisions of Sections 507(a)(3) through 507(a)(7) of the Bankruptcy Code other than an Administrative Expense Claim, a Postpetition Tax Claim or a Priority Tax Claim.
          (167) “Priority Tax Claim” means a Claim against the Debtors that is of a kind specified in Sections 502(i) and 507(a)(8) of the Bankruptcy Code.
          (168) “Professional” means any professional employed in the Chapter 11 Cases pursuant to Sections 327 or 1103 of the Bankruptcy Code or any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to Section 503(b)(4) of the Bankruptcy Code.
          (169) “Professional Compensation” means (i) any amounts that the Bankruptcy Court allows pursuant to Section 327, 328, 330, 331, 363, 503(b) or 1103 of the Bankruptcy Code as compensation earned, and reimbursement of expenses incurred, by professionals employed by the Debtors and the Creditors’ Committee and (ii) any amounts the Bankruptcy Court allows pursuant to Sections 503(b) of the Bankruptcy Code in connection with the making of a substantial contribution to the Chapter 11 Cases.
          (170) “Pro Rata” means, with respect to any distribution on account of an Allowed Claim, a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Claim or Allowed Interest in a Class or Classes to the amount of such Allowed Claim or Allowed Interest is the same as the ratio of the amount of the consideration distributed on account of all Allowed Claims or Allowed Interests in such

Class or Classes to the amount of all Allowed Claims or Allowed Interests in such Class or Classes.
          (171) “QAT” means QAT, Inc., a Florida corporation.
          (172) “Qualified Pension Plans” means, collectively, all of the Debtors’ defined benefit plans, including: the Allied Defined Benefit Pension Plan, the Allied Systems, Ltd., UAW Local 95 Unit 2 Retirement Income Plan, the Allied Systems, Ltd. Office Workers UAW Local 95 Pension Plan and Trust, and the Registered Pension Plan for Employees of Allied Systems (Canada) Company.
          (173) “Record Date” means the date established in the Confirmation Order or any other Final Order of the Bankruptcy Court for determining the identity of Holders of Allowed Claims or Interests entitled to Distributions under this Plan. If no Record Date is established in the Confirmation Order or any other order of the Bankruptcy Court, then the Record Date shall be the Confirmation Date.
          (174) “Record Holder” means the Holder of a Claim or Interest as of the Record Date.
          (175) “Registration Rights Agreement” means that certain Registration Rights Agreement entered into by and among Reorganized Allied Holdings, Yucaipa and potentially other holders the New Allied Holdings Common Stock.
          (176) “Reinstated” or “Reinstatement” means (x) with respect to a Claim, (i) the Debtors shall cure any default that occurred before or after the relevant Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code, (ii) the maturity of such Claim shall be Reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable and contractual rights of such holder will not otherwise be altered, and (y) with respect to an Interest, the legal, equitable and contractual rights of the holder of such Interest will not be altered.
          (177) “Reorganized By-Laws” means the amended by-laws of the Reorganized Debtors prepared pursuant to Section 7.1 of this Plan, in substantially the form contained in the Plan Supplement.
          (178) “Reorganized Governing Documents” means the amended and restated articles of incorporation, partnership agreement or limited liability company operating agreement, as the case may be, of each of the Reorganized Debtors prepared pursuant to Section 7.1 of this Plan, in substantially the forms contained in the Plan Supplement.
          (179) “Reorganized Debtor” or “Reorganized Debtors” means, on and after the Effective Date, the Debtors as reorganized pursuant to the Plan, as the case may be and, in each case, to the extent applicable. When referring to a specific Debtor as reorganized pursuant to the Plan, the Plan shall use the term “Reorganized [name of

Debtor].” Reorganized Allied Holdings will be the ultimate corporate parent of the Reorganized Debtors.
          (180) “Retained Actions” means all claims, Causes of Action, rights of action, suits and proceedings, whether in law or in equity, whether known or unknown, which any Debtor or any Debtors’ Estate may hold against any Person, including, without limitation, (i) claims and Causes of Action brought prior to the Effective Date, (ii) claims and Causes of Action against any Persons for failure to pay for products or services provided or rendered by any of the Debtors, (iii) claims and Causes of Action relating to strict enforcement of any of the Debtors’ intellectual property rights, including patents, copyrights and trademarks, (iv) claims and Causes of Action seeking the recovery of any of the Debtors’ or the Reorganized Debtors’ accounts receivable or other receivables or rights to payment created or arising in the ordinary course of any of the Debtors’ or the Reorganized Debtors’ businesses, including, without limitation, claim overpayments and tax refunds, and (v) all Causes of Action that are Avoidance Actions.
          (181) “RMX” means RMX LLC, a Delaware limited liability company.
          (182) “Scheduled Claims” means Claims set forth on the Schedules.
          (183) “Schedules” means, with respect to any Debtor, the Schedules of Assets and Liabilities such Debtor filed in its Chapter 11 Case, as such Schedules may be amended from time to time in accordance with Bankruptcy Rule 1009.
          (184) “Secured Claim” means: (a) Claims that are secured by a Lien on property in which an Estate has an interest, which liens are valid, perfected and enforceable under applicable law or by reason of a Final Order, or that are subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, all as determined pursuant to Section 506(a) of the Bankruptcy Code; and (b) Claims which are Allowed under the Plan as a Secured Claim.
          (185) “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, as now in effect or hereafter amended.
          (186) “Securities and Exchange Commission” means the United States Securities and Exchange Commission.
          (187) “Securities Claim” means any Claim described in Section 510(b) of the Bankruptcy Code against any Debtor arising from rescission of a purchase or sale of a security of any Debtor, for damages arising from the purchase or sale of such security, or for reimbursement, indemnity or contribution Allowed under Section 502 of the Bankruptcy Code on account of such Claim, or for any Claim arising out of the ownership of an equity security.
          (188) “Subordinated General Unsecured Claims” means Class 6 Claims which consist of (i) any Claim, or portion thereof, which is subordinated to the payment of all other General Unsecured Claims (other than Claims which are themselves

Subordinated General Unsecured Claims) pursuant to Section 510 of the Bankruptcy Code, any other applicable law, any order of the Bankruptcy Court or any applicable agreement, or (ii) any Claim for any fine, penalty, or forfeiture, or for multiple, exemplary or punitive damages, to the extent that such fine, penalty, forfeiture, or damages are not compensation for actual pecuniary loss suffered by the Holder of such Claim and to the extent that there is not insurance coverage under applicable insurance policies for such Claim. Under the Plan, on and as of the Effective Date, such Claims shall be cancelled and the Holders thereof will receive no distribution on account thereof under the Plan.
          (189) “Stockholders’ Agreement” means the stockholders’ agreement, in substantially the form as may be contained in the Plan Supplement to this Plan.
          (190) “Stub Amount” has the meaning set forth in Section 3.7 hereof.
          (191) “Terminal Services” means Terminal Services LLC, a Delaware limited liability company.
          (192) “TNATINC” means the Teamsters National Automobile Transportation Industry Negotiating Committee.
          (193) “Tort Claim” means any Claim (including punitive damage claims to the extent permitted by the Bankruptcy Court and not otherwise subordinated under applicable law) that arose prior to the Petition Date, that has not been settled, compromised or otherwise resolved, that: (a) arises out of allegations of personal injury, wrongful death, property damage or similar legal theories of recovery; or (b) arises under any federal, state or local statute, rule, regulation or ordinance governing, regulating or relating to health, safety, hazardous substances or the environment, including any products liability or tort claim asserted against GACS or Commercial Carriers, Inc.
          (194) “Transport Support” means Transport Support LLC, a Delaware limited liability company.
          (195) “Unimpaired” means, with respect to a Class of Claims or Interests, any Class that is unimpaired within the meaning of Section 1124 of the Bankruptcy Code.
          (196) “Voluntary Reduction” shall have the meaning set forth in section 3.7 hereof.
          (197) “Voting Agent” means JPMorgan Trust Company, National Association, 8475 Western Way, Suite 110, Jacksonville, FL 32256 in its capacity as notice, claims and balloting agent for the Debtors.
          (198) “Voting Deadline” means May 1, 2007 at 4:00 p.m. (Eastern Time), the date and time by which all Ballots must be received by the Voting Agent.

          (199) “Voting Instructions” means the instructions for voting on the Plan that are attached to the Ballots.
          (200) “Voting Record Date” means the date established by the Bankruptcy Court for determining the identity of Holders of Allowed Claims or Interests entitled to vote on this Plan.
          (201) “Workers’ Compensation Claim” means a Claim by any former or current employee of the Debtors arising from or related to their employment with the Debtors for which the Debtors are required by state statute to maintain workers’ compensation insurance coverage through a program of either third party insurance, self-insurance, or state-sponsored insurance.
          (202) “Workers’ Compensation Order” means that certain Order Authorizing Continued Maintenance and Payment of Obligations with Respect to Debtors’ Insurance Programs entered by the Bankruptcy Court on August 2, 2005 [Docket No. 56].
          (203) “Yucaipa” has the meaning set forth in the Introduction hereof.
          (204) “Yucaipa Transport” means Yucaipa Transportation, LLC, a Delaware limited liability company.
     1.2 Time. Whenever the time for the occurrence or happening of an event as set forth in this Plan falls on a day which is a Saturday, Sunday, or legal holiday under the laws of the United States of America or the State of Georgia, then the time for the next occurrence or happening of said event shall be extended to the next day following which is not a Saturday, Sunday, or legal holiday. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.
     1.3 Rules of Interpretation. For purposes of the Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or exhibit Filed or to be Filed means such document or exhibit, as it may have been or may be amended, modified or supplemented pursuant to the Plan or Confirmation Order; (d) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors, assigns and affiliates; (e) unless otherwise specified in a particular reference, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan or Plan Supplement; (f) the words “herein,” “hereunder” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) unless otherwise specified, the words “acceptable to Yucaipa” shall in each instance mean “acceptable to Yucaipa in its sole and absolute discretion;” (h) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (i) all Exhibits to the Plan are incorporated into the Plan and shall be deemed to be included in the Plan; (j) all documents set forth in the Plan Supplement are incorporated into the Plan and shall be deemed to be included in the Plan; and (k) the rules of construction set forth in Section 102 of the Bankruptcy Code will apply.
ARTICLE II.
CLASSIFICATION OF CLAIMS AND INTERESTS; IMPAIRMENT
     2.1 Summary The following summary is for the convenience of all interested parties and is superseded for all purposes by the classification, description and treatment of Claims and Interests in Articles III and IV of the Plan. The categories of Claims and Interests set forth below classify all Claims against and Interests in the Debtors for all purposes of this Plan. A Claim or Interest shall be deemed classified in a particular Class only to the extent the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date. The treatment with respect to each Class of Claims and Interests provided for in this Article III shall be in full and complete satisfaction, release and discharge of such Claims and Interests.
     For the purposes of classification, voting, and treatment under this Plan, Claims against the Debtors, respectively, are classified in a single Class regardless of whether such Claims are assertable against one or more of the Debtors. The Plan Proponents do not believe that such classification or treatment adversely impacts upon the rights of any Holder of an Allowed Claim. The Plan Proponents do not intend, by so classifying Claims, to effect a substantive consolidation of any of the Debtors or their respective Estates. Rather, the separate corporate existence of each of the Debtors is preserved under this Plan in accordance with Section 6.1 of this Plan.
     The classification of Claims under this Plan is as follows:

Class	Designation	Impairment	Entitled to Vote
1 et seq.	Other Secured Claims	Unimpaired with respect to Sections (i) and (v) of the paragraph titled “Treatment” under Section 3.1(2); Impaired with respect to Sections (ii), (iii),(iv) and (vi) of such paragraph	No if Unimpaired; Yes if Impaired

Class	Designation	Impairment	Entitled to Vote
2	Priority Non-Tax Claims	Unimpaired	No

3	Workers’ Compensation Claims	Unimpaired	No

4A	General Unsecured Claims	Impaired	Yes

4B	Insured Claims	Impaired	Yes

4C	Other Insured Claims	Impaired	Yes

4D	Claims of Cash Out Holders	Impaired	Yes

5	Intercompany Claims	Impaired	No

6	Subordinated General Unsecured Claims	Impaired	No

7A	Old Allied Holdings Common Stock	Impaired	No

7B	Old Other Debtors Common Stock	Impaired	No

7c	Old Allied Holdings Stock Rights	Impaired	No
     2.2 Deemed Acceptance of Plan. Certain subclasses of Class 1 described in Section 3.1(3) hereof, and Classes 2 and 3 are Unimpaired under this Plan. Accordingly, pursuant to Section 1126(f) of the Bankruptcy Code, certain subclasses of Class 1, and Classes 2 and 3 are deemed to accept this Plan and are not entitled to vote to accept or reject this Plan.
     2.3 Deemed Rejection of Plan. Classes 5, 6 and 7A through 7C are Impaired under this Plan, and because such classes shall receive no distribution under the Plan, they are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code. Consequently, holders of Claims in Classes 5, 6 and 7A through 7C may not vote on the Plan.
     2.4 Classes Entitled to Vote on Plan. Certain subclasses of Class 1 described in Section 3.1(3) hereof, and Classes 4A, 4B, 4C and 4D are Impaired and are entitled to vote on the Plan.
     2.5 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code. In the event at least one Impaired Class of Claims votes to accept the Plan (and at least one Impaired Class either votes to reject the Plan or is deemed to have rejected the Plan), the Plan Proponents shall request the Bankruptcy Court to confirm the Plan under Section 1129(b) of the Bankruptcy Code.

     2.6 Prepetition Lender Claims. During the Chapter 11 Case, the Holders of Prepetition Lender Claims received in full and final satisfaction of their Claims in Cash equal to one hundred percent (100%) of their Claims and, as a result, Prepetition Lender Claims are not classified or otherwise provided for in this Plan and the Holders of Prepetition Lender Claims are not entitled to vote to accept or reject this Plan.
ARTICLE III.
TREATMENT OF CLAIMS AND INTERESTS
     The timing and procedures for all Distributions specified in this Section are governed by Article VIII of the Plan. The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, confirmation and distribution pursuant hereto and pursuant to Sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Interest to be classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that any such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.
     3.1 Class 1 et seq. — Other Secured Claims.
          (1) Classification: Class 1 consists of the Allowed Other Secured Claims against each Debtor. This Class will be divided into subclasses designated by letters of the alphabet (Class 1A, Class 1B and so on), so that each holder of any Secured Claim against each Debtor is in a Class by itself, except to the extent that there are Secured Claims that are substantially similar to each other and may be included within a single Class, and except for a precautionary class of otherwise unclassified classes of Secured Claims. A list of all Class 1 Claims and the proposed treatment thereof will be filed with the Bankruptcy Court ten days before the Voting Deadline. Such list may be amended, modified or supplemented by Yucaipa (after consultation with the Debtors and the Creditors’ Committee) (a) on or before three days before the Voting Deadline for any Secured Claims and (b) thereafter on or before three days before the Confirmation Hearing to add Secured Claims that will be treated in a manner that results in Holders of such Claims not having the right to vote to accept or reject the Plan.
          (2) Treatment: The Plan Proponents expect that the Claims of the members certain subclasses of Class 1 shall be Unimpaired under Sections (i) and (v) of this paragraph and the Claims of the members of certain subclasses of Class 1 shall be Impaired under Sections (ii), (iii), (iv) and (vi) of this paragraph. Each Holder of an Allowed Secured Claim in Class 1 shall, in the discretion of Yucaipa (after consultation with the Debtors and the Creditors’ Committee), receive, in full satisfaction, settlement, release and discharge of, and in exchange for, its Allowed Class 1 Claim, any one or a combination of any of the following: (i) Cash in an amount equal to such Allowed Class 1 Claim; (ii) deferred Cash payments totaling at least the Allowed amount of such Allowed Class 1 Claim, of a value, as of the Effective Date, of at least the value of such

Holder’s interest in the Debtors’ property securing the Allowed Class 1 Claim; (iii) the property of the Debtors securing such holder’s Allowed Class 1 Claim; (iv) Cash payments or Liens amounting to the indubitable equivalent of the value of such holder’s interest in the Debtors’ property securing the Allowed Class 1 Claim; (v) Reinstatement of such Allowed Class 1 Claim; or (vi) such other treatment as Yucaipa (after consultation with the Debtors and the Creditors’ Committee) and such holder shall have agreed upon in writing.
          (3) Voting: Allowed Claims in Class 1 that are paid in full in Cash or Reinstated on the Effective Date or as soon as practicable thereafter are Unimpaired under the Plan and the holders of such Allowed Claims in Class 1 are conclusively deemed to have accepted this Plan pursuant to Section 1126(f) of the Bankruptcy Code. Allowed Claims in Class 1 that receive any alternative treatment are Impaired and therefore entitled to vote to accept or reject the Plan.
     3.2 Class 2 — Priority Non-Tax Claims.
          (1) Classification: Class 2 consists of all Allowed Priority Non-Tax Claims against the Debtors entitled to priority pursuant to Section 507(a) of the Bankruptcy Code, other than Allowed Administrative Expense Claims and Allowed Priority Tax Claims.
          (2) Treatment: The legal, equitable and contractual rights of the Holders of Allowed Class 2 Priority Non-Tax Claims are unaltered by this Plan. Unless the Holder of such Claim and Yucaipa agree to a different treatment (after consultation with the Debtors and the Creditors’ Committee), each Holder of an Allowed Class 2 Priority Non-Tax Claim shall receive, in full and final satisfaction of such Allowed Class 2 Priority Non-Tax Claim, one of the following alternative treatments:
          (a) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Debtors or the Reorganized Debtors on the Effective Date;
or
          (b) to the extent not due and owing on the Effective Date, such Claim will be paid in full in Cash by the Debtors or the Reorganized Debtors when and as such Claim becomes due and owing in the ordinary course of business;
or
          (c) such Claim will be otherwise treated in a manner so that such Claim shall be rendered Unimpaired pursuant to Section 1124 of the Bankruptcy Code.
     The proposed treatment of each Class 2 Priority Non-Tax Claim shall be selected by Yucaipa (after consultation with the Debtors and the Creditors’ Committee) and shall be disclosed within ten days before the Voting Deadline.

          (3) Voting: Class 2 is an Unimpaired Class, and the Holders of Class 2 Priority Non-Tax Claims are conclusively deemed to have accepted this Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject this Plan.
     3.3 Class 3 — Workers’ Compensation Claims.
          (1) Classification: Class 3 consists of all Allowed Workers’ Compensation Claims.
          (2) Treatment: The Debtors will continue all of the Debtors’ workers’ compensation policies and related agreements that were in effect on or at any time prior to the Effective Date such that Allowed Workers’ Compensation Claims are unaltered by this Plan. Any Holder of a Workers’ Compensation Claim may proceed with such Claim before the appropriate state workers’ compensation board or other appropriate authority subject to the right of the Debtors/Reorganized Debtors and the insurers, as applicable pursuant to any policy and related agreements to, among other things, defend, contest or litigate any such Claim or the existence, primacy and/or scope of available coverage under any alleged applicable policy or program. To the extent any such Claim is determined to be valid by the appropriate state workers’ compensation board or other authority having jurisdiction over such Claim, such Claim shall be paid from proceeds of the applicable workers’ compensation insurance policies to the extent of any coverage thereunder.
     Nothing in the Plan is intended to, shall or shall be deemed: (i) to preclude any Holder of a Workers’ Compensation Claim from seeking and/or obtaining a distribution or other recovery from any insurer of the Debtors in addition to (but not in duplication of) any Distribution such Holder may receive under this Plan; or (ii) to modify or limit the rights of the insurers to contest and/or litigate the existence, primacy and/or scope of available coverage under the alleged applicable policy.
          (3) Voting. Class 3 is an Unimpaired Class, and the Holders of Class 3 Workers’ Compensation Claims are conclusively deemed to have accepted this Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 3 are not entitled to vote to accept or reject this Plan.
     3.4 Class 4A — General Unsecured Claims.
          (1) Classification: Class 4A consists of all Allowed General Unsecured Claims other than General Unsecured Claims classified in Class 4D.
          (2) Treatment: Each Holder of a Class 4A General Unsecured Claim will receive a Pro Rata share of the New Allied Holdings Common Stock (subject to dilution by the shares issued pursuant to Section 4.2(d) of the Plan and the Equipment Financing Facility) based on the ratio of the amount of such Holder’s Allowed Class 4A Claim to the aggregate amount of all Allowed Class 4A, Class 4B and Class 4C Claims plus the Stub Amount of Allowed Class 4D Claims.

          (3) Voting: Class 4A is an Impaired Class and pursuant to Section 1126 of the Bankruptcy Code each Holder of an Allowed Class 4A General Unsecured Claim is entitled to vote to accept or reject this Plan.
     3.5 Class 4B — Insured Claims.
          (1) Class 4B consists of all Allowed Insured Claims other than Allowed Insured Claims classified in Class 4D.
          (2) Treatment: Each Holder of an Allowed Class 4B Claim shall receive a Pro Rata Share of the New Allied Holdings Common Stock (subject to dilution by the shares issued pursuant to Section 4.2(d) of the Plan and the Equipment Financing Facility) based on the ratio of the amount of such Holder’s Allowed Class 4D Claim to the aggregate amount of all Allowed Class 4A, Class 4B and Class 4C Claims plus the Stub Amount of Allowed Class 4D Claims; provided, however, that the maximum allowed amount of an Allowed Insured Claim shall be limited to an amount equal to the applicable self-insured retention or deductible under the relevant insurance policy plus the amount by which the Insured Claim exceeds the total coverage available from the relevant insurance policies of the Debtors.
          (3) Nothing in the Plan is intended to, shall or shall be deemed: (i) to preclude any Holder of an Insured Claim from seeking and/or obtaining a distribution or other recovery from any insurer of the Debtors in addition to (but not in duplication of) any Distribution such Holder may receive under this Plan; or (ii) to modify or limit the rights of the insurers to contest and/or litigate the existence, primacy and/or scope of available coverage under the alleged applicable policy.
          (4) Voting: Class 4B is an Impaired Class and pursuant to Section 1126 of the Bankruptcy Code each Holder of an Allowed Class 4B Insured Claim is entitled to vote to accept or reject this Plan.
     3.6 Class 4C — Other Insured Claims.
          (1) Classification: Class 4C consists of all Allowed Other Insured Claims other than Other Insured Claims classified in Class 4D.
          (2) Treatment: Distributions under the Plan to each Holder of an Allowed Other Insured Claim shall receive a Pro Rata Share of the New Allied Holdings Common Stock (subject to dilution by the shares issued pursuant to Section 4.2(d) of the Plan and the Equipment Financing Facility) based on the ratio of the amount of such Holder’s Allowed Class 4C Claim to the aggregate amount of all Allowed Class 4A, Class 4B and Class 4C Claims plus the Stub Amount of Allowed Class 4D Claims; provided, however, that the maximum allowed amount of an Allowed Other Insured Claim shall be limited to an amount equal to the applicable self-insured retention or deductible under the relevant insurance policy plus the amount by which the Allowed Other Insured Claim exceeds the total coverage available from the relevant insurance policies of the Debtors.

          (3) Nothing in the Plan is intended to, shall or shall be deemed: (i) to preclude any Holder of an Other Insured Claim from seeking and/or obtaining a distribution or other recovery from any insurer of the Debtors in addition to (but not in duplication of) any Distribution such Holder may receive under this Plan; or (ii) to modify or limit the rights of the insurers to contest and/or litigate the existence, primacy and/or scope of available coverage under the alleged applicable policy.
          (4) Voting: Class 4C is an Impaired Class and pursuant to Section 1126 of the Bankruptcy Code each Holder of an Allowed Class 4C Other Insured Claim is entitled to vote to accept or reject this Plan.
     3.7 Class 4D –Unsecured Claims Receiving Cash Option.
          (1) Classification: Class 4D consists of the Claims of all Cash Out Holders.
          (2) Method for Exercising Cash Option: Any Holder of a General Unsecured Claim, Insured Claim or Other Insured Claim that is Allowed in an amount equal to or less than $20,000 shall be classified in Class 4D and receive the Cash Option unless the Holder of such Claim checks the “Take Stock Instead of Cash Option” box on its Ballot, regardless of whether such Holder votes for or against this Plan. Any Holder of a General Unsecured Claim, Insured Claim or Other Insured Claim that is Allowed in an amount greater than $20,000, but who is willing to reduce irrevocably the Allowed amount of its Claim to $20,000 in order to exercise the Cash Option (a “Voluntary Reduction”), shall be entitled to exercise the Cash Option, and thus be classified in Class 4D, by checking the “Reduce Claim to $20,000 and Exercise Cash Option” box on its Ballot. Each Holder’s election as to the Class in which it wants to be classified shall be irrevocable from and after the submission of its Ballot.
          (3) Treatment: Each Holder of an Allowed Class 4D Claim will receive a Cash distribution equal to: (a) if the aggregate amount of Allowed Class 4D Claims is equal to or less than $8 million, 25% of such Holder’s Allowed Class 4D Claim, (b) if the aggregate amount of Allowed Class 4D Claims is greater than $8 million and equal to or less than $16 million, a Pro Rata share of $2 million (i.e., between approximately 12.5% and 25% of such Holder’s Allowed Class 4D Claim), (c) if the aggregate amount of Allowed Class 4D Claims is greater than $16 million and equal to or less than $20 million, 12.5% of such Holder’s Allowed Class 4D Claim, and (d) if the aggregate amount of Allowed Class 4D Claims is in excess of $20 million, at Yucaipa’s option, either (i) 12.5% of such Holder’s Allowed Class 4D Claim or (ii) 12.5% of the product of such Holder’s Allowed Class 4D Claim multiplied by a fraction, the numerator of which is $20 million and the denominator of which is the aggregate amount of Allowed Class 4D Claims. In addition, if the aggregate amount of Allowed Class 4D Claims exceeds $20 million and Yucaipa elects the option descried in clause (d)(ii) of the preceding sentence, each Holder of an Allowed Class 4D Claim shall also receive a Pro Rata Share of the New Allied Holdings Common Stock (other than the shares issued pursuant to Section 4.2(d) of the Plan) based on the ratio of (a) the amount of such Holder’s Allowed Class 4D Claim multiplied by a fraction, the numerator of which is the difference between the aggregate amount of Allowed Class 4D Claims minus $20 million (the “Stub Amount”) and the denominator of which is the aggregate amount of Allowed Class 4D Claims to (b) the aggregate amount of all Allowed Class 4A, Class 4B and Class 4C Claims plus the Stub Amount of Allowed Class 4D Claims. In exchange for making the Cash Out Contribution, Yucaipa shall receive the New Allied Holdings Common Stock that each Holder of an Allowed Class 4D Claim would have received if its Allowed Claim were classified in Class 4A, 4B, or 4C (without giving effect to any Voluntary Reduction).
          (4) Voting: Class 4D is an Impaired Class and pursuant to the Section 1126 of the Bankruptcy Code each Holder of an Allowed Class 4D Unsecured Claim is entitled to vote to accept or reject the Plan.
     3.8 Class 5 — Intercompany Claims.
          (1) Classification: Class 5 consists of all Allowed Intercompany Claims.
          (2) Treatment: No holder of an Allowed Intercompany Claim will receive or retain any property of the Debtors under the Plan on account of such Claim; provided, however, that Intercompany Claims may be capitalized, satisfied, or preserved either directly or indirectly or in whole or part. Any Intercompany Claim, or portion thereof, that is not so capitalized, satisfied, or preserved will be cancelled as of the Effective Date.
          (3) Voting: Class 5 is an Impaired Class. Pursuant to Section 1126(g) of the Bankruptcy Code, Holders of Class 5 Intercompany Claims are conclusively deemed to have rejected this Plan and, therefore, are not entitled to vote to accept or reject this Plan.
     3.9 Class 6—Subordinated General Unsecured Claims.
          (1) Classification: Class 6 Claims consist of Allowed Subordinated General Unsecured Claims against the Debtors.
          (2) Treatment: On the Effective Date, all Class 6 Claims shall be cancelled and holders of Class 6 Claims shall receive nothing on account of such Allowed Subordinated General Unsecured Claims. If the Bankruptcy Court determines that a General Unsecured Claim classified in Class 6 should not be subordinated, such Claim shall be reclassified in Class 4A, 4B or 4C or otherwise as ordered by the Bankruptcy Court or pursuant to agreement of the Plan Proponents.
          (3) Voting: Class 6 is Impaired. Pursuant to Section 1126(g) of the Bankruptcy Code, the holders of Allowed Claims in Class 6 are conclusively presumed to have rejected the Plan and, therefore, are not entitled to vote.

3.10 Class 7A – Old Allied Holdings Common Stock
          (1) Classification: Class 7A consists of all Interests in Old Allied Holdings Common Stock.
          (2) Treatment: Holders of Old Allied Holdings Common Stock will not receive any distribution of property under the Plan on account of their interest in Old Allied Holdings Common Stock and, on the Effective Date, all Interests in Old Allied Holdings Common Stock will be cancelled.
          (3) Voting: Class 7A is an Impaired Class. Pursuant to Section 1126(g) of the Bankruptcy Code, Holders of Old Allied Holdings Common Stock are conclusively deemed to have rejected this Plan and, therefore, are not entitled to vote to accept or reject this Plan.
     3.11 Class 7B – Old Other Debtors Common Stock.
          (1) Classification: Class 7B consists of all Allowed Old Other Debtors Common Stock.
          (2) Treatment: Holders of Old Other Debtors Common Stock will not receive any distribution of property under the Plan on account of their interest in Old Other Debtors Common Stock and, on the Effective Date, all Interests in Old Other Debtors Common Stock will be cancelled.2
          (3) Voting: Class 7B is an Impaired Class. Pursuant to Section 1126(g) of the Bankruptcy Code, Holders of Old Other Debtors Common Stock are conclusively deemed to have rejected this Plan and, therefore, are not entitled to vote to accept or reject this Plan.
     3.12 Class 7C — Old Allied Holdings Stock Rights.
          (1) Classification: Class 7C consists of all Allowed Old Allied Holdings Stock Rights.
          (2) Treatment: Holders of Allowed Old Allied Holdings Stock Rights will not receive any distribution of property under the Plan on account of their interest in Old Common Stock and, on the Effective Date, all Interests in Old Allied Holdings Stock Rights will be cancelled.

[2]	If the Plan Proponents determine for business, tax or operational reasons that the stock should remain outstanding, the foregoing may be modified by the Plan Proponents or the Reorganized Debtors at any time, after consultation with the Debtors and the Creditors’ Committee.

          (3) Voting: Class 7C is an Impaired Class. Pursuant to Section 1126(g) of the Bankruptcy Code, Holders of Old Allied Holdings Stock Rights are conclusively deemed to have rejected this Plan and, therefore, are not entitled to vote to accept or reject this Plan.
     3.13 Special Provision Governing Unimpaired Claims. Except as otherwise provided in this Plan, nothing under this Plan is intended to or shall affect the Debtors’ or Reorganized Debtors’ rights and defenses in respect of any Claim that is Unimpaired under this Plan, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupment against such Unimpaired Claims.
ARTICLE IV.
TREATMENT OF UNCLASSIFIED CLAIMS
     4.1 Summary. Pursuant to Section 1123(a)(l) of the Bankruptcy Code, Administrative Expense Claims (including Claims for Professional Compensation), Claims of the DIP Lenders, Claims of Yucaipa (as well as Yucaipa Transport or any Eligible Participant who acquires a participation in the Equipment Financing Facility) arising under the Equipment Financing Facility and Priority Tax Claims against the Debtors are not classified for purposes of voting on, or receiving Distributions under this Plan. Holders of such Claims are not entitled to vote on this Plan. All such Claims are instead treated separately in accordance with this Article IV and in accordance with the requirements set forth in Section 1129(a)(9)(A) of the Bankruptcy Code.
     4.2 Unclassified Claims (Applicable to All Debtors).
          (a) Administrative Expense Claims.
               (i) General.
     Subject to (x) the bar date provisions set forth in Section 4.2(a)(iii) hereof and (y) additional requirements for Professionals and certain other entities set forth below, the Reorganized Debtors shall pay to each holder of an Allowed Administrative Expense Claim, on account of its Administrative Expense Claim and in full satisfaction thereof, Cash equal to the Allowed amount of such Administrative Expense Claim on the later of (A) sixty (60) days after such Claim becomes Allowed or (B) the Effective Date (or as soon as practicable thereafter) unless the Holder, the Reorganized Debtors and Yucaipa agree in writing to other treatment of such Claim. Payment on an Administrative Expense Claim that arose in the ordinary course of the Debtors’ business will not be made until such payment would have become due in the ordinary course of the Debtors’ business or under the terms of the legal obligation giving rise to the Claim in the absence of the Chapter 11 Cases.
               (ii) Payment Of Statutory Fees.
     On or before the Effective Date, all fees then payable pursuant to 28 U.S.C. § 1930 shall be paid in full in Cash.

               (iii) Bar Date for Administrative Expense Claims.
                    (1) General Provisions.
     Except for Administrative Expense Claims of Professionals for Professional Compensation, which are addressed in Section 4.2(a)(iii)(2) below, and except as otherwise provided below for (A) non-tax liabilities incurred in the ordinary course of business by each Debtor and (B) Postpetition Tax Claims and (C) Yucaipa’s Claim for substantial contribution and (D) Indenture Trustee Fees and Expenses, requests for payment of Administrative Expense Claims must be Filed and served on counsel for the Reorganized Debtors and counsel for Yucaipa no later than (x) the Administrative Expense Claim Bar Date, or (y) such later date, if any, as the Bankruptcy Court shall order upon application made prior to the end of the Administrative Expense Claim Bar Date. Holders of Administrative Expense Claims (including, without limitation, the holders of any Claims for federal, state or local taxes) that are required to File a request for payment of such Claims and that do not File such requests by the applicable bar date shall be forever barred from asserting such Claims against any of the Debtors or the Reorganized Debtors or any of their respective properties.
                    (2) Professionals.
(A) Persons requesting Professional Compensation pursuant to any of Sections 327, 328, 330, 331, 363, 503(b) and 1103 of the Bankruptcy Code for services rendered on or before the Confirmation Date shall File and serve on the Debtors, Reorganized Debtors, as the case may be, Yucaipa, the Creditors’ Committee (if still then in existence) and any other party entitled to receive a copy of such application pursuant to rule or order of the Bankruptcy Court, an application for final allowance of compensation and reimbursement of expenses on or before sixty (60) days after the Effective Date. Any claims by or on behalf of Yucaipa that would be covered by this section will instead be treated as part of Yucaipa’s claim for substantial contribution under Section 4.2(a)(iii)(5).
(B) Objections to applications of professionals or other Persons for Professional Compensation must be Filed and served on the Debtors, counsel for the Debtors or Reorganized Debtors, as the case may be, counsel for Yucaipa, the Creditors’ Committee (if still then in existence) and the professionals (or other Persons) to whose application the objections are addressed on or before the later of (i) thirty (30) days after such application is Filed with the Bankruptcy Court, (ii) ninety (90) days after the Effective Date, or (iii) such later date as the Bankruptcy Court shall order upon application or upon agreement between the Reorganized Debtors and the affected professional (or other Person).
                    (3) Ordinary Course Liabilities.
     Holders of Administrative Expense Claims based on liabilities incurred after the Petition Date in the ordinary course of the Debtors’ business (other than Claims of governmental units for taxes or Claims and/or penalties related to such taxes) shall not be required to File any request for payment of such Claims. Such Administrative Expense

Claims shall be assumed and paid by the Reorganized Debtors, as appropriate, pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Expense Claim, without any further action by the holders of such Claims; provided that, notwithstanding the foregoing, the Reorganized Debtors reserve the right to dispute through any means permitted at law, equity and/or contract any Administrative Expense Claims based on liabilities incurred after the Petition Date in the ordinary course of the Debtors’ business that the Reorganized Debtors believe are incorrect, invalid or otherwise objectionable.
                    (4) Postpetition Tax Claims.
     All requests for payment of Postpetition Tax Claims, for which no bar date has otherwise been previously established, must be Filed on or before the later of (i) sixty (60) days following the Effective Date; and (ii) one hundred and twenty (120) days following the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit. Any Holder of any Postpetition Tax Claim that is required to File a request for payment of such taxes and that does not File such a Claim by the applicable bar date shall be forever barred from asserting any such Postpetition Tax Claim against any of the Debtors or Reorganized Debtors, or any of their respective properties, whether any such Postpetition Tax Claim is deemed to arise prior to, on, or subsequent to, the Effective Date.
                    (5) Yucaipa Claim for Substantial Contribution.
     Yucaipa shall hold an Allowed Claim for substantial contribution under Section 503(b)(3) of the Bankruptcy Code for its fees and expenses incurred in connection with Yucaipa’s participation in the Debtors’ Chapter 11 Cases, if the Debtors successfully reorganize (including, without limitation, professional fees and the fees associated with retention of a new CEO for the Reorganized Debtors). Among other things, Yucaipa played a key role in negotiating and drafting the terms of the Plan and a new labor deal with TNATINC, and played a key role in obtaining Exit Financing Facility. No motion for allowance shall be required for the Debtors or the Reorganized Debtors, as applicable, to pay Yucaipa’s Allowed Claim for substantial contribution on the Effective Date of the Plan in the amount of such fees and expenses.
                    (6) Indenture Trustee Fees and Expenses.
     No motion for allowance shall be required for the Debtors or the Reorganized Debtors, as applicable, to pay the Indenture Trustee Fees and Expenses, which shall be paid by the Reorganized Debtors on the Effective Date.
          (b) Treatment of Priority Tax Claims.
     Each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date either (a) will be paid the full unpaid amount of such Allowed Priority Tax Claim in Cash on the Effective Date, or upon such other terms as may be agreed upon by such Holder, Yucaipa or the Reorganized Debtors, (b) will receive deferred Cash payments, over a period ending not later than 6 years from the date of assessment, totaling the principal amount of such Priority Tax Claim plus simple interest on any outstanding balance from the Effective Date calculated at a fixed rate of 4% per annum from the Effective Date, or such lesser rate agreed to by a particular taxing authority, or (c) otherwise will be paid as provided for in an order of the Bankruptcy Court. The proposed treatment for each Holder of an Allowed Priority Tax Claim due and payable on the Effective Date shall be selected by Yucaipa and shall be disclosed in the Plan Supplement. The amount of any Priority Tax Claim that is not an Allowed Claim or that is not otherwise due and payable on or prior to the Effective Date, and the rights of the Holder of such Claim, if any, to payment in respect thereof shall (i) be determined in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced, (ii) survive after the Effective Date as if the Chapter 11 Cases had not been commenced, and (iii) not be discharged pursuant to Section 1141 of the Bankruptcy Code. In accordance with Section 1124 of the Bankruptcy Code, this Plan leaves unaltered the legal, equitable, and contractual rights of each Holder of a Priority Tax Claim.
          (c) Treatment of Claims Under the DIP Loan Facility.
     On the Effective Date, as set forth in the DIP Credit Documents, all outstanding Allowed Claims under the DIP Loan Facility shall be either (a) paid, in full, in Cash by the Reorganized Debtors or (b) converted into the Exit Financing Facility on the terms and subject to the conditions set forth in the DIP Credit Documents.
          (d) Treatment of Claims Under the Equipment Financing Facility.
     Pursuant to the Equipment Financing Facility, Yucaipa Transport will have a first priority lien on the equipment purchased from Yucaipa Transport pursuant to the Equipment Purchase Agreement with the proceeds of the Equipment Financing Facility and will be treated as an superpriority Administrative Expense Claim to the extent that the value of the collateral is less than the amount owing under the Equipment Financing Facility.
     In the event that an event of default has occurred or a plan of reorganization other than the Plan is filed and the treatment of Yucaipa Transport in the plan is not approved by Yucaipa Transport, then Yucaipa Transport will have the right to repurchase all or a portion (at its election) of the equipment for a purchase price equal to purchase price Allied Systems paid for such equipment pursuant to the Equipment Purchase Agreement, plus the amount financed for the initial repair and retrofit costs of such equipment. The purchase price for any equipment repurchased by Yucaipa Transport will be paid to Allied Systems by the delivery for cancellation of promissory notes (or portions thereof) issued under the Equipment Financing Facility.
     The Equipment Financing Facility provides a commitment for debtor in possession financing comprised of one or more secured promissory notes, in an aggregate principal amount not to exceed $15 million, with interest on the drawn amounts to bear interest at a rate equal to three-month LIBOR plus 4%, with all accrued interest to be added to principal on the first day of each calendar quarter and thereafter accrue interest at the same rate as the principal amount. In connection with the Bankruptcy Court’s interim approval of the Equipment Financing Facility, Yucaipa Transport agreed to permit each Eligible Participant to acquire a participation in the Equipment Financing Facility based on a fraction, the numerator of which is the undisputed amount of such Eligible Participant’s General Unsecured Claim, Insured Claim or Other Insured Claim and the denominator of which is $[196,900,000]. At the present time, the Plan Proponents do not know how many, if any, Eligible Participants will acquire a participation in the Equipment Financing Facility.
     Upon the Effective Date, the principal and interest due and owing under the Equipment Financing Facility (including, without limitation, any interest which has been added to principal pursuant to the Equipment Financing Facility) and all other obligations owing under the Equipment Financing Facility shall be converted to New Allied Holdings Common Stock, at the option of the either the Debtors or Yucaipa Transport, in each case in its sole and absolute discretion, which option must be exercised by giving the Debtors or Yucaipa Transport, as applicable, written notice within ten (10) days after the entry by the Bankruptcy Court of the Confirmation Order. If the conversion right is exercised, then the obligations under the Equipment Financing Facility shall be exchanged into a percentage of the New Allied Holdings Common Stock after giving effect to consummation of the Plan, with the percentage of shares to be issued to Yucaipa Transport to be calculated as follows: 100 percent multiplied by a fraction, (i) the numerator of which equals the total amount of the obligations under the Equipment Financing Facility as of the Effective Date and (ii) the denominator of which equals (a) Two Hundred Eighty-Five Million Dollars ($285,000,000) minus (b) the net amount of all indebtedness of the Reorganized Debtors (other than the Equipment Financing Facility) net of Cash on hand outstanding on the Effective Date after giving effect to consummation of the Plan.
ARTICLE V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
     5.1 Assumption and Cure of Executory Contracts and Unexpired Leases. On the Effective Date, in addition to all executory contracts and unexpired leases that have been previously assumed by the Debtors by order of the Bankruptcy Court, all executory contracts and unexpired leases of the Reorganized Debtors identified on an Exhibit to this Plan in form and substance reasonably acceptable to Yucaipa, as may be amended prior to the Confirmation Date (the “Contract/Lease Schedule”), are hereby deemed assumed in accordance with the provisions and requirements of Sections 365 and 1123 of the Bankruptcy Code. On or before the date that is the fifth day before the Voting Deadline, Yucaipa (after consultation with the Debtors and the Creditors’ Committee) will File the Contract/Lease Schedule; provided however that Yucaipa reserves the right to amend the Contract/Lease Schedule at any time up to three (3) days before the Confirmation Hearing. The Debtors and the Plan Proponents, as applicable, will provide notice of any amendments to the Contract/Lease Schedule to the parties to the executory contracts and unexpired leases affected thereby and the Creditors’ Committee. All executory contracts or unexpired leases of the Reorganized Debtors not set forth on the Contract/Lease

Schedule (or not previously assumed by the Debtors by order of the Bankruptcy Court or subject of a Filed motion to assume) that were not previously rejected will be deemed rejected as of the Effective Date pursuant to Sections 365 and 1123 of the Bankruptcy Code.
     Any Holder of any Claim arising from the rejection of an executory contract or unexpired lease must File a proof of Claim within the earlier of (a) thirty (30) days following entry of an order by the Bankruptcy Court authorizing rejection of the applicable contract or lease and (b) thirty (30) days after the Confirmation Date. Entry of the Confirmation Order by the Bankruptcy Court shall, subject to the occurrence of the Effective Date, constitute approval of such rejections pursuant to Sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed and/or assigned pursuant to this Article V (or pursuant to other Bankruptcy Court order) shall remain in full force and effect and be fully enforceable by the applicable Reorganized Debtor(s) in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable law. To the extent applicable, all executory contracts or unexpired leases of Reorganized Debtors assumed pursuant to this Section 5.1 shall be deemed modified such that the transactions contemplated by the Plan shall not be a “change of control,” however such term may be defined in the relevant executory contract or unexpired lease, and any required consent under any such contract or lease shall be deemed satisfied by the confirmation of the Plan.
     5.2 Cure of Defaults of Assumed Executory Contracts and Unexpired Leases. Any monetary cure amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to Section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in Cash on the later of (i) the Effective Date (or as soon as practicable thereafter), (ii) as due in the ordinary course of business or (iii) on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed or assigned, or (3) any other matter pertaining to assumption, the cure payments required by Section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption. Yucaipa will list cure amounts for executory contracts and unexpired leases on the Contract/Lease Schedule. The failure of any non-Debtor party to an executory contract or unexpired lease to file and serve an objection to the cure amount listed on the Contract/Lease Schedule for such executory contract or unexpired lease by May 7, 2007 at 4:00 p.m. (Eastern Time), shall be deemed consent to such cure amount.
     5.3 Collective Bargaining Agreement. The Collective Bargaining Agreement between the IBT and the Debtors shall be amended and assumed by the Reorganized Debtors on the terms and conditions set forth in Exhibit G to the Disclosure Statement. The Debtors and the Reorganized Debtors shall not be obligated to pay any cure amounts associated with the assumption of such contract.

     5.4 Employment Agreements and Other Benefits.
          (1) Employment Agreements. Except as otherwise provided in this Plan or as modified by the KERP, to the extent the Debtors had employment agreements with certain of their employees as of the Petition Date, Yucaipa will disclose in the Contract/Lease Schedule whether they intend to assume or reject such contracts. Notwithstanding anything to the contrary in this Plan, the Reorganized Debtors shall maintain all of their existing rights, including, but not limited to, any rights that they may have to amend, modify, or terminate, the employment agreements assumed pursuant to this Article, subject to the existing contractual rights, if any, of the directors, officers or employees affected thereby.
          (2) Compliance with the KERP. The Debtors will comply with the KERP and the Debtors or Reorganized Debtors will perform any and all remaining obligations thereunder, including the payment of performance bonuses, emergence bonuses and severance amounts contemplated thereby.
          (3) Qualified Pension Plans. Upon the occurrence of the Effective Date, the Reorganized Debtors intend to continue the Qualified Pension Plans, as frozen, and shall meet the minimum funding standards under ERISA and the Internal Revenue Code, shall pay all Pension Benefit Guaranty Corporation insurance premiums, if applicable, and shall otherwise administer and operate the Qualified Pension Plans in accordance with their terms and ERISA in such manner as is necessary to maintain those benefits that had accrued prior to the date that accrual of benefits under the Qualified Pension Plans was frozen. Nothing in this Plan shall be deemed to release, discharge, or relieve the Debtors, Reorganized Debtors, any member of the Debtors’ controlled groups (as defined in 29 U.S.C. § 1301(a)(14)), or any other party, in any capacity, from any current or future liability with respect to the Qualified Pension Plans, and the Pension Benefit Guaranty Corporation and the Qualified Pension Plans shall not be enjoined or precluded from enforcing such liability as a result of this Plan’s provisions or consummation. Notwithstanding anything to the contrary in this Plan, the Reorganized Debtors shall maintain all of their existing rights, including, but not limited to, any rights that they may have to amend, modify, or terminate the Qualified Pension Plans.
          (4) Compensation and Benefit Programs. All employment and severance agreements and policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, officers and directors including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit agreements and plans, incentive plans, deferred compensation plans and life, accidental death and dismemberment insurance plans, shall be treated as executory contracts under the Plan, and on the Effective Date will be deemed assumed pursuant to the provisions of Sections 365 and 1123 of the Bankruptcy Code; and the Debtors’ and Reorganized Debtors’ obligations under such programs to such Persons shall survive confirmation of the Plan, except for: (a) executory contracts or employee benefit plans specifically rejected pursuant to the Plan by being listed as contracts to be rejected on the Contract/Lease Schedule or otherwise (to the extent that any such rejection does not violate the Bankruptcy Code including, but not limited to, Sections

1114 and 1129(a)(13) thereof); (b) all employee equity or equity-based incentive plans; (c) such executory contracts or employee benefit plans as have previously been rejected, are the subject of pending rejection procedures or a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract; and (d) except as modified pursuant to the terms of the amended IBT Collective Bargaining Agreement as described in Section 5.3 hereof; provided however, that the Reorganized Debtors’ obligations, if any, to pay all “retiree benefits” as defined in Section 1114(a) of the Bankruptcy Code shall continue to the extent that any such retiree benefits have been modified in accordance with Section 1114 of the Bankruptcy Code. Notwithstanding the foregoing, the assumption of the indemnification provisions and insurance described in this Section shall only apply to directors, officers and employees who remain in their respective capacity as directors, officers and employees as of the Effective Date.
          (5) Workers’ Compensation Programs. As of the Effective Date, the Reorganized Debtors shall continue to honor all of the obligations of the Debtors to insurers, including those incurred on or prior to the Effective Date, under: (i) all applicable workers’ compensation laws; and (ii) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. Notwithstanding anything to the contrary in the Plan, nothing in the Plan or the Confirmation Order shall (i) limit, diminish, or otherwise alter or impair the Debtors’, Reorganized Debtors’ and/or insurers’ defenses, claims, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs and/or plans; or (ii) preclude or limit, in any way, the rights of the Debtors, Reorganized Debtors and/or insurers to contest and/or litigate with any party the existence, primacy and/or scope of available coverage under any alleged applicable policy; provided further, that nothing herein shall be deemed to impose any obligations on the Debtors, Reorganized Debtors or insurers beyond what is provided for in the applicable laws, policies and/or related insurance agreements.
     5.5 Insurance Policies.
          (1) Notwithstanding anything to the contrary in the Plan, nothing in the Plan or any of the Plan documents (including any other provision that purports to be preemptory or supervening), shall in any way operate to or have the effect of impairing the legal, equitable or contractual rights of any of (i) the Debtors’ insurers, or (ii) any of the Holders of any Claims with respect to such Holders’ rights, if any, to recover under applicable insurance policies providing coverage for such Claims (including, without limitation, any amounts recoverable within any policy deductible and provided that any recovery under any insurance policy is not in duplication of any Distribution such Holder may receive under this Plan). The rights, obligations and liabilities of insurers and the Debtors shall be determined under the subject insurance policies and related agreements. All insurance policies and related agreements entered into or issued prior to the Effective Date shall continue after the Effective Date unaltered by the Plan or the Confirmation Order. The terms, conditions, limitations, exclusions and coverages, and the Debtors’ rights, obligations and liabilities under their insurance policies and related agreements shall remain unmodified, including any duty of the Debtors to defend, at their own expense, against claims asserted under their insurance policies; provided, however, that the rights, obligations and liabilities of the Debtors, whether now existing or hereafter arising, shall be the rights, obligations and liabilities of the Reorganized Debtors and shall be fully enforceable by and against the Reorganized Debtors.
          (2) Nothing in the Plan, including the injunction and release provisions of Sections 11.4 and 11.6 of the Plan, or in the Confirmation Order shall preclude the Debtors or any insurer from asserting in any proceeding any and all claims, defenses, rights or causes of action that it has or may have under or in connection with any insurance policy or any insurance settlement agreement, including the rights of the insurers to contest and/or litigate with any party, including the Debtors, the existence, primacy and/or scope of available coverage under any alleged applicable insurance policy.
          (3) All of the Debtors’ rights, obligations and liabilities arising under any insurance policies and any agreements, documents and instruments relating thereto shall be deemed transferred to and fully enforceable by and against the Reorganized Debtors on the Effective Date.
     5.6 ACE Insurance Program. Notwithstanding anything to the contrary contained in the Plan or Confirmation Order (including, without limitation any other provision that purports to be preemptory or supervening, or grants an injunction or release (as set forth in Sections 11.4 and 11.6 of the Plan or otherwise)), all insurance policies and related insurance agreements, including but not limited to, those providing coverage for workers’ compensation, general liability and automobile liability, entered into between ACE American Insurance Company (together with its affiliates, the “ACE Companies”) and the Debtors or issued by the ACE Companies to the Debtors prior to the Effective Date (collectively, the “ACE Insurance Program”), and the Debtors’ and the ACE Companies’ rights, obligations and liabilities thereunder, shall continue after the Effective Date unaltered by the Plan or the Confirmation Order, except that the rights, obligations and liabilities of the Debtors, whether now existing or hereafter arising, shall be the rights, obligations and liabilities of the Reorganized Debtors and shall be fully enforceable by and against the Reorganized Debtors under the ACE Insurance Program. Except as provided in the immediately preceding sentence, nothing in the Plan or Confirmation Order shall vary, amend, modify or alter in any way the terms, conditions, coverages, limitations, exclusions, or dates of coverage provided under the ACE Insurance Program. Without limiting the foregoing, the respective rights, claims, defenses, duties, liabilities and obligations of the Debtors, the Reorganized Debtors and the ACE Companies under the ACE Insurance Program shall remain in effect, including, without limitation, the rights of the ACE Companies to contest and/or litigate the existence, primacy and/or scope of available coverage under the alleged applicable policy. The claims of the ACE Companies against the Debtors shall be payable by the Debtors (and after the Effective Date, by the Reorganized Debtors), in the ordinary course of their businesses, without any requirement for the ACE Companies to file a proof or proofs of claim or administrative expense claim.

ARTICLE VI.
MEANS FOR IMPLEMENTATION OF PLAN
     6.1 Continued Corporate Existence and Vesting of Assets in Reorganized Debtors.
          (1) Subject to the additional provisions of this Plan, after the Effective Date, each of the Reorganized Debtors shall continue to exist in accordance with the law in the jurisdiction in which it is incorporated or organized and pursuant to its certificate of incorporation and bylaws or other applicable organizational document in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other applicable organizational document are amended or replaced under the Plan and as provided in the Reorganized Governing Documents and Reorganized By-Laws. Old Allied Holdings may be reorganized and reincorporated as a Delaware corporation pursuant to the Plan, on or after the Effective Date and shall operate under its Reorganized Governing Documents and Reorganized By-laws. On and after the Effective Date, all property of the Estates, including all Claims, rights and causes of action and any property acquired by any Debtor or Reorganized Debtor under or in connection with the Plan, shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, other encumbrances and Interests. On and after the Effective Date, each of the Reorganized Debtors may operate its business, may use, acquire and dispose of property, may retain, compensate and pay any professionals or advisors, and compromise or settle any Claims or Interests without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order. Notwithstanding the foregoing, Yucaipa reserves the right to structure the Plan as an asset sale (for business, tax or operational issues) so long as the treatment to holders of Allowed Claims and Interests does not change negatively and materially.
          (2) There are certain Affiliates of the Debtors that are not Debtors in the Chapter 11 Cases. The continued existence, operation and ownership of such non-Debtor Affiliates is a material component of the Debtors’ businesses, and all of the Interests and other property interests in such non-Debtor Affiliates (other than non-Debtor Affiliates owned by certain other non-Debtor Affiliates) shall vest in the applicable Reorganized Debtor or its successor on the Effective Date free and clear of all Claims, Liens, charges, other encumbrances and interests.
     6.2 Substantive Consolidation of Claims against Debtors for Plan Purposes Only. The Plan is premised on the substantive consolidation of all of the Debtors with respect to the treatment of all Claims and Interests except for the Other Secured Claims in Class 1, as provided below. The Plan does not contemplate substantive consolidation of the Debtors with respect to the Class 1 Claims, which shall be deemed to apply separately with respect to the Plan proposed by each Debtor. This Plan shall serve as a request by the Plan Proponents, in lieu of a separate motion, to the Bankruptcy Court, that it grant substantive consolidation with respect to the treatment of all Claims and Interests other than Class 1 Claims as follows: on the Effective Date, (a) all Intercompany Claims will be eliminated (except as set forth in Section 3.7 hereof); (b) all Assets and liabilities of the Debtors will be merged or treated as though they were merged (except to the extent they secure any Allowed Other Secured Claim); (c) all guarantees of the Debtors of the obligations of any other Debtor and any joint or several liability of any of the Debtors shall be eliminated; and (d) each and every Claim or Interest (except for Other Secured Claims) against any Debtor shall be deemed Filed against the consolidated Debtors and all Claims (except for Other Secured Claims) Filed against more than one Debtor for the same liability shall be deemed one Claim against any obligation of the consolidated Debtors.
     6.3 Exit Financing Facility. On the Effective Date, the DIP Loan Facility shall be converted into the Exit Financing Facility on the terms and conditions set forth in the DIP Credit Documents.
     6.4 Sources of Cash for Distribution. Except for the Cash Out Distribution which will be funded by Yucaipa, all Cash necessary for the Reorganized Debtors to make payments required by this Plan shall be obtained from existing Cash balances, the operations of the Debtors or Reorganized Debtors, Yucaipa and/or the Exit Financing Facility. Except as provided in Article VIII of the Plan, Cash payments to be made pursuant to the Plan shall be made by the Reorganized Debtors, provided however, that the Debtors and the Reorganized Debtors shall be entitled to transfer funds between and among themselves as may be necessary or appropriate to enable any of the Reorganized Debtors to satisfy their obligations under the Plan.
     6.5 Reinstatement of Interests of Allied Holdings in its Affiliates. Each Reorganized Debtor shall, without the need for any further corporate act or other action under any applicable law, regulation, order or rule, issue authorized New Common Stock to the Reorganized Debtor that was that Debtor’s corporate parent prior to the Effective Date, so that each Reorganized Debtor will retain its 100% ownership of its pre-Petition subsidiary. The foregoing may be modified by the Plan Proponents or the Debtors at any time, after consultation with the Creditors’ Committee.
     6.6 Corporate and Limited Liability Company Action. Each of the matters provided for under this Plan involving the corporate or limited liability company structure of any Debtor or Reorganized Debtor or any corporate or limited liability company action to be taken by or required of any Debtor or Reorganized Debtor, including, without limitation, the adoption of the Reorganized Governing Documents and Reorganized By-Laws of each of the Reorganized Debtors as provided for in Section 7.1 of this Plan, the reincorporation of Allied Holdings into a Delaware corporation, entrance into the Stockholders’ Agreement, Registration Rights Agreement and Management Services Agreement, the initial selection of directors and officers for the Reorganized Debtors, the Distribution of Cash pursuant to the Plan, the issuance and sale of New Common Stock, the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing, and other matters involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor shall be deemed to have occurred and be effective as provided herein, and shall be authorized, approved and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, members, creditors, directors, or managers of any of the Debtors or the Reorganized Debtors.
     6.7 Effectuating Documents; Further Transactions. Each of the Debtors and Reorganized Debtors, and their respective officers and designees, is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan or to otherwise comply with applicable law.
     6.8 Exemption from Certain Transfer Taxes and Recording Fees. Pursuant to Section 1146 of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Person or Entity pursuant to this Plan, or any agreement regarding the transfer of title to or ownership of any of the Debtors’ real or personal property will not be subject to any document recording tax, stamp tax, conveyance fee, sales tax, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
     6.9 Further Authorization. The Reorganized Debtors shall be entitled to seek such orders, judgments, injunctions and rulings as they deem necessary to carry out the intentions and purposes, and to give full effect to the provisions, of this Plan.
     6.10 Canadian Operations Sale. After the Effective Date, the Reorganized Debtors will consider selling, subject to the discretion of Yucaipa, all of their assets utilized in connection with their operations in Canada (the “Canadian Operations Sale”). If the Reorganized Debtors engage in a sale process with respect to the Canadian Operations Sale, it is contemplated that PTS/Leaseway Motorcar Transport Company would act as a stalking horse bidder for such a sale. In order for a Canadian Operations Sale to be effectuated , the value of the consideration received by the Reorganized Debtors must equal or exceed the imputed value of the Canadian operations, as derived from the implied EBITDA multiples used in the valuation of the Reorganized Debtors set forth in Exhibit E to the Disclosure Statement.
     6.11 Retained Actions. Except as set forth in this Section 6.11, in accordance with Section 1123(b) of the Bankruptcy Code, the Reorganized Debtors, to the extent set forth below, and their respective successors, any assigns hereunder and future assigns will retain and may exclusively enforce any Retained Actions subject only to any express waiver or release thereof in the Plan or in any other contract, instrument, release, indenture or other agreement entered into in connection with the Plan (and consented to by Yucaipa in its sole discretion), and the Confirmation Order’s approval of the Plan shall be deemed a res judicata determination of such rights to retain and exclusively enforce such Causes of Action, and none of such Retained Actions is deemed waived, released or determined by virtue of the entry of the Confirmation Order or the occurrence of the Effective Date, notwithstanding that the specific Claims and Retained Actions are not identified or described. Absent such express waiver or release by the Debtors, the Reorganized Debtors, or their respective successors or assigns (with the consent of Yucaipa) may pursue Retained Actions, as appropriate, in accordance with the best interests of the Reorganized Debtors (or their successors or future assigns). All Retained Actions may be asserted or prosecuted before or after solicitation of votes on the Plan and before or after the Effective Date.
     Absent an express waiver or release as referenced above, nothing in the Plan shall (or is intended to) prevent, estop or be deemed to preclude the Reorganized Debtors from utilizing, pursuing, prosecuting or otherwise acting upon all or any of their Retained Actions and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to such Retained Actions upon or after Confirmation, the Effective Date or the consummation of the Plan. By example only, and without limiting the foregoing, the utilization or assertion of a Retained Action, or the initiation of any proceeding with respect thereto against a Person, by the Reorganized Debtors or any successor to or assign of them, shall not be barred (whether by estoppel, collateral estoppel, res judicata or otherwise) as a result of (a) the solicitation of a vote on the Plan from such Person or such Person ‘s predecessor in interest; (b) the Claim, Interest or Administrative Expense Claim of such Person or such Person’s predecessor in interest having been listed in a Debtor’s Schedules, List of Holders of Interests, or in the Plan, Disclosure Statement or any exhibit thereto; (c) prior objection to or allowance of a Claim or, Interest of the Person or such Person’s predecessor in interest; or (d) Confirmation of the Plan.
     Notwithstanding any allowance of a Claim, the Reorganized Debtors reserve the right to seek, among other things, to have such Claim disallowed if the Reorganized Debtor, at the appropriate time, determines that it has a defense under Section 502(d) of the Bankruptcy Code, e.g., the Reorganized Debtor holds an Avoidance Action against the Holder of such Claim and such Holder after demand refuses to pay the amount due in respect thereto.
     6.12 Other Documents and Actions. The Debtors, the Debtors in Possession and the Reorganized Debtors shall File or execute such documents and take such other actions as are necessary to effectuate the transactions provided for in the Plan.
     6.13 Corporate Action. The authorization and issuance of the New Common Stock, the adoption of the Reorganized Governing Documents and Reorganized By-Laws and the selection of the Persons who will serve as the initial directors and officers of the Reorganized Debtors as of the Effective Date, and other matters under the Plan involving the corporate structure of each Debtor or Reorganized Debtor or corporate action by each Debtor or Reorganized Debtor, shall be deemed to have occurred and be effective on and after the Effective Date without any requirement of further action by the stockholders, directors, members, partners or other applicable entity of each Debtor or Reorganized Debtor. Without limiting the foregoing, upon entry of the Confirmation Order by the clerk of the Bankruptcy Court, the filing by each Reorganized Debtor of its respective Reorganized Governing Documents and Reorganized By-Laws shall be authorized and approved in all respects.
     6.14 Retiree Benefits. On and after the Effective Date, to the extent required by Section 1129(a)(13) of the Bankruptcy Code, and except as may be provided to the contrary in a separate order of the Bankruptcy Court or under contracts negotiated with the applicable labor groups governing such benefits, each Reorganized Debtor shall continue to pay all retiree benefits (if any) of any worker who retired as of the Effective Date, to the extent such benefits were maintained or established prior to the Effective Date.
     6.15 Employee Claims. Except as provided in the Employee Wage Order, each Debtor’s employees shall have a Priority Claim for unpaid wages, benefits and other entitlements to the extent permitted by Section 507(a)(3) of the Bankruptcy Code, which, if allowed, will be either (i) paid in full, or (ii) Reinstated. To the extent that any employee’s Claim exceeds the amount prescribed by Section 507(a)(3) of the Bankruptcy Code, the employee shall receive a General Unsecured Claim for the excess amount. Notwithstanding the foregoing, any employee who continues to be an employee in good standing with the Reorganized Debtors after the Effective Date shall be entitled to take (in the form of vacation days and not in Cash) all unused and unpaid vacation time accrued prior to the Petition Date on such terms as will be prescribed by the Reorganized Debtors; provided, however, that notwithstanding the foregoing, if any employee is no longer employed by the Reorganized Debtors for any reason after the Effective Date, the Reorganized Debtors shall have no obligations to make any payments on account of any unused and unpaid vacation time accrued prior to the Petition Date to such employee.
     6.16 Good Faith. Confirmation of the Plan shall constitute a finding that: (i) this Plan has been proposed in good faith and in compliance with applicable provisions of the Bankruptcy Code, and (ii) all Persons’ solicitations of acceptances or rejections of this Plan have been in good faith and in compliance with applicable provisions of the Bankruptcy Code.
     6.17 Executory Contracts and Unexpired Leases Entered Into, and Other Obligations Incurred After, the Petition Date. Executory contracts and unexpired leases (a) assumed by the Debtors after the Petition Date or (b) entered into, and other obligations incurred, after the Petition Date by the Debtors shall be performed by the Debtors or Reorganized Debtors in the ordinary course of their businesses. Accordingly, such executory contracts, unexpired leases and other obligations shall survive and remain unaffected by the entry of the Confirmation Order or the occurrence of the Effective Date under, and the effectiveness of, the Plan.
     6.18 Security Interests and Liens. All security interests and Liens granted or to be granted to any party in connection with the Plan or any document or agreement contemplated by the Plan or entered into in connection with the Plan or otherwise granted or to be granted, including without limitation, the guarantees, mortgages, security agreements and pledge agreements described in the DIP Credit Documents, shall be governed in all respects, including without limitation, perfection and priority, by applicable non-bankruptcy law, notwithstanding anything to the contrary in the Plan or the Confirmation Order.
ARTICLE VII.
PROVISIONS REGARDING CORPORATE GOVERNANCE OF
REORGANIZED DEBTORS
     7.1 Reorganized Governing Documents and Reorganized By-Laws. The Reorganized Governing Documents and Reorganized By-Laws of each of the Reorganized Debtors shall be adopted as may be required in order to be consistent with the provisions of this Plan and the Bankruptcy Code. The Reorganized Governing Documents of Reorganized Allied Holdings shall, among other things (a) authorize the issuance of common stock in amounts not less than the amounts necessary to permit the Distributions thereof required or contemplated by the Plan and (b) provide, pursuant to Section 1123(a)(6) of the Bankruptcy Code, for (i) a provision prohibiting the issuance of non voting equity securities and (ii) to the extent necessary, a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends. The Reorganized Governing Documents of Reorganized Allied Holdings may, among other things, provide for the waiver, to the extent permitted by law, of any interest or expectancy of Reorganized Allied Holdings in, or in being offered the opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one or more of its directors, officers or stockholders. Forms of the Reorganized Governing Documents and Reorganized By-Laws of the Debtors will be contained in the Plan Supplement.
     7.2 Directors and Officers of Reorganized Debtors. The Initial Board shall have five members, including a new CEO (who shall be selected by Yucaipa and shall be reasonably acceptable to TNATINC and the Creditors’ Committee), one member chosen by the Creditors’ Committee (who shall be reasonably acceptable to Yucaipa), and three other members selected by Yucaipa. Pursuant to the terms of the amended Collective Bargaining Agreement, TNATINC shall have certain observer rights with respect to the Initial Board. Yucaipa has selected Derex Walker, Ira Tochner and Jos Opdeweegh to serve on the Initial Board. The proposed identity of the other members of the Initial Board and the new CEO shall be disclosed on or prior to the date of the hearing on the approval of the Disclosure Statement with respect to the Plan, or as soon thereafter as practicable. The remaining members of senior management will continue to serve until the Effective Date pursuant to their respective existing terms of compensation and thereafter subject to terms and conditions mutually acceptable to the Initial Board and the applicable member of management. The Initial Board of Allied Holdings shall choose the members of the Boards of Directors of each of the other Reorganized Debtors on the Effective Date or as soon as practicable thereafter. Each of the Persons on the Initial Boards of Directors and each of the initial officers of the respective Reorganized Debtors shall serve in accordance with the Reorganized Governing Documents and Reorganized By-Laws of each of the respective Reorganized Debtors, as the same may be amended from time to time.
     7.3 New Employment, Retirement, Indemnification and Other Related Agreements and Incentive Compensation Programs. As of the Effective Date, the Reorganized Debtors will have authority to: (a) maintain, amend or revise existing employment, retirement, welfare, incentive, severance, indemnification and other agreements with their active directors, officers and employees, subject to the terms and conditions of any such agreement; and (b) enter into new employment, retirement, welfare, incentive, severance, indemnification and other agreements for active and retired employees.
     7.4 Stockholders’ Agreement. All creditors receiving New Allied Holdings Common Stock under the Plan, by acceptance of such newly issued shares, will be deemed to have entered into, and will be bound by the terms of, the Stockholders’ Agreement. The Stockholders’ Agreement may provide for, among other things, (i) nomination and observation rights regarding the board of directors of Reorganized Allied Holdings consistent (for two years) with the board composition described in Section 7.2 of this Plan , (ii) approval rights of Yucaipa and possibly others regarding certain significant transactions involving Reorganized Allied Holdings, (iii) pre-emptive rights in favor of Yucaipa and possibly others in connection with certain issuances of securities, (iv) “drag along” and/or “tag along” rights triggered upon certain sales or dispositions of the capital stock of Reorganized Allied Holdings, pursuant to which holders may be required to sell all their shares of New Allied Holdings Common Stock and/or entitled to sell all or a portion of their New Allied Holdings Common Stock, (v) certain additional restrictions on transfer of New Allied Holdings Common Stock, including among others, rights of first refusal or other rights to purchase in favor of Reorganized Allied Holdings, Yucaipa or possibly others in connection with any proposed sale or transfer of New Allied Holdings Common Stock, and (vi) other terms, conditions and restrictions of the type included in stockholders’ agreements. The form of Stockholders’ Agreement will be set forth in the Plan Supplement. The entering into and effectuation of the Stockholders’ Agreement on the Effective Date is authorized by the Plan without the need for any further action by holders of New Allied Holdings Common Stock, and shall be effective on the date thereof. The foregoing may be modified by Yucaipa at any time after consultation with the Debtors and the Creditors’ Committee. Certain of the terms described above may instead or also be included in the Reorganized Governing Documents or Reorganized By-Laws.
     7.5 Registration Rights Agreement. On the Effective Date, Reorganized Allied Holdings will be authorized to enter into a Registration Rights Agreement with Yucaipa and potentially other holders the New Allied Holdings Common Stock. The Registration Rights Agreement is expected to provide (i) certain rights to require Reorganized Allied Holdings to register a public offering, (ii) certain rights to demand that Reorganized Allied Holdings file, prepare and cause to become effective registration statement and (iii) piggyback registration rights. The Registration Rights Agreement may also provide other holders of New Allied Holdings Common Stock with certain registration rights. The form of the Registration Rights Agreement will be set forth in the Plan Supplement. The entering into and effectuation by Reorganized Allied Holdings of the Registration Rights Agreement on the Effective Date, will be authorized by the Plan without the need for any further corporate action and without any further action by holders of Claims or equity interests, and shall be effective on the date thereof. The foregoing may be modified by Yucaipa at any time after consultation with the Debtors and the Creditors’ Committee.
     7.6 Management Services Agreement . On the Effective Date, Reorganized Allied Holdings will be authorized to enter into a Management Services Agreement with an affiliate of Yucaipa, with a term of five years, such term being automatically extended by 12 additional calendar months on an annual basis unless prior notice of nonrenewal is provided by Reorganized Allied Holdings. The Management Services Agreement will provide that Yucaipa affiliate may perform certain monitoring and management services, including helping the company evaluate its strategic and financing alternatives, improve labor relations, attract and retain senior management, negotiate future collective bargaining agreements, set strategic priorities, pursue revenue growth opportunities, and develop strategies for upgrading the fleet. In return for such services the Yucaipa affiliate will be entitled to an annual fee of $1,500,000 and reimbursement of out-of-pockets costs. The Management Services Agreement will be filed as part of the Plan Supplement.
     7.7 Effectuating Documents and Further Transactions. Each of the Debtors or Reorganized Debtors, as appropriate, is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.
     7.8 Authorization and Issuance of New Common Stock. On the Effective Date, the Reorganized Debtors are authorized to issue the New Common Stock in accordance with the provisions of the Plan. The issuance of New Common Stock and the Distributions thereof will be exempt from registration under applicable securities laws pursuant to Section 1145(a) of the Bankruptcy Code.
     7.9 Reserve. Reorganized Allied Holdings shall be authorized, without further act or action by the Initial Board and without further act or action under applicable law, regulation, order, or rule to reserve from the authorized shares of New Common Stock, that number of shares of New Common Stock required for issuance to the Holders of Allowed Claims as and when required under the Plan. The Initial Board may reduce the number of shares of New Common Stock so reserved at any time as it deems appropriate to the extent it determines in good faith that such reserve is in excess of the number of shares needed to satisfy the foregoing requirements.
     7.10 Listing of New Allied Holdings Common Stock. In the event the Initial Board determines in its discretion to register the New Allied Holdings Common Stock with the Securities and Exchange Commission, or if Reorganized Allied Holdings is required under applicable securities laws to register the New Allied Holdings Common Stock with the Securities and Exchange Commission, Reorganized Allied Holdings shall use commercially reasonable efforts to list the New Allied Holdings Common Stock on a national securities exchange or for quotation on a national automated interdealer quotation system within one year of the Effective Date unless the Initial Board determines otherwise. Reorganized Allied Holdings shall have no liability if it is unable to, or determines not to, list the New Allied Holdings Common Stock as described above. In the event the New Allied Holdings Common Stock is listed on a national securities exchange, action may be taken to modify the composition of the board of directors, including potentially the number of directors, so that Reorganized Allied Holdings would be in compliance with certain independence requirements mandated by the Sarbanes-Oxley Act of 2002 and/or the applicable national securities exchange. Persons receiving Distributions of New Allied Holdings Common Stock, by accepting such Distributions, shall have agreed to cooperate with Reorganized Allied Holdings’ reasonable requests to assist Reorganized Allied Holdings in its efforts to list the New Allied Holdings Common Stock on a securities exchange or quotation system to the extent necessary.
     7.11 Possible Privatization of Reorganized Allied Holdings Following Emergence. If there are more than 300 Initial Holders of New Allied Holdings Common Stock on the Effective Date, Reorganized Allied Holdings would as of the Effective Date remain a “public” company subject to the reporting requirements of the Exchange Act. However, it is possible that after the Effective Date, Reorganized Allied Holdings, Yucaipa and/or other holders of New Allied Holdings Common Stock could take actions to reduce the number of stockholders to below 300, or otherwise engage in or approve a transaction or transactions which would reduce the number of stockholders to below 300 and cause Reorganized Allied Holdings to become a private company not subject to the reporting requirements of the Exchange Act and without securities registered with the Securities and Exchange Commission.
     7.12 Old Allied Holdings Common Stock, Old Other Debtors Common Stock and Old Allied Holdings Stock Rights. On the Effective Date, all old Allied Holdings Common Stock will be cancelled. On the Effective Date, all Old Other Debtors Common Stock and Old Allied Holdings Stock Rights will be cancelled unless, after consultation with the Debtors and the Creditors’ Committee, Yucaipa determines for business, tax or operational reasons that such stock should remain outstanding.
ARTICLE VIII.
VOTING AND DISTRIBUTIONS
     8.1 Voting of Claims. Each Holder of an Allowed Claim in an Impaired Class which Claim is not (i) a Tort Claim, (ii) contingent or (iii) Filed in an unliquidated or undetermined amount shall be entitled to vote separately to accept or reject the Plan unless such Holder’s Claim is otherwise deemed to have rejected the Plan in accordance with Section 1126(g) of the Bankruptcy Code.

     8.2 Nonconsensual Confirmation. The Plan Proponents request Confirmation under Section 1129(b) of the Bankruptcy Code with respect to any impaired Class that does not accept the Plan pursuant to Section 1126 of the Bankruptcy Code. The Plan Proponents reserve the right to modify the Plan to the extent, if any, that Confirmation pursuant to Section 1129(b) of the Bankruptcy Code requires modification.
     8.3 Acceptance by Class of Creditors. An Impaired Class of holders of Claims shall have accepted the Plan if the Plan is accepted by at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have voted to accept or reject the Plan.
     8.4 Distributions for Claims Allowed as of the Effective Date. Except as otherwise provided in this Article VIII and as to DIP Loan Facility Claims, Distributions of Cash to be made on the Effective Date to Holders of Claims that are allowed as of the Effective Date will be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (i) 90 days after the Effective Date and (ii) 90 days after such later date when the applicable conditions of Section 5.2 (regarding cure payments for executory contracts and unexpired leases being assumed) and Section 8.8 (regarding undeliverable Distributions) are satisfied. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Section 9.5 of the Plan.
     8.5 Disbursing Agent. Except as otherwise provided in this Article VIII, the Reorganized Debtors, or such Third Party Disbursing Agents as the Reorganized Debtors may employ in their sole discretion, will make all Distributions of Cash, New Common Stock, and other instruments or documents required under the Plan. Each Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other Entities to assist in or make the Distributions required by the Plan. Each Third Party Disbursing Agent including for these purposes, the Indenture Trustee, providing services related to Distributions pursuant to the Plan will receive from the Reorganized Debtors reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services without Bankruptcy Court approval. These payments will be made on terms agreed to with the Reorganized Debtors and will not be deducted from Distributions to be made pursuant to the Plan to Holders of Allowed Claims receiving Distributions from a Third Party Disbursing Agent. The Indenture Trustee shall receive an Administrative Claim in an amount equal to the Indenture Trustee Fees and Expenses. To the extent such Administrative Claim is not paid to the Indenture Trustee (or escrowed pending the resolution of any dispute), the Indenture Trustee shall retain its charging lien on Distributions to Holders of Prepetition Notes Claims to the fullest extent permitted under the Prepetition Notes Indenture.
     8.6 Distributions of Cash. Except as otherwise specified herein, Cash payments made pursuant to the Plan will be in U.S. currency by checks drawn on a domestic bank selected by the applicable Reorganized Debtor or by wire transfer from a domestic bank; provided that Cash payments to foreign Holders of Allowed Claims may be made, at the option of the applicable Reorganized Debtor, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

     8.7 No Interest on Claims or Interests. Unless otherwise specifically provided for or contemplated elsewhere in the Plan or Confirmation Order, or required by applicable bankruptcy law to render a Claim Unimpaired or otherwise, postpetition interest shall not accrue or be paid on any Claims and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim, other than Other Secured Claims to the extent required by the applicable documents giving rise to such Claims; provided, however, that to the extent a holder of a Other Secured Claim has a Deficiency Claim on account of such Other Secured Claim, interest shall not accrue on or after the Petition Date on the Other Secured Claim or the Deficiency Claim.
     8.8 Delivery of Distributions. The Distribution to a Holder of an Allowed Claim shall be made by the Reorganized Debtors (a) at the address set forth on the proof of Claim filed by such Holder, (b) at the address set forth in any written notices of address change delivered to the Reorganized Debtors after the date of any related proof of Claim, (c) at the addresses reflected in the Schedules if no proof of Claim has been filed and the Reorganized Debtors has not received a written notice of a change of address, (d) if the Holder’s address is not listed in the Schedules, at the last known address of such Holder according to the Debtor’s books and records, or (e) in the case of Prepetition Notes Claims, to the Indenture Trustee for ultimate distribution to the Record Holders of such Prepetition Notes Claims. The Indenture Trustee shall be directed to effect any Distribution under the Plan through the most efficient method available in the Indenture Trustee’s discretion, including without limitation through the book entry transfer facilities of the Depository Trust Company pursuant to the procedures used for effecting distributions thereunder on the date of any such distribution. If any Holder’s Distribution is returned as undeliverable, no further Distributions to such Holder shall be made unless and until the Reorganized Debtors are notified of such Holder’s then-current address, at which time all missed Distributions shall be made to such Holder without interest. All Cash Distributions returned to the Reorganized Debtors and not claimed within six (6) months of return shall be irrevocably retained by the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary. All Distributions of New Common Stock returned to the Debtors and not claimed within six (6) months of return shall irrevocably revert to Reorganized Allied Holdings and shall be retained and held as set forth in the Reorganized Governing Documents. Upon such reversion, the claim of any Holder or their successors with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.
     8.9 Distributions to Holders as of the Record Date. All Distributions on Allowed Claims shall be made to the Record Holders of such Claims. As of the close of business on the Record Date, the Claims register maintained by the Claims Agent shall be closed, and there shall be no further changes in the Record Holder of any Claim. The Reorganized Debtors and any Disbursing Agent shall have no obligation to recognize any transfer of any Claim occurring after the Record Date. The Reorganized Debtors shall instead be entitled to recognize and deal for all purposes under this Plan with the Record Holders as of the Record Date. As of the close of business on the Confirmation Date, the transfer ledgers for the Prepetition Notes shall be deemed closed and the Indenture Trustee may take whatever action is necessary to close the transfer ledgers and there shall be no further transfers or changes in the holder of record of such securities in such transfer ledgers. The Disbursing Agent and the Indenture Trustee shall have no obligation to recognize the transfer of, or sale of any participation in, any Prepetition Notes Claim that occurs after close of business on the Confirmation Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims who are Holders of such Claims, or participants therein, as of the close of business on the Confirmation Date. PLEASE NOTE THAT IF YOU ACQUIRE A CLAIM FOLLOWING THE RECORD DATE, YOU WILL NOT RECEIVE A DISTRIBUTION ON ACCOUNT OF THAT CLAIM FROM THE DEBTORS. IN ADDITION, IF YOU SELL OR TRANSFER YOUR CLAIM BEFORE THE RECORD DATE, YOU WILL NOT RECEIVE A DISTRIBUTION ON ACCOUNT OF THAT CLAIM.
     Notwithstanding Bankruptcy Rule 3001(d) and (e) or any other applicable provisions of the Bankruptcy Code, the Bankruptcy Rules or other applicable law, from and after the Record Date, Holders of Class 4A, Class 4B and Class 4C Claims, and those Class 4D Claims who receive New Allied Holdings Common Stock under the Plan (if any), will not be permitted to transfer, sell, assign, hypothecate or pledge their claims except that they may be assigned or transferred by will, intestate succession, or operation of law. Any purported transfer, sale, assignment, hypothecation or pledge that is made in derogation of the previous sentence will not be recognized by the Debtors or the Reorganized Debtors and will be null and void for all purposes. Holders of Allowed Class 4A, Class 4B, Class 4C and Class 4D who receive New Allied Holdings Common Stock will not be permitted to transfer, sale, assign, hypothecate or pledge such shares except (i) transfers and assignments by will, intestate succession or operation of law, (ii) transfers, assignment and sales permitted by the Stockholders’ Agreement, or (iii) to the extent permitted by the Stockholders’ Agreement, transfers effectuated through a national securities exchange if the stock is listed on such an exchange pursuant to section 7.10 of the Plan. Notwithstanding the foregoing, pursuant to the terms of the Plan, Holders of General Unsecured Claims, Insured Claims and Other Insured Claims who receive the Cash Option shall be permitted to assign and deemed to have assigned their General Unsecured Claims, Insured Claims and/or Other Insured Claims (without giving effect to any Voluntary Reductions) to Yucaipa or Yucaipa’s designees.
     8.10 Indenture Trustee as Claim Holder. Consistent with Bankruptcy Rule 3003(c), the Debtors or Reorganized Debtors shall recognize the Proofs of Claim filed by the Indenture Trustee, in the amounts as Allowed herein, in respect of the Prepetition Notes Claims. Accordingly, any Claim, proof of which is filed by the registered or beneficial holder of a Prepetition Notes Claim, may be disallowed as duplicative of the Claims of the Indenture Trustee without need for any further action or Bankruptcy Court order.
     8.11 De Minimis Distributions. Neither the Reorganized Debtors nor the Indenture Trustee shall have an obligation to make a Distribution if the amount to be distributed to the specific Holder of the Allowed Claim has a value less than fifty dollars ($50.00). Any Holder of an Allowed Claim on account of which the amount of Cash to be distributed is less than fifty ($50.00) dollars will have its claim for such distribution discharged and will be forever barred from asserting any such claim against the

Reorganized Debtors or their respective property. Any Cash not distributed pursuant to this Section 8.10 will be the property of Reorganized Allied Holdings, free of any restrictions thereon, and any such Cash held by a Third Party Disbursing Agent will be returned to Reorganized Allied Holdings.
     8.12 Fractional Securities, Fractional Dollars. Any other provision of this Plan notwithstanding, payments of fractions of shares of New Common Stock will not be made and shall be deemed to be zero. Any other provision of this Plan notwithstanding, the Reorganized Debtors shall not be required to make Distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar under this Plan would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.
     8.13 Procedures for Distributions to Holders of Prepetition Notes Claims. Unless waived by the Reorganized Debtors, as a condition to receiving payments or other distributions, Distributions to Holders of Prepetition Notes Claims shall only be made to such Holders after the surrender by each such Holder of the Prepetition Notes, and/or similar or related documents representing such Claims, or in the event that such certificate or similar document is lost, stolen, mutilated or destroyed, upon the holder’s compliance with the requirements set forth in this Plan. Any Holder that fails to: (i) surrender such instrument or (ii) execute and deliver an affidavit of loss and/or indemnity, reasonably satisfactory to the Reorganized Debtors and furnish a bond in form, substance and amount reasonably satisfactory to the Reorganized Debtors within one (1) year of the Effective Date, shall be deemed to have forfeited all rights and Claims and may not participate in any Distribution under the Plan in respect of such Claims.
     8.14 Distributions of Cash to Holders of Allowed Class 4D Claims. The Reorganized Debtors, or such Third Party Disbursing Agents as the Reorganized Debtors may employ in their sole discretion, will make all Distributions of Cash from the Cash Out Distribution to Holders of Allowed Class 4D Claims only after all Class 4D Claims have been Allowed or disallowed by agreement or Final Order. Any amount of the Cash Out Distribution remaining after making such Distributions shall be returned to Yucaipa.
     8.15 Compliance with Tax Requirements. (1) The Debtors or the Reorganized Debtors, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions under this Plan shall be subject to any such withholding and reporting requirements. The Debtors or the Reorganized Debtors shall be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements.
             (2) Notwithstanding any other provision of the Plan, each Entity receiving a distribution of Cash or New Common Stock pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on it by any governmental unit on account of such distribution, including income, withholding and other tax obligations.

     8.16 No Duplicate Distributions. To the extent more than one Debtor is liable for any Claim, such Claim shall be considered a single Claim and entitled only to the payment provided therefor under the applicable provisions of the Plan.
     8.17 Distributions in U.S. Dollars. Except as otherwise specified herein, Cash payments made pursuant to the Plan shall be in U.S. currency by checks drawn on a domestic bank selected by the applicable Debtor or Reorganized Debtor or, at the option of the applicable Debtor or Reorganized Debtor, by wire transfer from a domestic bank. If an Allowed Claim is filed in a currency other than U.S. dollars, distributions will be made to the holder of such Allowed Claim utilizing the exchange rate on or about the time of distribution.
ARTICLE IX.
PROCEDURES FOR TREATING AND RESOLVING DISPUTED CLAIMS
     9.1 Objections to Claims. All objections to Claims must be Filed and served on the Holders of such Claims by the Claims Objection Deadline, and (a) if Filed prior to the Effective Date, such objections shall be served on the parties on the then applicable service list in the Chapter 11 Cases; and (b) if Filed after the Effective Date, such objections shall be served on the Reorganized Debtors, the United States Trustee and Yucaipa. If an objection has not been Filed to a proof of Claim or a scheduled Claim by the Claims Objection Deadline, the Claim to which the proof of Claim or scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier. An objection is deemed to have been timely Filed as to all Tort Claims, thus making each such Claim a Disputed Claim as of the Claims Objection Deadline. Each such Tort Claim shall remain a Disputed Claim until it becomes an Allowed Claim in accordance with Section 9.5.
     9.2 Authority to Prosecute Objections. After the Effective Date, except as provided in the following paragraph or otherwise in the Plan, only the Reorganized Debtors shall have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims, provided, however, that the Reorganized Debtors shall not be entitled to object to Claims (i) that have been Allowed by a Final Order entered by the Bankruptcy Court prior to the Effective Date or (ii) that are Allowed by the express terms of this Plan. After the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court; provided that (a) the Reorganized Debtors shall promptly File with the Bankruptcy Court a written notice of any settlement or compromise of a Claim that results in an Allowed Claim in excess of $500,000 and (b) the United States Trustee and Yucaipa shall be authorized to contest the proposed settlement or compromise by Filing a written objection with the Bankruptcy Court and serving such objection on the Reorganized Debtors within 20 days of the service of the settlement notice. If no such objection is Filed, the applicable settlement or compromise shall be deemed final without further action of the Bankruptcy Court.
     Except as set forth herein, notwithstanding that the Reorganized Debtors shall have the right to File objections to Claims and Interests, litigate and settle objections to

Disputed Claims and Disputed Interests on behalf of the Debtors and their Estates, nothing contained herein shall be deemed to obligate the Reorganized Debtors to take any such actions, all of which shall be determined by the Reorganized Debtors in their sole and absolute discretion.
     THE PLAN PROPONENTS HAVE NOT FULLY REVIEWED THE CLAIMS AND INTERESTS IN THE CHAPTER 11 CASES OR DETERMINED WHETHER OBJECTIONS TO CLAIMS AND INTERESTS EXIST. THIS INVESTIGATION IS ONGOING AND WILL OCCUR, IN LARGE PART, AFTER THE CONFIRMATION DATE. AS A RESULT, CREDITORS AND OTHER PARTIES-IN-INTEREST ARE HEREBY ADVISED THAT, NOTWITHSTANDING THAT THE EXISTENCE OF ANY PARTICULAR OBJECTION TO A DISPUTED CLAIM OR DISPUTED INTEREST MAY NOT BE LISTED, DISCLOSED OR SET FORTH IN THIS PLAN, AN OBJECTION TO A CLAIM OR INTEREST MAY BE BROUGHT AGAINST ANY CREDITOR, INTEREST HOLDER OR PARTY-IN-INTEREST AT ANY TIME, SUBJECT TO THE CLAIMS OBJECTION DEADLINE. IN ADDITION TO THE FOREGOING, THE DEBTORS AND REORGANIZED DEBTORS RETAIN AND HEREBY RESERVE THE RIGHT TO OBJECT TO
     (i) ANY CLAIMS OR INTERESTS FILED AFTER THE BAR DATE; AND
     (ii) ANY CLAIMS FILED TO SET FORTH DAMAGES ARISING FROM THE REJECTION OF AN EXECUTORY CONTRACT OR OTHER AGREEMENT WITH THE DEBTORS.
     IN ADDITION, THE DEBTORS AND REORGANIZED DEBTORS RESERVE THE RIGHT TO BRING ANY RETAINED ACTION AGAINST ANY THIRD PARTY ARISING FROM OR RELATING TO ANY EVENT, ACTION OR OMISSION OCCURRING ON OR PRIOR TO THE EFFECTIVE DATE. THE PLAN PROPONENTS HAVE NOT FULLY REVIEWED ALL SUCH CAUSES OF ACTION (INCLUDING WITHOUT LIMITATION ANY AVOIDANCE ACTION OR RETAINED ACTION). AS A RESULT, CREDITORS AND OTHER PARTIES- IN-INTEREST ARE HEREBY ADVISED THAT, NOTWITHSTANDING THAT THE EXISTENCE OF ANY PARTICULAR LITIGATION OR AFFIRMATIVE CLAIM MAY NOT BE LISTED, DISCLOSED OR SET FORTH IN THIS PLAN, SUCH LITIGATION OR AFFIRMATIVE CLAIM MAY BE BROUGHT AGAINST ANY CREDITOR, INTEREST HOLDER OR PARTY-IN-INTEREST AT ANY TIME.
     9.3 No Distributions Pending Allowance. Except as otherwise provided herein, no Distributions will be made with respect to any portion of a Claim unless and until (i) the Claims Objection Deadline has passed and no objection to such Claim has been filed, or (ii) any objection to such Claim has been settled, withdrawn or overruled pursuant to a Final Order of the Bankruptcy Court.
     9.4 Estimation of Claims. Yucaipa, the Debtors or the Reorganized Debtors, as the case may be, and the Creditors’ Committee (to the extent still in existence at such time) may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Section 502 of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors (and after the Effective Date, the Reorganized Debtors) may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another.
     9.5 Distributions After Allowance. As soon as practicable after (i) the occurrence of the applicable Claims Objection Deadline, if no objection to such Claim has been timely filed, or (ii) the Disputed Claim becomes an Allowed Claim, the Reorganized Debtors, with respect to all Distributions will distribute to the Holder thereof all Distributions to which such Holder is then entitled under this Plan. In the event that the New Common Stock being held for Distribution with respect to a Claim is greater than the Distribution that is made to a Holder once the Claim becomes entitled to a Distribution, the excess remaining New Common Stock will revert to and be irrevocably retained by the Reorganized Debtors; the voting of such retained shares will be governed by the Amended Organization Documents for the applicable Reorganized Debtor. All Distributions made under this Article of this Plan will be made together with any dividends, payments, or other Distributions made on account of, as well as any obligations arising from, the distributed property as if such Claim had been an Allowed Claim on the dates Distributions were previously made to Allowed Holders included in the applicable Class.
     9.6 Intentionally Omitted.
     9.7 Claims Covered by Insurance Policy. To the extent a Claim (other than a Workers’ Compensation Claim which shall be treated in accordance with Section 3.3 of the Plan) is asserted for liability that is covered, in whole or in part, by any insurance policy or related agreement of the Debtors (“Insured Claim”), the Holder of such Claim may continue to pursue the Claim against the Reorganized Debtors solely for the purpose of liquidating such Claim; provided, however, that in accordance with the terms of the applicable insurance policies, related agreements and the Plan, the Reorganized Debtors (on behalf of the Debtors) or the insurer, as applicable, may employ counsel, direct the defense, and determine whether and on what terms to settle any such Claim. Once the Claim is determined to be valid by agreement or court order, then the Claim shall be an Allowed Insured Claim in the amount set forth in such order or agreement. Subject to applicable policy terms, conditions, endorsements and applicable non-bankruptcy law, the Holder of such Allowed Insured Claim will be entitled to: (i) a Distribution under the Plan only to the extent of: (a) any unpaid or unexhausted deductible or self-insured retention under the applicable insurance policies or related agreements; and (b) any amount in excess of the limit of coverage provided by any applicable insurance policy or related agreement; and (ii) a recovery under the applicable insurance policy of the amount of such Allowed Insured Claim that is in excess of the deductible or self-insured retention but subject to the limit of coverage provided by such applicable insurance policy or related agreement.
ARTICLE X.
CONDITIONS PRECEDENT TO CONFIRMATION
AND THE EFFECTIVE DATE OF THE PLAN
     10.1 Conditions to Confirmation. The following are conditions precedent to Confirmation of this Plan that must be (i) satisfied or (ii) waived in accordance with Section 10.3 below:
             (1) The Bankruptcy Court shall have approved the Disclosure Statement with respect to this Plan in form and substance that is acceptable to Yucaipa, and reasonably acceptable to the Debtors and the Creditors’ Committee.
             (2) The Confirmation Order shall be in form and substance satisfactory to Yucaipa, and reasonably acceptable to the Debtors and the Creditors’ Committee, shall have been signed by the Bankruptcy Court and shall have been entered on the docket of the Chapter 11 Cases.
             (3) The Plan shall be in form and substance satisfactory to Yucaipa, and reasonably acceptable to the Debtors and the Creditors’ Committee.
             (4) The Plan Supplement and the Exhibits hereto (as confirmed or approved by the Confirmation Order) shall be in form and substance satisfactory to Yucaipa (after consultation with the Debtors and the Creditors’ Committee).
             (5) The Debtors shall have obtained a written commitment for Exit Financing in form and substance satisfactory to Yucaipa (after consultation with the Debtors and the Creditors’ Committee).
             (6) The Debtors and TNATINC shall have entered into agreements and/or the Bankruptcy Court shall have entered orders, each in form and substance satisfactory to Yucaipa and TNATINC in their respective sole discretion (which shall not have been vacated or stayed), providing individually or in combination for approval of modified collective bargaining agreements in form and substance satisfactory to each of the Plan Proponents.
     10.2 Conditions to the Effective Date. The following are conditions precedent to the Effective Date that must be (i) satisfied or (ii) waived in accordance with Section 10.3 below:
             (1) All conditions to Confirmation of this Plan set forth in Section 10.1 shall remain satisfied.

             (2) Each order of the Bankruptcy Court referred to in Section 10.1 shall have become a Final Order.
             (3) The Confirmation Order and supporting findings of fact and conclusions of law shall be entered by the Bankruptcy Court in form and substance reasonably acceptable to each of the Plan Proponents and the Creditors’ Committee and shall have become a Final Order.
             (4) All documents and agreements to be executed on the Effective Date or otherwise necessary to implement this Plan (including documents relating to the Exit Financing Facility) shall be in form and substance that is acceptable to Yucaipa (after consultation with the Creditors’ Committee) and reasonably acceptable to the Debtors, except as otherwise specifically provided herein.
             (5) The closing and initial funding shall have occurred under the Exit Financing Facility and all conditions precedent to the consummation thereof (other than the occurrence of the Effective Date of the Plan) shall have been waived or satisfied in accordance with the terms thereof.
             (6) The Debtors and the Plan Proponents shall have received any authorization, consent, regulatory approval, ruling, letter, opinion, or document that may be necessary to implement this Plan and that is required by law, regulation, or order (collectively, the “Authorizations”), and such Authorizations shall not have been revoked.
             (7) The New Common Stock shall have been issued in accordance with the Plan.
             (8) All other actions, documents and agreements necessary to implement the Plan as of the Effective Date shall have been delivered and all conditions precedent thereto shall have been satisfied or waived.
             (9) All corporate and other proceedings to be taken by the Debtors in connection with the Plan and Plan Supplement and the consummation of the transactions contemplated thereby and by the Plan and all documents incident thereto shall have been completed in form and substance reasonably satisfactory to Yucaipa (after consultation with the Debtors and the Creditors’ Committee), and Yucaipa shall have received all such counterpart originals or certified or other copies of the Plan and documents contemplated by the Plan and such other documents as they may reasonably request.
             (10) No event, condition or circumstance shall have occurred or arisen from the date the Plan is filed through the Effective Date which has had or could reasonably be expected to have or give rise to a Material Adverse Effect.
             (11) Subsequent to the Confirmation Date, there shall be no threatened or pending suit, action, investigation, inquiry or other proceeding by or before any court of competent jurisdiction (excluding the Chapter 11 Cases or any other proceeding disclosed by the Debtors to Yucaipa in writing prior to the hearing on the approval of the Disclosure Statement) which is likely to have a Material Adverse Effect.
             (12) The Effective Date shall have occurred prior to six months after the Confirmation Date.
             (13) The Initial Board shall have been elected or appointed as of the Effective Date, and the directors’ and officers’ liability insurance shall be available to the members of the Initial Board on terms reasonably satisfactory to Yucaipa and the Creditors’ Committee.
             (14) The members of the IBT shall have approved or ratified modified collective bargaining agreements in form and substance satisfactory to the Debtors, Yucaipa (after consultation with the Creditors’ Committee) and TNATINC.
             (15) All waiting periods imposed by applicable law (including, without limitation, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable) in connection with the consummation of the Plan and transactions contemplated thereby shall have expired or been terminated without any action having been taken by any court of competent jurisdiction restraining, preventing or imposing materially adverse conditions upon such transactions, and the Debtors and Yucaipa shall have received all material regulatory approvals required for the consummation of the Plan and the transactions contemplated thereby and for the Reorganized Debtors to continue to carry on their businesses without material change, each of which approvals shall have become final.
             (16) All other actions and documents necessary to implement the treatment of Claims and Interests set forth in this Plan shall have been effected or executed or, if waivable, waived by the Person or Persons entitled to the benefit thereof.
             (17) A Final Order acceptable to Yucaipa approving the Equipment Financing Facility and the Equipment Purchase Agreement shall have been entered by the Bankruptcy Court and the transactions contemplated thereby and all documents incident thereto shall have been completed in form and substance acceptable to Yucaipa.
     10.3 Waiver of Conditions. The conditions to Confirmation of the Plan set forth in Section 10.1 or the Effective Date set forth in Section 10.2 may be waived, in whole or in part, by Yucaipa without any notice to any other parties in interest or the Bankruptcy Court and without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan; provided, however, that Yucaipa may not waive the conditions set forth in Sections 10.1(6) or 10.2(14) without the prior express written consent of TNATINC; provided further that Yucaipa will not waive a condition that expressly is subject to consultation with the Debtors or the Creditors’ Committee without first consulting with the Debtors or the Creditors’ Committee. Neither the Debtors, TNATINC nor the Creditors’ Committee have the authority to waive any condition to the Confirmation Date or the Effective Date absent the express written consent of Yucaipa. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Plan Proponents in their respective sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Plan Proponents). The failure of the Plan Proponents to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time. Notwithstanding anything in the Plan to the contrary, if any condition, pleading, document or order is required to be acceptable to Yucaipa and reasonably acceptable to the Debtors and/or the Creditors’ Committee, and it is acceptable to Yucaipa, but the Debtors and/or the Creditors’ Committee, in the exercise of their respective fiduciary duties, find it unacceptable, the sole remedy of the Debtors and/or the Creditors’ Committee, as applicable, shall be an entitlement to withdraw their respective support for the Plan. Thereafter, and notwithstanding any such withdrawal, Yucaipa may proceed unabated with Confirmation and consummation of the Plan.
     10.4 Intentionally Deleted.
     10.5 Effect of Failure of Conditions. In the event that all of the conditions to the Effective Date are not satisfied or waived within six months following entry of the Confirmation Order: (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (d) the Debtors’ obligations with respect to the Claims and Interests shall remain unchanged (except to the extent of any payments made after entry of the Confirmation Order but prior to the Effective Date) and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Interests by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person or Entity in any further proceedings involving the Debtors.
     10.6 Order Denying Confirmation. If an order denying confirmation of the Plan is entered by the Bankruptcy Court, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against or Interests in the Debtors, (b) prejudice in any manner the rights of the holder of any Claim against, or Interest in, the Debtors, (c) prejudice in any manner any right, remedy or Claim of the Debtors, or (d) be deemed an admission against interest by the Debtors, Yucaipa, TNATINC or the Creditors’ Committee.
ARTICLE XI.
EFFECT OF PLAN ON CLAIMS AND INTERESTS
     11.1 Revesting of Assets. Except as otherwise explicitly provided in this Plan, on the Effective Date, all property comprising the Estates (including Retained Actions, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall revest in each of the Debtors that owned such property or interest in property as of the Petition Date, free and clear of all Claims, Liens, charges, encumbrances, rights and Interests of creditors and equity security holders, except as specifically provided in this Plan. As of the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan or the Confirmation Order.
     11.2 Discharge of Claims and Termination of Interests.
     Except as otherwise provided in the Plan or the Confirmation Order: (i) on the Effective Date, each Reorganized Debtor shall be deemed discharged and released from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the Effective Date and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (A) a proof of Claim or proof of Interest based on such debt or Interest is Filed or deemed Filed pursuant to Section 501 of the Bankruptcy Code, (B) a Claim or Interest based on such debt or Interest is Allowed pursuant to Section 502 of the Bankruptcy Code, (C) the holder of a Claim or Interest based on such debt or Interest has accepted the Plan or (D) such Claim is listed in the Schedules; and (ii) all Persons shall be precluded from asserting against each Reorganized Debtor, its successors, or its assets or properties any other or further Claims or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date. Except as otherwise provided in the Plan or the Confirmation Order, upon the occurrence of the Effective Date, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Reorganized Debtors, as provided in Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against each Reorganized Debtor at any time obtained to the extent that it relates to a discharged Claim or terminated Interest.
     Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, on the Effective Date, all mortgages, deeds of trust, Liens or other security interests against the property of any Estate shall be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, Liens or other security interests, including any rights to any collateral thereunder, will revert to the applicable Reorganized Debtor and its successors and assigns.
     11.3 Cancellation of Claims and Interests.
     Except with respect to Reinstated Claims, and except for purposes of evidencing a right to distributions under the Plan or otherwise provided hereunder, on the Effective Date, all agreements and other documents evidencing the Claims or rights of any holder of a Claim against the Debtors, including all notes, guarantees, mortgages, and all Interests and any options or warrants to purchase Interests, obligating the Debtors to issue, transfer or sell Interests or any other capital stock of the Debtors, shall be canceled. As of the Effective Date, all Old Common Stock shall be canceled. Notwithstanding the foregoing, on and after the Effective Date, the Prepetition Notes Indenture shall continue in effect solely for the purposes of allowing the Indenture Trustee to enforce the indemnity provisions of the Prepetition Note Indenture, to make the Distributions to be made on account of Prepetition Notes Claims under this Plan and, to the extent necessary, enforce the Indenture Trustee Charging Lien, after which point the Prepetition Notes Indenture shall be cancelled and discharged.
     11.4 Release by Debtors of Certain Parties.
     (A) EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS PLAN, PURSUANT TO SECTION 1123(B)(3) OF THE BANKRUPTCY CODE, AS OF THE EFFECTIVE DATE, ON THE EFFECTIVE DATE, THE DEBTORS AND REORGANIZED DEBTORS, IN THEIR INDIVIDUAL CAPACITIES AND AS DEBTORS IN POSSESSION, WILL BE DEEMED TO FOREVER RELEASE, WAIVE AND DISCHARGE ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES (OTHER THAN THE RIGHTS OF THE DEBTORS OR REORGANIZED DEBTORS TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED THEREUNDER), WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTORS, REORGANIZED DEBTORS, THE PARTIES RELEASED PURSUANT TO THIS SECTION 11.4, THE CHAPTER 11 CASES, THE PLAN OR THE DISCLOSURE STATEMENT, AND THAT COULD HAVE BEEN ASSERTED BY OR ON BEHALF OF THE DEBTORS OR THEIR ESTATES OR THE REORGANIZED DEBTORS, WHETHER DIRECTLY, INDIRECTLY, DERIVATIVELY OR IN ANY REPRESENTATIVE OR ANY OTHER CAPACITY, AGAINST (I) THE CURRENT DIRECTORS, OFFICERS AND EMPLOYEES OF THE DEBTORS (OTHER THAN FOR MONEY BORROWED FROM OR OWED TO THE DEBTORS BY ANY SUCH DIRECTORS, OFFICERS OR EMPLOYEES AS SET FORTH IN THE DEBTORS’ BOOKS AND RECORDS) AND THE DEBTORS’ FORMER OR CURRENT ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, ACCOUNTANTS AND OTHER PROFESSIONALS RETAINED BY SUCH PERSON; (II) THE CREDITORS’ COMMITTEE AND ITS CURRENT AND FORMER MEMBERS (SOLELY IN SUCH CAPACITY) THE INDENTURE TRUSTEE, ITS AND THEIR RESPECTIVE ADVISORS (INCLUDING ANY FORMER OR CURRENT ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, ACCOUNTANTS AND OTHER PROFESSIONALS RETAINED BY SUCH PERSONS); AND (III) YUCAIPA AND TNATINC AND EACH OF THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS, MEMBERS, MANAGERS AND ADVISORS (INCLUDING ANY ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, ACCOUNTANTS AND OTHER

PROFESSIONALS RETAINED BY SUCH PERSONS) EXCEPT CLAIMS ARISING IN THE ORDINARY COURSE OF THE DEBTORS’ BUSINESS WITH RESPECT TO EMPLOYEE MATTERS, INCLUDING WITHOUT LIMITATION ORDINARY COURSE UNION GRIEVANCES WHICH SHALL BE RESOLVED AS SET FORTH IN COLLECTIVE BARGAINING AGREEMENT BETWEEN THE DEBTORS AND THE IBT (THOSE ENTITIES IN SUBSECTIONS (I) THROUGH (III) OF THE PRECEDING SENTENCE SHALL BE REFERRED TO AS THE “DEBTOR RELEASEES”). NOTWITHSTANDING THE FOREGOING, NOTHING IN THE PLAN SHALL RELEASE ANY DEBTOR RELEASEE OTHER THAN THE PLAN PROPONENTS FROM ANY CLAIMS ASSERTED BY THE DEBTORS THAT ARE THE SUBJECT OF A PENDING LITIGATION, ADVERSARY PROCEEDING OR OTHER CONTESTED MATTER OR JUDGMENT AS OF THE EFFECTIVE DATE.
     (B) ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASES SET FORTH HEREIN, WHICH INCLUDE BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND FURTHER SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASES ARE (A) IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE DEBTOR RELEASEES, REPRESENTING GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR RELEASES; (B) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS (C) FAIR, EQUITABLE AND REASONABLE; (D) APPROVED AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (E) A BAR TO THE DEBTORS, THE REORGANIZED DEBTORS, OR ANY OTHER PERSON ACTING ON BEHALF OF THEM ASSERTING ANY CLAIM RELEASED BY THE DEBTOR RELEASE AGAINST ANY OF THE DEBTOR RELEASEES OR THEIR RESPECTIVE PROPERTY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION, THE RELEASE OF THE DEBTORS’ OFFICERS, DIRECTORS AND EMPLOYEES SET FORTH ABOVE SHALL BE OF NO FORCE AND EFFECT IN FAVOR OF ANY OFFICER, DIRECTOR OR EMPLOYEE WHO ASSERTS ANY PRE-EFFECTIVE DATE CLAIM AGAINST THE DEBTORS OR REORGANIZED DEBTORS FOR [INDEMNIFICATION]3, DAMAGES OR ANY OTHER CAUSES OF ACTION OTHER THAN FOR UNPAID COMPENSATION, WAGES OR BENEFITS THAT AROSE IN THE ORDINARY COURSE OF BUSINESS OR PURSUANT TO THE KERP APPROVED BY THE BANKRUPTCY COURT BY FINAL ORDER.
     11.5 Release by the Debtors of the Original DIP Lenders and DIP Lenders. PURSUANT TO SECTION 1123(b)(3) OF THE BANKRUPTCY CODE, AS OF

[3]	The text in brackets remains subject to additional discussion among the Plan Proponents and may be modified or deleted prior to Confirmation.

THE EFFECTIVE DATE OF THIS PLAN, EACH OF THE DEBTORS AND EACH OTHER CREDIT PARTY (AS DEFINED BY THE DIP LOAN FACILITY), IN THEIR INDIVIDUAL CAPACITIES AND AS DEBTORS IN POSSESSION FOR AND ON BEHALF OF THEIR RESPECTIVE ESTATES, SHALL RELEASE AND DISCHARGE AND BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER RELEASED AND DISCHARGED EACH AND EVERY ORIGINAL DIP LENDER AND DIP LENDER, AND EACH OF THEIR RESPECTIVE PRESENT OR FORMER MEMBERS, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, ADVISORS, ATTORNEYS, REPRESENTATIVES, FINANCIAL ADVISORS, INVESTMENT BANKERS OR AGENTS AND ANY OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASED LENDERS”) FOR AND FROM ANY AND ALL CLAIMS, OBLIGATIONS, LIABILITIES, LOSSES, EXPENSES OR CAUSES OF ACTION OF ANY KIND OR NATURE WHATSOEVER EXISTING AS OF THE EFFECTIVE DATE OF THIS PLAN AND HOWSOEVER ARISING, INCLUDING BUT NOT LIMITED TO IN ANY MANNER ARISING FROM, BASED ON OR RELATING TO, IN WHOLE OR IN PART, THE ORIGINAL DIP CREDIT DOCUMENTS, THE ORIGINAL DIP LOAN FACILITY, THE DIP CREDIT DOCUMENTS OR THE DIP LOAN FACILITY, THE PREPETITION LOAN FACILITY, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THIS PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR AND ANY RELEASED LENDER, OR ANY ACT OR OMISSION RELATED TO THE CHAPTER 11 CASES OR THIS PLAN. THE REORGANIZED DEBTORS SHALL BE BOUND, TO THE SAME EXTENT THE DEBTORS ARE BOUND, BY ALL OF THE RELEASES SET FORTH HEREIN.
11.6 Release by Holders of Claims and Interests.
     (1) EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS PLAN, ON THE EFFECTIVE DATE, (a) EACH PERSON THAT VOTES TO ACCEPT THIS PLAN OR IS PRESUMED TO HAVE VOTED FOR THIS PLAN PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE; (b) EACH PERSON WHO OBTAINS A RELEASE UNDER THE PLAN; AND (c) TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AS SUCH LAW MAY BE EXTENDED OR INTERPRETED SUBSEQUENT TO THE EFFECTIVE DATE, EACH ENTITY (OTHER THAN A DEBTOR), THAT HAS HELD, HOLDS OR MAY HOLD A CLAIM OR INTEREST (EACH, A “RELEASE OBLIGOR”), IN CONSIDERATION FOR THE OBLIGATIONS OF YUCAIPA, THE DEBTORS AND THE REORGANIZED DEBTORS UNDER THIS PLAN AND THE CASH, NEW COMMON STOCK, AND OTHER CONTRACTS, INSTRUMENTS, RELEASES, AGREEMENTS OR DOCUMENTS TO BE DELIVERED IN CONNECTION WITH THIS PLAN, SHALL HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, RELEASED AND DISCHARGED EACH PARTY RELEASED IN SECTIONS 11.4 AND 11.5 HEREOF FROM ANY CLAIM OR RETAINED

ACTION EXISTING AS OF THE EFFECTIVE DATE ARISING FROM, BASED ON OR RELATING TO, IN WHOLE OR IN PART, THE SUBJECT MATTER OF, OR THE TRANSACTION OR EVENT GIVING RISE TO, THE CLAIM OF SUCH RELEASE OBLIGOR, AND ANY ACT, OMISSION, OCCURRENCE OR EVENT IN ANY MANNER RELATED TO SUCH SUBJECT MATTER, TRANSACTION OR OBLIGATION; PROVIDED, HOWEVER, THAT NOTHING IN THE PLAN WILL RESTRICT ANY GOVERNMENTAL OR REGULATORY AGENCY FROM PURSUING ANY REGULATORY OR POLICE ENFORCEMENT ACTION AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, THEIR CURRENT OR FORMER OFFICERS, DIRECTORS OR EMPLOYEES, AND THEIR RESPECTIVE AGENTS, ADVISORS, ATTORNEYS AND REPRESENTATIVES ACTING IN ANY CAPACITY, OTHER THAN ANY ACTION OR PROCEEDING OF ANY TYPE TO RECOVER MONETARY CLAIMS, DAMAGES, OR PENALTIES AGAINST THE DEBTORS FOR AN ACT OR OMISSION OCCURRING PRIOR TO CONFIRMATION.
     11.7 Releases Reasonable; Bankruptcy Court’s Exclusive Jurisdiction Related Thereto. The Plan Proponents believe the releases set forth in the Plan are reasonable and appropriate given the extraordinary facts and circumstances of these cases. The releases and injunctions provided in Sections 11.4, 11.5 and 11.6 of the Plan are supported by the consideration provided hereunder. Any action brought against any party receiving a release hereunder for any matter or thing related to the Chapter 11 Cases or the Plan must be brought in Bankruptcy Court.
     11.8 Setoffs. The Debtors may, but shall not be required to, set off against any Claim, and the payments or other Distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such Holder; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.
     11.9 Exculpation and Limitation of Liability. The Plan Proponents, the Creditors’ Committee, the present and former members of the Creditors’ Committee in their capacities as such, the Indenture Trustee, in its capacity as such, and the Released Lenders, and any of such parties’ respective current and/or post-Petition Date and pre-Effective Date affiliates, members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties’ successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, cause of action, or liability to one another or to any Holder of any Claim or Interest, or any other party-in-interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Chapter 11 Cases, the negotiation and filing of this Plan, the provision of post-petition financing, the filing of the Chapter 11 Cases, the settlement of claims or renegotiation of executory contracts and leases, the pursuit of confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan (collectively, the “Exculpated Claims”). No Holder of any Claim or Interest, or other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or Affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Plan Proponents, the Creditors’ Committee, the present and former members of the Creditors’ Committee in their capacities as such, the Indenture Trustee, in its capacity as such, and the Released Lenders, and any of such parties’ respective current and/or post-Petition Date and pre-Effective Date affiliates, members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties’ successors and assigns with respect to the Exculpated Claims.
     11.10 Injunction. The Confirmation Order will permanently enjoin the commencement or prosecution by any Person or entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan, including but not limited to the Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in Sections 11.4, 11.5 and 11.6 of the Plan; provided, however, that nothing in this Plan will restrict any governmental or regulatory agency from pursuing any regulatory or police enforcement action against the Debtors, the Reorganized Debtors, their current or former officers, directors or employees, and their respective agents, advisors, attorneys and representatives acting in any capacity, other than any action or proceeding of any type to recover monetary claims, damages or penalties against the Debtors for an act or omission occurring prior to confirmation.
     11.11 Effect of Confirmation.
             (1) Binding Effect. On the Confirmation Date, the provisions of this Plan shall be binding on the Debtors, the Estates, all Holders of Claims against or Interests in the Debtors, and all other parties-in-interest whether or not such Holders are Impaired and whether or not such Holders have accepted this Plan.
             (2) Effect of Confirmation on Automatic Stay. Except as provided otherwise in this Plan, from and after the Effective Date, the automatic stay of Section 362(a) of the Bankruptcy Code shall terminate.
             (3) Filing of Reports. The Reorganized Debtors shall file all reports and pay all fees required by the Bankruptcy Code, Bankruptcy Rules, U.S. Trustee guidelines, and the rules and orders of the Bankruptcy Court.
             (4) Post-Confirmation Date Retention of Professionals. Upon the Confirmation Date, any requirement that professionals comply with Sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors may employ and pay professionals in the ordinary course of business.

ARTICLE XII.
RETENTION AND SCOPE OF JURISDICTION OF THE BANKRUPTCY COURT
     12.1 Retention of Jurisdiction. Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will have or retain jurisdiction over the Chapter 11 Cases after the Effective Date as is legally permissible, including jurisdiction for the following purposes:
             (1) To allow, disallow, determine, liquidate, classify, subordinate, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including, the resolution of any request for payment of any Administrative Expense Claim, the resolution of any objections to the allowance, classification or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to Reinstate or render Unimpaired a Claim or Interest pursuant to the Plan, as well as the approval of the Indenture Trustee Fees and Expenses, to the extent of any dispute between the Indenture Trustee and the Plan Proponents;
             (2) To establish a date or dates by which objections to Claims must be filed to the extent not established herein;
             (3) To establish the amount of any reserve required to be withheld from any distribution under this Plan on account of any disputed, contingent or unliquidated claim.
             (4) To resolve all matters related to the rejection, and assumption and/or assignment of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom including any Cure Amount Claims;
             (5) To hear and rule upon all Retained Actions, Avoidance Actions and other Causes of Action commenced and/or pursued by the Debtors and/or the Reorganized Debtors;
             (6) To decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny applications involving the Debtors that may be pending on the Effective Date or brought thereafter;
             (7) To hear and rule upon all applications for Professional Compensation;
             (8) To modify the Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code, modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order

or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate or carry out the intent and purpose the Plan; provided, however, that without the consent of TNATINC and Yucaipa, there shall be no modification of the Collective Bargaining Agreement between the Debtors and the IBT, as assumed and assigned pursuant to the terms of the Plan.
             (9) To enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order, as well as to ensure that Distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;
             (10) To issue injunctions, enforce the injunctions contained in the Plan and the Confirmation order, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;
             (11) To enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or Distributions pursuant to the Plan are enjoined or stayed;
             (12) To make such determinations and enter such orders as may be necessary to effectuate all the terms and conditions of this Plan, including the Distribution of funds from the Estates and the payment of claims;
             (13) To resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or any Entity’s rights arising from or obligations incurred in connection with the Plan or such documents;
             (14) To determine any suit or proceeding brought by the Debtors and/or the Reorganized Debtors to recover property under any provisions of the Bankruptcy Code;
             (15) To determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for taxes; and to determine and declare any tax effects under this Plan;
             (16) To determine any matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

             (17) To determine any other matters as may be authorized by or under the provisions of the Bankruptcy Code; and
             (18) To enter a Final Decree closing the Chapter 11 Cases.
     The foregoing list is illustrative only and not intended to limit in any way the Bankruptcy Court’s exercise of jurisdiction. If the Bankruptcy Court abstains from exercising jurisdiction or is otherwise without jurisdiction over any matter arising out of the Chapter 11 Cases, including without limitation the matters set forth in this Article, this Article shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.
     12.2 Alternative Jurisdiction. In the event that the Bankruptcy Court is found to lack jurisdiction to resolve any matter, then the District Court shall hear and determine such matter. If the District Court does not have jurisdiction, then the matter may be brought before any court having jurisdiction with regard thereto.
     12.3 Final Decree. The Bankruptcy Court may, upon application of the Reorganized Debtors at any time after 120 days after the Confirmation Date, enter a final decree in these cases, notwithstanding the fact that additional funds may eventually be distributed to parties in interest. In such event, the Bankruptcy Court may enter an Order closing these cases pursuant to Section 350 of the Bankruptcy Code, provided, however, that: (a) the Reorganized Debtors shall continue to have the rights, powers, and duties set forth in this Plan; (b) any provision of this Plan requiring the absence of an objection shall no longer be required, except as otherwise ordered by the Bankruptcy Court; and (c) the Bankruptcy Court may from time to time reopen the Chapter 11 Cases if appropriate for any of the following purposes: (1) administering Assets; (2) entertaining any adversary proceedings, contested matters or applications the Debtors have brought or bring with regard to the liquidation of Assets and the prosecution of Causes of Action; (3) enforcing or interpreting this Plan or supervising its implementation; or (4) for other cause.
ARTICLE XIII.
MISCELLANEOUS PROVISIONS
     13.1 Modification of the Plan. Yucaipa, after consultation with the Debtors and before the Effective Date, the Creditors’ Committee, reserves the right in accordance with Section 1127 of the Bankruptcy Code to modify, alter or amend this Plan at any time before its substantial consummation; provided, however, that any such modification, alteration or amendment does not negatively impact the amended terms of the Collective Bargaining Agreement with the IBT, as described in Exhibit G to the Disclosure Statement. Subject to the limitations contained herein, Yucaipa may modify, alter or amend this Plan in accordance with this paragraph, before or after confirmation, without notice or hearing, or after such notice and hearing as the Bankruptcy Court deems appropriate, if the Bankruptcy Court finds that the modification, alteration or amendment does not materially and adversely affect the rights of any parties in interest which have not had notice and an opportunity to be heard with regard thereto. In the event of any modification, alteration or amendment on or before confirmation, any votes to accept or reject this Plan shall be deemed to be votes to accept or reject this Plan as modified, unless the Bankruptcy Court finds that the modification, alteration or amendment materially and adversely affects the rights of parties in interest which have cast said votes.
     13.2 Revocation of the Plan. The Plan Proponents reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Plan Proponents revoke or withdraw the Plan, or if Confirmation does not occur or if the Plan does not become effective, then the Plan shall be null and void, and nothing contained in the Plan or Disclosure Statement shall: (a) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors; (b) constitute an admission of any fact or legal conclusion by the Plan Proponents or any other Entity; or (c) prejudice in any manner the rights of the Plan Proponents or any other party, including the Creditors’ Committee, in any related or further proceedings.
     13.3 Exemption From SEC Registration. The issuance of New Common Stock shall be made pursuant to Section 1145 of the Bankruptcy Code and shall be exempt from registration. Except with respect to securities held by any entity that is an “underwriter” as that term is defined in section 1145(b) of the Bankruptcy Code, the securities to be issued in reliance upon the exemption set forth in section 1145 of the Bankruptcy Code shall be freely tradeable subject to any restrictions in the Stockholders’ Agreement.
     13.4 Exemption from Securities Laws. The entry of the Confirmation Order shall be (1) a final determination of the Bankruptcy Court that the New Common Stock authorized, issued or distributed pursuant to this Plan, is entitled to all of the benefits and exemptions provided by Section 1145 of the Bankruptcy Code, (2) a final determination of the Bankruptcy Court that the New Common Stock is entitled to the exemptions from federal and state securities registration available under Section 4(2) of the Securities Act of 1933, as amended, Rule 701 and/or Regulation D of the Securities and Exchange Commission, and similar provisions of state securities law, and (3) deemed to incorporate the provisions of this Article XIII as mixed findings of fact and conclusions of law. Notwithstanding anything in this section to the contrary, the tradeability of New Allied Holdings Common Stock may be restricted under the terms of any Stockholders’ Agreement.
     13.5 Initial Offer and Sale Exempt from Registration. Section 5 of the Securities Act and any State or local law requiring registration for the offer or sale of a security or registration or licensing of an issuer or underwriter or broker or dealer in, a security, do not apply to the offer or sale of any New Common Stock in accordance with the Plan.
     13.6 Applicable Law. Unless a rule of law or procedure is supplied by (i) federal law (including the Bankruptcy Code and Bankruptcy Rules), or (ii) an express choice of law provision in any agreement, contract, instrument or document provided for, or executed in connection with, the Plan, the rights and obligations arising under the Plan and any agreements, contracts, documents and instruments executed in connection with the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws thereof.
     13.7 Plan Supplement. The Plan Supplement will contain forms of the (a) Reorganized By-Laws, (b) Reorganized Governing Documents, (c) Registration Rights Agreement, (d) Stockholders’ Agreement, (e) Management Services Agreement and (f) proposed Confirmation Order. The Plan Supplement shall be in form and substance satisfactory to each of the Plan Proponents and shall be filed with the Bankruptcy Court seven (7) days prior to the Voting Deadline. Notwithstanding the foregoing, subject to any express limitations set forth herein, the Plan Proponents may amend the Plan Supplement and any attachments thereto, through and including the Confirmation Date, so long as such amendments are satisfactory in form and substance to the Plan Proponents and the Creditors’ Committee (except with respect to those documents where the Plan grants the Creditors’ Committee only the right of consultation).
     13.8 Filing or Execution of Additional Documents. On or before the Effective Date, the Plan Proponents shall File or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.
     13.9 Withholding and Reporting Requirements. In connection with the Plan and all instruments issued in connection therewith and distributions thereon, to the extent applicable and except as provided in the Plan, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions thereunder shall be subject to any such withholding and reporting requirements.
     13.10 Waiver of Rule 62(a) of the Federal Rules of Civil Procedure. The Plan Proponents may request that the Confirmation Order include (a) a finding that Rule 62(a) of the Federal Rules of Civil Procedure shall not apply to the Confirmation Order, and (b) authorization for the Debtors to consummate the Plan immediately after the entry of the Confirmation Order.
     13.11 Allocation of Plan Distributions between Principal and Interest. To the extent that any Allowed Claim entitled to a Distribution under this Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for United States federal income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.
     13.12 Dissolution of Creditors’ Committee. On the Effective Date, the Creditors’ Committee shall dissolve automatically, whereupon its members, professionals, and agents shall be released and discharged from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code. The Professionals retained by the Creditor’s Committee and the members thereof will not be entitled to assert any claim for any services rendered or expenses incurred after the Effective Date, except for reasonable services rendered and expenses incurred in connection with the consummation of the Plan and any applications for allowance of compensation and reimbursement of expenses of Creditors’ Committee members or professionals pending on the Effective Date or Filed and served after the Effective Date pursuant to Section 4.2.
     13.13 Preparation of Estates’ Returns and Resolution of Tax Claims. The Debtors or Reorganized Debtors shall file all tax returns and other filings with governmental authorities and may file determination requests under Section 505(b) of the Bankruptcy Code to resolve any Disputed Claim relating to taxes with a governmental authority. The Reorganized Debtors are hereby authorized to request an expedited determination under Section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through and including the Effective Date.
     13.14 Headings. The headings of the Articles and the Sections of this Plan have been used for convenience only and shall not limit or otherwise affect the meaning thereof.
     13.15 Confirmation of Plans for Separate Debtors. In the event the Plan Proponents are unable to confirm this Plan with respect to all Debtors, the Plan Proponents reserve the right, unilaterally and unconditionally, to proceed with this Plan with respect to any Debtor for which the confirmation requirements of the Bankruptcy Code are met.
     13.16 No Admissions; Objection to Claims. Notwithstanding anything herein or in the Disclosure Statement to the contrary, nothing contained herein or in the Disclosure Statement shall be deemed to be an admission by any Plan Proponent with respect to any matter set forth herein including, without limitation, liability on any Claim or Interest or the propriety of the classification of any Claim or Interest. The Plan Proponents are not bound by any statements herein or in the Disclosure Statement as judicial admissions.
     13.17 Survival of Settlements. Except as specifically set forth in the Plan, all Bankruptcy Court-approved settlements shall survive consummation of the Plan.
     13.18 No Waiver. Neither the failure of a Debtor to list a Claim in the Debtor’s Schedules, the failure of a Debtor to object to any Claim or Interest for purposes of voting, the failure of a Reorganized Debtor to object to a Claim, Administrative Expense Claim or Interest prior to the Confirmation Date or the Effective Date, the failure of a Debtor to assert a Retained Action prior to the Confirmation Date or the Effective Date, the absence of a proof of Claim having been filed with respect to a Claim, Administrative Expense Claim, Interest or Retained Action other than a legally effective express waiver or release shall be deemed a waiver or release of the right of a Debtor or its successors, before or after solicitation of votes on the Plan or before or after the Confirmation Date or the Effective Date to (a) object to or examine such Claim, Administrative Expense Claim or Interest, in whole or in part or (b) retain and either assign or exclusively assert, pursue, prosecute, utilize, otherwise act or otherwise enforce any Retained Action.
     13.19 No Bar to Suits. Neither this Plan nor confirmation hereof shall operate to bar or estop the Debtors or Reorganized Debtors from commencing any Retained Action, or any other legal action against any Holder of a Claim or Interest or any individual, corporation, partnership, trust, venture, governmental unit, or any other form of legal Entity, whether such Retained Action, or any other legal action arose prior to or after the Confirmation Date and whether or not the existence of such Retained Action, or any other legal action was disclosed in any Disclosure Statement filed by the Debtors in connection with this Plan or whether or not any payment was made or is made on account of any Claim.
     13.20 Successors and Assigns. The rights, benefits and obligations of any Entity named or referred to in the Plan will be binding on, and will inure to the benefit of, any heir, executor, administrator, successor, or assign of such Entity.
     13.21 Severability of Plan Provisions. If prior to Confirmation any term or provision of the Plan that does not govern the treatment of Claims or Interests is held by the Bankruptcy Court to be invalid, void or unenforceable, at the request of the Plan Proponents, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, Impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
     13.22 Post-Effective Date Effect of Evidences of Claims or Interests. Notes, bonds, stock certificates and other evidences of Claims against or Interests in the Debtors, and all instruments of the Debtors (in either case, other than those executed and delivered as contemplated hereby in connection with the consummation of the Plan), shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Plan.
     13.23 Conflicts. In the event that provisions of the Disclosure Statement and provisions of this Plan conflict, the terms of this Plan shall govern.
     13.24 Exhibits/Schedules. All exhibits and schedules to this Plan and the Disclosure Statement, including, without limitation, the Plan Supplement, and all attachments thereto, are incorporated into and are a part of this Plan as if set forth in full herein.

     13.25 No Injunctive Relief. Except as otherwise provided in the Plan or Confirmation Order, no Holder of a Claim or Interest shall under any circumstances be entitled to specific performance or other injunctive, equitable, or other prospective relief with respect to such Claim or Interest.
     13.26 Rounding. All amounts set forth herein, including, without limitation, with respect to shares, dollar amounts and percentages, shall be subject to rounding and other immaterial changes.
     13.27 Saturday, Sunday or Legal Holiday. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.
     13.28 Entire Agreement. This Plan (together with the Exhibits and schedules hereto and the Plan Supplement) sets forth the entire agreement and undertaking relating to the subject matter hereof and supersedes all prior discussions and documents. The Debtors’ Estates shall not be bound by any terms, conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof, other than as expressly provided for herein.
     13.29 Service of Certain Exhibits. Any party in interest may view the Plan, Disclosure Statement, and all Exhibits thereto at the following website: www.administar.net/allied. Copies are also available upon request to Debtors’ or the Plan Proponents’ respective counsel. Please direct such requests to: Harris B. Winsberg, Troutman Sanders LLP, Bank of America Plaza, 600 Peachtree Street, NE, Suite 5200, Atlanta, Georgia 30308, (404)885-3000, fax: (404) 885-3900.
     13.30 Service of Documents. Any pleading, notice or other document required by the Plan or Confirmation Order to be served on or delivered to the Debtors, the Reorganized Debtors, Yucaipa, TNATINC, the Creditors’ Committee or the DIP Lenders must be sent by overnight delivery service, facsimile transmission, courier service or messenger to:

The Debtors	The Creditors' Committee
Ezra H. Cohen, Esq.	Jonathan B. Alter, Esq.
Jeffrey W. Kelley, Esq.	William F. Govier, Esq.
Harris B. Winsberg, Esq.	Richard H. Agins, Esq.
Troutman Sanders LLP	Bingham McCutchen LLP
600 Peachtree Street, N.E. — Suite 5200	One State Street
Atlanta, Georgia 30308	Hartford, CT 06105
Facsimile No.: (404) 885-3900	Facsimile No.:(860) 240-2818

The DIP Lenders	TNATINC
Peter J. Neckles, Esq.	Frederick Perillo, Esq.
D.J. Baker, Esq.	Previant, Goldberg, Uelmen, Gratz,
Skadden, Arps, Slate, Meagher & Flom LLP	Miller & Brueggeman, S.C.
Four Times Square	1555 N. River Center Dr., Suite 202
New York, NY 10036	Milwaukee, WI 53212
Facsimile No.: (212) 735-2000	Facsimile No.: (414) 271-6308

Yucaipa and the Reorganized Debtors
Robert A. Klyman, Esq.
Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, CA 90071
Facsimile No.: (213) 891-8763
     Dated this 6th day of April, 2007.
Allied Holdings, Inc., as agent and attorney-in fact for each of the Debtors

By:	/s/ Thomas H. King

Name:	Thomas H. King
Title:	Executive Vice President and Chief
Financial Officer
Yucaipa American Alliance Fund I, LP and Yucaipa American Alliance (Parallel) Fund I, LP

By:	/s/ Robert P. Bermingham

Name:	Robert P. Bermingham
Title:	Vice President
Teamsters National Automobile Transportation Industry Negotiating Committee

By:	/s/ Fred Zuckerman

Name:	Fred Zuckerman
Title:	Co-Chair of TNATINC

Exhibit B
Terms of Exit Financing
Intentionally Deleted
See Docket Entry Nos. 2649, 2683 And 2704

Exhibit C
Pro Form a Financial Projections

ALLIED HOLDINGS INC., AND SUBSIDIARIES PROJECTED CONSOLIDATED INCOME STATEMENTS FOR THE YEARS ENDED DECEMBER 31,	As of March 23, 2007

	2007	2008	2009	2010
$000s unless otherwise indicated)

NUMBER OF UNITS HAULED	6,929,309	7,081,146	6,893,857	6,806,398

TOTAL REVENUE	$827,581	$876,228	$878,487	$883,470

OPERATING EXPENSES
Salaries & Wages	401,478	399,616	401,440	406,281
Operating Supplies & Expenses	171,989	170,772	168,996	169,243
Purchased Transportation	108,482	109,861	112,085	113,317
Rents	7,608	7,265	9,207	10,125
Insurance & Claims	37,680	40,244	40,514	41,129
Operating Taxes & Licenses	26,883	27,828	27,651	27,803
Depreciation & Amortization	31,568	37,991	41,570	46,112
Communications & Utilities	6,119	6,270	6,486	6,669
Other Operating Expenses	7,111	7,398	7,700	7,931

Total Operating Expenses	798,919	807,247	815,649	828,610

OPERATING INCOME	28,662	68,981	62,838	54,860

OTHER (INCOME) EXPENSE
Interest (Income)	(5,016)	(4,879)	(4,895)	(4,881)
Interest Expense	25,100	26,736	25,786	25,432
Restructuring Costs	7,811	—	—	—
Total Other (Income) Expense	27,894	21,857	20,891	20,551

INCOME BEFORE INCOME TAXES	767	47,124	41,948	34,309

CASH INCOME TAXES	$402	$986	$744	$574

NET INCOME	$365	$46,138	$41,204	$33,734

ADJUSTED EBITDA	$60,230	$106,972	$104,409	$100,972

Subject to the following Notes & Selected Key Assumptions

NOTES & SELECTED KEY ASSUMPTIONS
Subject to disclaimers set forth in the Disclosure Statement.
Readers should refer to www.alliedholdings.com or www.sec.com for the Company’s public disclosures and financial filings
Not prepared in accordance with generally accepted accounting standards and unaudited.
Does not include the eventual impact of fresh start accounting, which the Company expects to be required to adopt on emergence.
Allied Automotive Group comprises approximately 97% of the revenues of the Company and the assumptions described relate thereto.
Revenue is forecast based upon number of units expected to be hauled (units hauled) assuming that the Company will be successful in retaining its existing book of business and in maintaining its existing fuel surcharge, payment, and other significant business terms.
The Number of Units Hauled is derived from data provided by a third-party industry forecasting service.
The revenue reflected in the projections includes the Company’s current view of the amount of improvements to customer pricing that it may obtain from certain of its customers, as well as pricing assumptions for certain periods beyond the scope of the current discussions with customers. However, at this time, the amount of pricing improvements where there is an agreement in principle between the Company and its customers is less than the amount included in the projections by approximately $ 3.9 million in 2007, $ 23.4 million in 2008, $ 37.5 million in 2009 and $ 43.9 million in 2010, all cumulative. The actual amount of improvement to customer pricing (which will be included in the revenue of the Company) remains subject to ongoing negotiations and there is no guarantee the Company will achieve either the amount set forth in the projections or the amounts which have been verbally agreed to at this stage. The Plan Proponents reserve the right to supplement these projections at or prior to the Confirmation Hearing to reflect any developments in customer negotiations that occur after the date hereof.
Labor costs forecast using the terms contained in Exhibit G to the Disclosure Statement.
The projections assume an Effective Date of June 1, 2007. The actual date of the Debtor’s emergence from Chapter 11 will depend on various factors, including the date of the Confirmation Hearing and the satisfaction of various conditions to the Effective Date. In the event the Effective Date does not occur by June 1, 2007, the Company presently believes that its projections may be adversely impacted by increased labor costs for the Company’s employees represented by the International Brotherhood of Teamsters in the United States, which will reduce annual EBITDA by $ 2.7 million in 2007, $ 4.8 million in 2008, $ 4.6 million in 2009 and $4.7 million in 2010.

Fleet repair, maintenance, and depreciation costs are forecast based upon the assumption that the Company will be successful in acquiring a substantial number of used rigs near the effective date of the Plan.
Assumes the Company makes investments of $70 million per year on capital expenditures, on average, during the first five (5) years after emergence.
Forecast included estimated cash taxes and assumes substantial realization of the Company’s US net operating loss (deferred tax accounting is not used herein). The ability to utilize net operating losses and the timing of such use will ultimately be determined by future events.

Exhibit D
Liquidation Analysis

EXHIBIT D
ALLIED HOLDINGS, INC.

LIQUIDATION ANALYSIS
1. General
The Debtors’ liquidation analysis is an estimate of the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation of the assets of the Debtors. The analysis is based upon a number of significant assumptions which are described. The liquidation analysis does not purport to be a valuation of the Debtors’ assets and is not necessarily indicative of the values that may be realized in an actual liquidation.
The chapter 7 liquidation period is assumed to average six to twelve months following the appointment of a chapter 7 trustee. Estimates were made of the cash proceeds which might be realized from the liquidation of the Debtors’ assets. For certain assets, estimates of liquidation were made for each asset individually. For other assets, such as fixtures and equipment, liquidation values were assessed for general classes of assets by estimating the percentage recoveries which the Debtors might achieve through their disposition.
Underlying the liquidation analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of the Debtors or a chapter 7 trustee. Additionally, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of the Debtors’ assets will result in an accurate estimate of the proceeds which would be realized were the Debtors to undergo an actual liquidation. The actual amounts of claims against the estate could vary significantly from the Debtors’ estimate, depending on the claims asserted during the pendency of the chapter 7 case. This liquidation analysis does not include liabilities that may arise as a result of litigation, certain new tax assessments or other potential claims. This analysis also does not include potential recoveries from avoidance actions. No value was assigned to additional proceeds which might result from the sale of certain items with intangible value. Therefore, the actual liquidation value of the Debtors could vary materially from the estimates provided herein.
The liquidation analysis set forth below was based on the estimated and unaudited book values of the Debtors’ assets on 01/31/07. Management of the Debtors does not believe that more current historical information or projected information would vary significantly. However, this analysis is subject to any changes due to the Debtors’ continued operation. The book values used were obtained from the Debtors’ projected financial statements and accounting records. These values have not been subject to any review, compilation or audit by any independent accounting firm.

2. Cash
Consists of all cash in banks or operating accounts and is assumed to be fully recoverable.
3. Accounts Receivable, net
Net Accounts Receivable primarily consists of various customer and trade receivables related to vehicle-hauling, logistics and other support services for the automotive industry. Estimated proceeds realized from accounts receivable under a liquidation are based upon management’s assessment of the Debtors’ ability to collect those receivables taking into consideration the composition of accounts receivable and the impacts that any supply interruption to customers as a result of a chapter 7 would likely have on the recovery of those receivables.
4. Inventories
Inventories consist primarily of fuel, parts and supplies for servicing the Company’s tractors and trailers and are recorded at the lower cost or market. New/unused parts and supplies are assumed to receive a minimal recovery. Based on management’s estimates, the blended recovery for inventory is projected to be 15% to 53%.
5. Prepaid Expenses
Prepaid Expenses consist primarily of prepaid insurance, licenses and tax. Management has reviewed the individual components of this category and has estimated that Prepaid Expenses recoveries would be partially returned and has the blended recovery value of 22% to 44%.
6. Fixed Assets, net
Net Fixed Assets consist of land and improvements, buildings and improvements, rolling stock, machinery and equipment, office, furniture and fixtures and leasehold improvements. The liquidation recovery on the rolling stock was based on ranges representing an orderly (assuming a six- to twelve-month time period for such) and forced liquidation (at a 20% discount to the orderly liquidation value), reflecting management’s best estimate as well as review of other materials available to the Company, including third party reports. The value of the rolling stock has been updated by management to reflect additional purchases or dispositions, depreciation and an estimated expense for marshalling costs. The liquidation recovery on real estate was based on ranges representing an orderly (assuming a six- to twelve-month time period period for such) and forced liquidation (at a 10% discount to the orderly liquidation value), reflecting management’s best estimate as well as review of other materials available to the Company, including third party reports, less value for properties already sold and currently owed taxes associated with the properties.
7. Intangible Assets, net
Net Intangible Assets primarily represent deferred financing costs due related to previous restructurings and are estimated to have no liquidation recovery value.

8. Other Assets, net
Net Other Assets primarily consist of security deposits, prepayments to workers compensation, prepaid pension asset, prepaid rent, utility and maintenance, and are estimated to have a blended recovery value of 39% to 44%.
9. Excess Insurance Collateral
Consists of amounts of cash collateral and letters of credit in excess of related liabilities (booked reserves) for the Debtors’ various insurance policies. This coverage includes the Haul Insurance Limited captive insurance entity and the policies collateralized under the SIP revolving credit facility (the Ryder policy, the AIG auto insurance policy and the self-insured states policies). The Trustee would sell the collateral with the liabilities and/or manage the liabilities over time, harvesting collateral when possible.
10. Chapter 7 Trustee Fees
Compensation for the chapter 7 trustee will be limited to fee guidelines in section 326 of the Bankruptcy Code. For purposes of this analysis, management has assumed trustee fees of 3% of the proceeds recovered from non-cash assets in the liquidation.
11. Other Professional Fees
During the liquidation period, it will be necessary for the Debtors’ estate to engage the services of various professionals to assist in the estates liquidation including, but not necessarily limited to, counsel, accountants, financial advisors, real estate brokers and auctioneers.
12. Debtor in Possession Credit Facility
The DIP Credit Facility Claims are estimated to be approximately $201,077,000 as of 01/31/07, comprised of principal, accrued interest outstanding under the Debtors’ DIP Credit Facility and letters of credit that would be called upon in a liquidation. The projected hypothetical recoveries for the DIP Credit Facility Claims are based on the repayment priority provisions of the loan. The DIP Credit Facility documents carve out $1,500,000 for post petition administrative expenses including professional fees.
13. Post-Petition Chapter 11 Administrative Claims
Administrative and priority claims may include, without limitation, post-Petition fees associated with the Company’s retained advisors, accrued wages and benefits and payables owed to vendors providing goods and services during the Debtors’ reorganization cases. The Administrative Claims associated with liquidation are estimated to be approximately $48,800,000. Neither Miller Buckfire nor management have attempted to estimate potential additional Administrative Claims that would likely arise as a result of the termination of the Debtors’ employment contracts, the rejection of remaining executory contracts and leases, and the failure of the Debtors to perform under existing contracts with its customers. Such claims would likely result from a cessation of operations as contemplated herein. Based upon the Liquidation Analysis and its related assumptions, no proceeds would be available for distribution to holders of Administrative Claims beyond the $1,500,000 DIP carveout.

14. General Unsecured Claims
General Unsecured Claims include claims related to the 8.625% Senior Notes, unsecured trade vendors as well as other unsecured creditors. This Liquidation Analysis makes no attempt to estimate potential additional General Unsecured Claims that would likely arise as a result of the termination of the Debtors’ employment contracts, the rejection of remaining executory contracts and leases, and the failure of the Debtors to perform under existing contracts with its customers. Such claims would likely result from a cessation of operations as contemplated herein. Based upon the Liquidation Analysis and its related assumptions, no proceeds would be available for distribution to holders of General Unsecured Claims.
15. MEPPAA Withdrawal Claims
The Debtors’ withdrawal from multi-employer pension plans due to its ceasing operations may generate yet-to-be-determined liabilities. Based upon the Liquidation Analysis and its related assumptions, no proceeds would be available for distribution to holders of MEPPAA withdrawal claims.

ALLIED HOLDINGS, INC.
LIQUIDATION ANALYSIS
(USD in MMs)

		Projected	Midpoint
		BV as of	Estimated
Proceeds	Note	1/31/07	Liquidation	% Estimated
from Liquidation	References	(unaudited)	Value	Recovery
Liquidation of US Assets
Cash and Equivalents	2	$6.2	$6.2	100.0%
Accounts Receivable, Net	3	39.1	34.7	88.7%
Inventories	4	4.7	1.6	33.7%
Prepaid Expenses	5	20.4	6.8	33.2%
Fixed Assets, net	6	127.6	108.2	84.8%
Intangible Assets, net	7	3.5	—	—
Other Assets, net	8	18.9	7.8	41.3%
Insurance Overcollateralization	9	35.2	22.9	65.0%

Gross Proceeds		$255.7	$188.1	73.6%

Less:
Chapter 7 Trustee Fees	10		($5.6)
Other Professionals	11		(3.9)

Total			($9.5)

Total Proceeds Available for Distribution			$178.6

Allocation of Proceeds
Less: DIP Credit Facility	12
DIP Credit Facility Revolver		$44.7	$44.7	100.0%
DIP Credit Facility L/C Balance		40.0	40.0	100.0%
DIP Credit Facility Term A		20.0	20.0	100.0%
DIP Credit Facility Term B		85.7	67.3	78.5%
DIP Credit Facility Term C		10.6	5.1	48.2%

Total DIP Credit Facility Claims		$201.1	$177.1	88.1%

Total Proceeds Remaining			$1.5

Less: Post-Petition Chapter 11 Administrative Claims	13
Post-petition Accounts Payable — Trade		$22.9	$1.5	6.6%
Post-petition Rejection and Damage Claims		N/A	—	—
Accrued Wages and Benefits		25.9	—	—

Total Administrative Claims		$48.8	$1.5	3.1%

Total Proceeds Remaining

Less: Priority Tax Claims		$2.4	—	—

Total Proceeds Remaining			—

Less: General Unsecured Claims	14
8.625% Senior Notes		$150.0	—	—
Accounts Payable		24.9	—	—
Other General Unsecured Claims		19.7	—	—

Total General Unsecured Creditors		$194.6	—	—

Total Proceeds Remaining			—

Less: MEPPAA Withdrawal Claims	15	N/A	—	—

Total Proceeds Remaining			—

Exhibit E
Yucaipa’s Reorganized Value Analysis

VALUATION OF THE REORGANIZED DEBTORS
Introduction
In conjunction with formulating the Plan, the Plan Proponents have determined that it is appropriate to estimate a post-confirmation going concern value for the Reorganized Debtors (the “Estimated Reorganized Debtors’ Enterprise Value”). Accordingly, the Plan Proponents (other than the Debtors) directed FTI Consulting, Inc. (“FTI”) to prepare such a valuation. The valuation is being prepared solely by FTI at such direction. The Debtors have not adopted this valuation and reserve their right to file a supplement.
Valuation
FTI estimates the Estimated Reorganized Debtors’ Enterprise Value to be between approximately $110 million to $160 million based on current circumstances. Because the Plan contemplates certain operational savings, a secondary analysis was undertaken to gauge the pro forma impact of certain labor and customer pricing concessions on the estimated Enterprise Value of the reorganized company, and resulted in a prospective value range of $175 million to $303 million. The values are based upon information available to, and analyses undertaken by, FTI as of March 8,2007 (and as supplemented by information provided by the Debtors through March 26, 2006). This reorganization enterprise value (ascribed as of March 8, 2007) reflects, among other factors discussed below, current financial market conditions and the inherent uncertainty today as to the achievement of the financial projections, which are set forth below in “Financial Projections.”
The foregoing valuation also reflects a number of assumptions, including a successful reorganization of the Debtors’ businesses and finances in a timely manner, uncertainty of achieving the forecasts reflected in the financial projections, the amount of available cash, market conditions, and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein. The estimates of value represent hypothetical enterprise values of the Reorganized Debtors on a going concern basis, and do not purport to reflect or constitute liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. Such estimates were developed solely for purposes of formulation and negotiation of the Plan and analysis of implied relative recoveries to creditors thereunder. The value of an operating business such as the Debtors’ business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business.
In preparing the Estimated Reorganized Debtors’ Enterprise Value, FTI: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain internal financial and operating data of the Debtors, including the Financial Projections relating to their businesses and prospects; (c) met with certain members of senior management of the Debtors to discuss the Debtors’ operations and future prospects; (d) reviewed the Financial Projections; (e) reviewed publicly available financial data and considered the market values of public companies deemed generally comparable to the operating businesses of the Debtors; (f) reviewed publicly available financial data and considered the value of publicly available transactions that occurred in industries deemed comparable to the industry in which the Debtors operate their businesses; (g) considered certain economic and industry information relevant to the Debtors’ operating businesses; (h) visited certain of the Debtors’ facilities; and (i) conducted such other analyses as FTI deemed appropriate. Although FTI conducted a review and analysis of the Debtors’ businesses, operating assets and liabilities and business plans, FTI relied on the accuracy and completeness of all: (i) financial and other information furnished to it by the Debtors and by other firms retained by the Debtors and (ii) publicly available information. No independent evaluations or appraisals of the Debtors’ assets were sought or were obtained in connection therewith.
In performing its analysis, FTI used discounted cash flow, comparable public companies trading multiples and comparable transaction multiples methodologies. These valuation techniques reflect both the market’s current view of the Debtors’ strategic initiatives and operations, as well as a longer-term focus on the intrinsic value of the Financial Projections associated with Debtor’s current strategic initiatives. The valuation multiples used by FTI to arrive at the going concern value of the Debtors’ business were based on the public market valuation of selected public companies and public transactions deemed generally comparable to the operating businesses and industry of the Debtors and general capital market conditions. In selecting such comparable companies and transactions, FTI considered factors such as the focus of the comparable companies’ businesses, assets and capital structures as well as such companies’ operating performance relative to the Debtors and the turnaround required for the Debtors to perform as projected.
An estimate of total enterprise value is not entirely mathematical, but rather it involves complex considerations and judgments concerning various factors that could affect the value of an operating business. Moreover, the value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, management’s projections set forth herein are not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, neither the Debtors, FTI, nor any other person assumes responsibility for their accuracy. Depending on the results of the Debtors’ operations or changes in the financial markets, FTI’s valuation analysis as of the Effective Date may differ from that disclosed herein.

Exhibit E-l
Debtors’ Reorganized Value Analysis

Valuation of Reorganized AHI
               At the request of the Debtors, Miller Buckfire performed a valuation analysis of Reorganized AHI. Based on advice from Miller Buckfire, the Debtors estimate the total enterprise value of Reorganized AHI to be between approximately $350 million to $425 million, with a value of $388 million as the midpoint as of an assumed Effective Date of May 31,2007. Based upon the total enterprise value of Reorganized AHI’s business and an assumed total debt of approximately $206 million, unrestricted cash on hand of $2 million, the range of equity values for Reorganized AHI would be approximately $146 million to $221 million. The proportion of that equity value available to stakeholders will depend on a variety of factors including, but not limited to, capital contributions anticipated by the Financial Projections for the acquisition of used rigs and whether certain tort liabilities will be settled for post-reorganized equity. This analysis was based on the Debtors’ Financial Projections, including improvements to customer pricing that it may obtain from ongoing discussions with certain customers, as well as current market conditions and statistics. The values are based upon information available to, and analyses undertaken by. Miller Buckfire as of March 29, 2007. The foregoing reorganization equity value (ascribed as of the date of this Disclosure Statement) reflects, among other factors discussed below, current financial market conditions and the inherent uncertainty as to the achievement of the Financial Projections.
               The foregoing valuations are based on a number of assumptions, including a successful reorganization of the Debtors’ finances in a timely manner, the achievement of the forecasts reflected in the Financial Projections, the availability of certain tax attributes, the outcome of certain expectations regarding market conditions, and the Plan becoming effective in accordance with its terms. The estimates of value represent hypothetical total enterprise values of Reorganized AHI as the continuing operator of its business and assets, and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. The value of an operating business such as the Debtors’ business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business.
               In preparing a range of the estimated total enterprise value of Reorganized AHI and the going concern value of the Debtors’ business, Miller Buckfire: (i) reviewed certain historical financial information of the Debtors; (ii) reviewed certain financial and operating data of the Debtors, including financial and operational Financial Projections developed by management relating to its business and prospects; (iii) met with certain members of senior management of the Debtors to discuss operations and future prospects; (iv) reviewed the Financial Projections as prepared by the Debtors; (v) reviewed publicly available financial data and considered the market values of public companies deemed generally comparable to the operating business of the Debtors; (vi) considered certain economic and industry information relevant to the operating business; and (vii) conducted such other analyses as Miller Buckfire deemed appropriate. Although Miller Buckfire conducted a review and analysis of the Debtors’ business, operating assets and liabilities and business plan, Miller Buckfire assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors and publicly available information. In addition, Miller Buckfire did not independently verify the assumptions underlying the Financial Projections in connection with such valuation. No independent evaluations or appraisals of the Debtors’ assets were sought or were obtained in connection therewith.
               In performing its analysis, Miller Buckfire used discounted cash flow and comparable public companies trading multiples methodologies. These valuation techniques reflect both the market’s current view of the Debtors’ business plan and operations, as well as a longer-term focus on the intrinsic value of the cash flow Financial Projections in the Debtors’ business plan. The valuation multiples and discount rates used by Miller Buckfire to arrive at the going concern value of the Debtors’ business were based on the public market valuation of selected public companies deemed generally comparable to the operating businesses of the Debtors and general capital market conditions. In selecting such comparable companies, Miller Buckfire considered factors such as the focus, profitability, growth and risks of the comparable companies’ businesses and capital structures as well as such companies’ current and projected operating performance relative to the Debtors.

               An estimate of total enterprise value is not entirely mathematical, but rather it involves complex considerations and judgments concerning various factors that could affect the value of an operating business. Moreover, the value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of total enterprise value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, none of AHI, Miller Buckfire or any other person assumes responsibility for their accuracy. Depending on the results of the Debtors’ operations or changes in the financial markets, Miller Buckfire’s valuation analysis as of the Effective Date may differ from that disclosed herein.
               In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Debtors’ history in chapter 11, conditions affecting the Debtors’ competitors or the industry generally in which the Debtors participate or by other factors not possible to predict. Accordingly, the total enterprise value estimated by Miller Buckfire does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The value ascribed in the analysis does not purport to be an estimate of the post reorganization market trading value. Such trading value may be materially different from the total enterprise value ranges associated with Miller Buckfire’s valuation analysis. Indeed, there can be no assurance that a trading market will develop for the new securities issued pursuant to the reorganization.
               Furthermore, in the event that the actual distributions to Holders of Claims differ from those assumed by the Debtors in their recovery analysis, the actual recoveries realized by Holders of Claims could be significantly higher or lower than estimated by the Debtors.

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Exhibit F
Pre-Effective Date Corporate Organizational
Structure of the Debtors

Exhibit G
Terms of Labor Deal

ALLIED HOLDINGS, INC.
TERM SHEET FOR PLAN OF REORGANIZATION
PROPOSED BY YUCAIPA AND THE TEAMSTERS NATIONAL AUTOMOBILE
TRANSPORTERS INDUSTRY NEGOTIATING COMMITTEE
     This term sheet is prepared for the purpose of facilitating discussion of a possible restructuring of Allied Holdings. Inc. (“Allied”) and its affiliated debtors (collectively with Allied, the “Debtors”) whose chapter 11 cases are pending before the United States Bankruptcy Court for the Northern District of Georgia (the “Bankruptcy Court”). The term sheet sets forth certain major terms of a possible restructuring, but additional terms and conditions, material to the transaction, are not set forth herein. This term sheet is not, and should not be deemed, a solicitation for votes on a plan of reorganization containing the terms outlined herein. This term sheet is being provided in furtherance of settlement discussions, and is entitled to the protection from use or disclosure afforded by Federal Rule of Evidence 408 and any similar applicable rule of evidence. The plan of reorganization will contain the following classes of claims and treatment for creditors in those classes. Yucaipa reserves the right to modify the treatment of such classes as long as such modification does not conflict with the terms and conditions of Exhibit A hereto. Except as expressly set forth herein, all distributions will be made on the effective date of the plan of reorganization (the “Plan”).
I. UNCLASSIFIED CLAIMS
     A. Allowed Administrative Claims.
          1. General. Except as set forth below, administrative claims shall be paid in full in cash on the later of (a) 60 days after such claims are allowed or (b) the effective date of the Plan.
          2. Statutory Claims. All fees payable pursuant to 28 U.S.C. Section 1930 shall be paid in full in cash.
          3. Professional Claims. Professionals shall file final fee applications within 60 days after the effective date. Promptly after allowance, professional fees shall be paid in full in cash.
          4. Ordinary Course Liabilities, Ordinary course liabilities (other than tax claims) shall be paid in cash when due,
          5. Postpetition Tax Claims. Postpetition tax claims shall be filed on the later of (a) 60 days after the effective date or (b) 120 days after the filing of a tax return with the applicable governmental unit, and shall be paid in full in cash promptly after allowed.
          6. Yucaipa Claims for. Substantial Contribution. The Plan shall constitute a motion for approval of payment of claims of Yucaipa for substantial contribution as a result of, among other things, the negotiation, drafting and consummation of the Plan and arrangement of financing. Such claims shall be payable in cash on the effective date of the Plan. The amount of such allowed claims shall be equal to Yucaipa’s fees and expenses (including fees of Yucaipa’s professionals) incurred in connection with the foregoing.
     B. Priority Tax Claims. Holders of Allowed priority tax claims shall either (a) be paid in full in cash on the effective date or (b) receive deferred cash payments over six (6) years plus interest at a fixed rate of 4%.
     C. DIP Loan Facility. The DIP Loan Facility shall be paid in full in cash on the Effective Date.
II. CLASSIFIED CLAIMS AND INTERESTS
     A.  Class 1 et seq.: Allowed Other Secured Claims. Each secured creditor shall be in a Class by itself. Each holder of an Allowed Class 1A, IB, etc. Secured Claim shall receive either (1) reinstatement of its legal, equitable and contractual rights, (2) the collateral securing the claims (3) other treatment rendering the claim unimpaired or (4) such other treatment rendering the claim impaired. Yucaipa will file a list of Allowed Other Secured Claims and proposed treatment of such claims on or before 5 days before the voting deadline on the Plan.
     B. Class 2, Allowed Priority Non-Tax Claims. Each holder of a Class 2 claim shall receive either (1) reinstatement of its the legal, equitable and contractual rights, (2) the collateral securing the claim or (3) other treatment rendering the claim unimpaired.
     C. Class 3, Allowed Worker Compensation Claims. The Debtors’ worker compensation programs that were in effect on the date of filing of the chapter 11 cases (the ''Petition Date”) shall remain in full force and effect and worker compensation claims shall be paid in full in cash from the proceeds of the applicable insurance (or self-insurance) program maintained by the Debtors.
     D. Class 4A, Allowed General Unsecured Claims. Each holder of a Class 4A general unsecured claim will receive a pro-rata share of the stock of Reorganized Allied. Any deficiency claim of a Class 1 Other Secured Claim that is not reinstated shall be classified within Class 4A.
     E. Class 4B, Allowed Insured Claims. Class 4B claims are tort claims excluding any worker compensation claims. products liability claims or tort claims asserted against GACS Incorporated (“GACS”) and/or Commercial Carriers, Inc. (“CCI”). Each holder of a Class 4B claim will receive the same treatment as each holder of a Class 4A claim; provided, that the maximum allowed amount of any Class 4B claim shall be limited to an amount equal to the applicable self-insured retention or deductible under the relevant insurance policy plus the amount by which the Class 4B claim exceeds the total coverage available from the relevant insurance policies of the Debtors.
     F. Class 4’C, Allowed Other Insured Caims. Class 4C claims are tort claims against GACS and/or CCL Each holder of a Class 4C claim will receive the same treatment as each

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holder of a Class 4A claim; provided, that the maximum allowed amount of any Class 4C claim shall be limited to an amount equal to the applicable self-insured retention or deductible under the relevant insurance policy plus the amount by which the Class 4C claim exceeds the total coverage available from the relevant insurance policies of the Debtors.
     I. Class 5. Allowed intercompany Claims. No Debtor shall receive any distribution on account of its claims against the other Debtors.
     J. Class 6A. Allowed Equity Interests in Allied. Holders of equity interests in Allied (including without limitation stock, warrants and options) shall not receive any distribution on account of their equity interests and, on the effective date, such equity interests shall be canceled.
     K. Class 6B. Allowed Equity Interests in Affiliated.Debtors. Each Reorganized Debtor (other than Reorganized Allied) shall issue new equity to its corporate parent on the Effective Date of the Plan.
III. MEANS FOR IMPLEMENTATION OF PLAN
     A. Substantive Consolidation of Claims for Plan Purposes Only. The Debtors will be substautively consolidated for the limited purpose of distributions to holders of all claims and equity interests except for Other Secured Claims. The Plan shall serve as a request that (I) all intercompany claims be eliminated, (2) all assets and liabilities of the Debtors shall be treated as though merged (except lo the extent they secure an. Other Secured Claim), (3) all guaranties of the Debtors of the obligations of any other Debtor and any joint and several liability of any of the Debtors shall be eliminated and (4) each claim and equity interest against any Debtor (except for Other Secured Claims) shall be deemed filed against the consolidated Debtors and each claim (except for Other Secured Claims) filed against more than one Debtor shall be deemed one claim against the consolidated Debtors.
     B. Sources of Cash for Distribution. The cash necessary for the Reorganized Debtors to make payments under the Plan shall be obtained from existing cash balances, ongoing operations and the following additional sources:
          1. Exit Financing. On the effective date of the Plan, the Debtors shall receive secured exit financing in an amount to be determined in the reasonable business judgment of Yucaipa (the “Exit Financing”).
          2. Sale of Canadian Operations. On the effective date of the Plan or as soon thereafter as possible; the Debtors shall sell their Canadian operations. It is contemplated that PTS will be the sulking horse bidder, subject to an auction process (the “Canadian Sale”).
     C. New Board of Directors and Management. Reorganized Allied’s Board of Directors shall be comprised of 5 members, one of whom shall be the new CEO of Reorganized Allied (selected by Yucaipa and reasonably acceptable to the TNATINC), one of whom shall be selected by the Official Creditors’ Committee (subject to the reasonable approval of Yuciapa)

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and three of whom shall be selected by Yucaipa. The proposed identity of such members and the new CEO shall be disclosed on or prior to the date or the hearing on the approval of the Disclosure Statement with respect to the Plan. The new CEO shall take office on or before the Effective Date. The remaining members of senior management will continue to serve until the Effective Date pursuant to their respective existing terms of compensation and thereafter subject to terms and conditions mutually acceptable to the Reorganized Allied Board of Directors and the applicable member of management. Reorganized Allied shall grant access to a designated representative of the Chairman of TNATINC to be an observer at any meeting of the Board of Directors relating to the financial performance of the business
IV. DISCHARGE AND RELEASES
     A. Discharge. On the effective date of the Plan, all claims against and equity interests in the Debtors shall be discharged and all persons and entities shall be precluded from asserting against any Debtor any claims based on any act or omission that occurred prior to the effective date of the Plan.
     B. Release bv the Debtors. On the effective date of the Plan, the Debtors and Reorganized Debtors shall release all claims, rights and causes of action against (1) the current directors, officers and employees of the Debtors (other than for money borrowed from or owed to the Debtors by any such directors, officers or employees as set forth in the Debtors’ books and records), the Debtors’ agents and advisors (including lawyers), (2) the creditors’ committee and its advisors (including; lawyers), (3) Yucaipa, its affiliates, and their respective officers, directors, employees, partners, members, managers and advisors (including lawyers), (4) TNATINC and its officers, directors, employees, partners, members, managers and advisors (including lawyers), and (5) the DIP Lenders and the agent for the DIP Lenders, including their respective (the “Released Parties”).
     C. Release by:Holders of Claims and Interests. To the fullest extent permissible by law, on the effective date of the Plan, all holders of claims and equity interests, in consideration for the obligations of Yucaipa, the Debtors and the Reorganized Debtors under the Plan, the participation in the Plan process by the TNATINC and the cash, stock of Reorganized Allied and other documents delivered in connection with the Plan, shall be deemed to release each released party from all claims, rights and causes of action against the Released Parties.
V. CONDITIONS TO CONFIRMATION
The conditions to confirmation of the Plan of each Debtor shall include, without limitation:
(1) The Bankruptcy Court shall have approved the disclosure statement with respect to the Plan in form and substance that is acceptable to Yucaipa in Yucaipa’s sole discretion; the disclosure statement shall be deemed satisfactory to the TNATINC so long as the disclosure statement does not deviate in any material way from the terms set forth in this term sheet; provided, however, that the TNATINC has the right to consent in its discretion to any modification to Exhibit A hereto.

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(2) The order confirming the Plan (the ‘Confirmation Order”) shall be in form and substance satisfactory to Yucaipa in Yucaipa’s sole discretion, shall have been signed by the Bankruptcy Court and shall have been entered on the docket of the Debtors’ bankruptcy cases; provided, however, that the Confirmation Order shall be deemed satisfactory to the TNATINC so long as the Confirmation Order does not deviate in any material way from the terms set forth in this term sheet; provided, however, that the TNATINC has the right to consent in its discretion to any modification to Exhibit A hereto.
(3) The Plan, the exhibits thereto and any Plan supplement (as confirmed or approved by the Confirmation Order) shall be in form and substance satisfactory to Yucaipa. The Plan, the exhibits thereto and any Plan supplement (as confirmed or approved by the Confirmation Order) shall be deemed satisfactory to the TNATINC so long as they do not deviate in any material way from the terms set forth in this term sheet; provided, however, that the TNATINC has the right to consent in its discretion to any modification Co Exhibit A hereto.
(4) The Debtors shall have obtained a written commitment for the Exit Financing in form and substance satisfactory to Yucaipa.
(5) The Debtors and TNATINC shall have executed agreements and/or the Bankruptcy Court shall have entered orders, each in form and substance satisfactory to Yucaipa and TNATINC in their respective sole discretion (which shall not have been vacated or stayed), providing individually or in combination for the following matters with respect to TNATINC: modified collective bargaining agreements in form and substance satisfactory to each of the Plan Proponents which shall contain the terms and conditions set forth on Exhibit A hereto.
VI. CONDITIONS TO EFFECTIVENESS
The conditions precedent to the effective date of the Plan shall include, without limitation:
(1) All conditions to confirmation of the Plan shall remain satisfied
(2) Each order of the Bankruptcy Court referred to in Section V above shall have become a Final Order.
(3) The Confirmation Ordcr and supporting findings of fact and conclusions of law shall be entered by the Bankruptcy Court in form and substance reasonably acceptable to the Plan Proponents and shall have become a Final Order.
(4) All documents and agreements to be executed on the effective date or otherwise necessary to implement the Plan shall be in form and substance that is acceptable to Yucaipa.
(5) The closing and initial funding shall have occurred under the Exit Financing and all conditions precedent to the consummation thereof (other than the occurrence of the effective date of the Plan) shall have been waived or satisfied in accordance with the terms thereof.
(6) The Debtors and the Plan Proponents shall have received any authorization, consent, regulatory approval, ruling, letter, opinion, or document that may be necessary to implement the Plan and that is required by law, regulation, or order.

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(7) The Canadian Sale shall have been consummated (this provision may be delayed or waived in Yucaipa’s discretion if the consummation of such sale will delay the Effective Date of the Plan).
(8) The stock of each of the Reorganized Debtors shall have been issued in accordance with the plan.
(9) All other actions, documents and agreements necessary to implement the Plan as of the effective date shall have been delivered and all conditions precedent thereto shall have been satisfied or waived.
(10) All corporate and other proceedings to be taken by the Debtors in connection with the Plan and/or plan supplement and the consummation of the transactions contemplated thereby and by the Plan and all documents incident thereto shall have been completed in form and substance reasonably satisfactory to Yucaipa; provided however that the foregoing proceedings and documents shall be deemed satisfactory to the TNATINC so long as they do not deviate in any material way from the terms set forth in this term sheet; provided further that the TNATINC has the right to consent in its discretion to any modification to Exhibit A hereto
(11) No event, condition or circumstance shall have occurred or arisen from the date the Plan is filed through the effective date which has had or could reasonably be expected to have or give rise to a material adverse effect.
(12) Subsequent to the date the Plan is filed, there shall be no threatened or pending suit, action, investigation, inquiry or other proceeding by or before any court of competent jurisdiction (excluding the bankruptcy cases prior to the date the Plan is filed) which is likely to have a material adverse effect.
(13) The effective date shall have occurred prior to the first business day that is three months following the confirmation date.
(14) The Board of Directors shall have been elected or appointed as of the effective date, and the directors’ and officers’ liability insurance shall be available to the members of the new board on terms reasonably satisfactory to Yucaipa.
(15) All waiting periods imposed by applicable law (including, without limitation, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable) in connection with the consummation of the Plan and transactions contemplated thereby shall have expired or been terminated without any action having been taken by any court of competent jurisdiction restraining, preventing or imposing materially adverse conditions upon such transactions, and the Debtors and Yucaipa shall have received all material regulatory approvals required for the consummation of the Plan and the transactions contemplated thereby and for the reorganized debtors to continue to carry on their businesses without material change, each of which approvals shall have become final.
(16) The TNATINC shall have ratified new or amended collective bargaining agreements consistent with this term sheet and Exhibit A hereto and Reorganized Allied shall have assumed such agreements. Reorganized Allied shall have no obligation to pay any cure amounts with

6

respect to the assumption of such agreements, and no claim shall be asserted by TNATINC inconsistent with this term sheet and the amendments collective bargaining agreement pursuant to Exhibit A.
* * * * *
By executing below, the undersigned each represent that they have authority to execute this agreement.
Executed this 7 day of February, 2007
Yucaipa American Alliance Fund I, L.P. and
Yucaipa American Alliance (Parallel) Fund I, L.P.

By:	/s/ Robert P. Bermingham
Name:	Robert P. Bermingham
Title:	Vice President

Teamstors National Automotive Transporters
Industry Negotiating Committee

By:	/s/ Fred Zuckerman
Name:	Fred Zuckerman
Title:	Co-Chairman TNATINC

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EXHIBIT A
TO THE TERM SHEET FOR THE PLAN OF REORGANIZATION IN IN RE ALLIED
HOLDINGS, INC. PROPOSED BY YUCAIPA AMERICAN ALLIANCE FUND I, L.P.,
YUCIAPA AMERICAN ALLIANCE (PARALLEL) FUND I, L.P. AND TEAMSTERS
NATIONAL AUTOMOBILE TRANSPORTERS INDUSTRY NEGOTIATING COMMITTEE
1. Preliminary Conditions.
Entirety. The terms of this Exhibit A are presented as an integrated document with that certain Term Sheet (the “Term Sheet”) for the Plan of Reorganization (the “Plan”) in In re; Allied Holdings, Inc. Proposed by Yucaipa American Alliance Fund I, L.P. (“YAAF”), Yucaipa American Alliance (Parallel) Fund 1, L.P. (“Parallel” and, together with YAFF, “Yucaipa”) and the International Brotherhhood of Teamsters (the “IBT’). The Teamsters National Automobile Transporters Industry Negotiating Committee (“TNATINC” and, with Yucaipa, the “Parties”) and Yucaipa arc entering into and executing the Term Sheet as part of a proposal to restructure Allied Holdings Inc. and its debtor subsidiaries (collectively, “Allied”). Once (he Term Sheet is executed by the Parties thereto, it cannot be modified unless agreed by the Parties in writing.
No Impairment of the NMATA; Reaffirmation of Allied’s Participation in the Master Bargaining Unit. Allied Systems, Ltd., Transport Support, LLC and F.J. Boutell Driveaway Co., Inc. each arc signatory to the National Master Automobile Transporters Agreement (“NMATA”) in accordance with Article 2, Section 4 of the NMATA. Except where otherwise noted herein, all terms and conditions of the NMATA, Supplements and Local Riders shall continue to apply. Allied Systems, Ltd. and its corporate parents, siblings and subsidiaries shall remain a part of the national multi-employer collective bargaining unit of the NMATA on and after the Effective Date of the Plan (the “Effective Date”). Following the Effective Date, Allied shall be referred to herein as “Reorganized Allied.” Reorganized Allied will re-join the National Automobile Transporters Labor Division (the “Division”).
Meaning of Allied. For purposes or this addendum, “Allied” shall mean, collectively. Allied Systems, Ltd.; its corporate parent Allied Automotive Group; its ultimate corporate parent. Allied Holdings, Inc.; and all of their subsidiaries; and any other entities owned or controlled by any of these (including Axis Group, Inc.), subject to the provisions outlined in Item 5, “Work Preservation Agreement”
Modification of the Term Sheet. Each of the Parties has the unqualified right to modify the Term Sheet at any time prior to its execution by the Parties. No Party has an obligation to accept any modification made by the other Party.
Necessity of Approval and Ratification. Any agreement resulting from the acceptance of this addendum Shall be tentative only and shall further be subject to ratificationon by the affected

Term Sheet 2
membership in accordance with the terms of Article XII of the Constitution of the IBT within forty-five (45) days of the filing of the proposed Plan with the Court (the “Ratification”), TNATINC will recommend the Ratification and use reasonable efforts to obtain the Ratification.
Effectiveness. No agreement resulting from the acceptance and ratification of this addendum shall be effective until the Effective Date of the Plan. The Plan must be acceptable to the 1BT or any ratification will not become effective. The IBT shall be a co-proponent of any such plan. Such plan shall include a provision changing (no later than the Effective Date) Allied’s current chief executive officer to a chief executive officer reasonably acceptable to the TNATINC (the “New CEO”). As used in this Exhibit A to the Term Sheet, “agreement” means an agreement resulting from the written execution and acceptance by the Parties and the Ratification.
Non-Use. In the event that the Effective Date does not occur, each of the Parties agrees not to use the Term Sheet, any discussion relating thereto, or the fact of failure of any condition thereto, for any purpose in any proceeding. Specifically but without limitation, each of the Parties agrees that in the event of a failure of the Ratification, each of the Parties agrees not to use the tentative agreement for any purpose, and that neither the Term Sheet or any other documentation of the tentative agreement or agreement, or any discussion of any of them will, will be offered into evidence for any purpose in. any proceeding.
May-June 2006 Involuntary Concessions. Pending the Effective Date of the Plan, the IBT and TNATINC will suspend and stay the prosecution of any litigation and/or appeals concerning the involuntary concessions extracted from members of the bargaining unit in May and June 2006 pursuant to Bankruptcy Code Section 111 3(e). On the Effective Date of the Plan, that litigation and/or appeals shall be dismissed with prejudice.
Total Concession. As used herein, “Total Concession” shall mean, with respect to the 15% wage concessions defined below as the “15% Wage Concessions,” a sum of Thirty-Five Million Dollars and No Cents ($35,000,000.00) per year for three years commencing on the Effective Date of the Plan.
2. Equality of Sacrifice.
No pay increases while Teamsters suffer reductions. At any time during the three year concession period described herein, no person employed by Reorganized Allied, regardless whether in the NMATA bargaining unit, management, or the executive cadre, or whether such person is unrepresented, shall receive any wage increase during the term of this addendum, except to meet market conditions to retain non-bargaining unit employees or in connection with transfers or promotions of non-bargaining unit employees. Allied shall provide a written report at least once a month to TNATINC on any use of such exceptions. This provision docs not apply to employees covered by any other collective bargaining agreement. Reorganised Allied will seek similar economic concessions from Other bargaining units.
Notwithstanding the!foregoing. Reorganized Allied shall pay all pension contributions and increases and pay all health and welfare benefit contributions and increases required by the 2003-2008 NMATA and in any renewal of the NMATA for the term beginning June 1, 2008.

Term Sheet 3
3. Wages.
          (a) All future wage and COLA increases shall be eliminated during the term of this addendum. ‘
          (b) The wages of U.S. employees of Reorganized Allied covered by the NMATA (including, without limitation, owner-operators) shall be reduced by 15% across the board for each of the next three years, commencing on the Effective Date of the Plan; provided, however, that in the case of owner-operators, this reduction shall be based on an equivalent reduction in gross revenue. The reduction in wages and gross revenue set forth in this subparagraph 3(b) shall be referred to collectively as the “15% Wage Concessions.”
          (c) After taking into account the 15% Wage Concessions, no employee employed by Reorganized Allied shall be paid wages less than eighty-five (85%) of the full NMATA rate.
In the event that the 15% Wage Concessions total more than $35 million in any year of this addendum, then at the anniversary concluding that year, or as soon thereafter as practicable, the excess over $35 million shall be returned to the employees who suffered pay reductions described herein by calculating the excess over $35 million and returning to each such employee his proportional share thereof in accordance with his W-2 earnings for the relevant periods. The audit provisions in paragraph 6 below shall apply to the calculation of the excess and the proportional return to each employee.
4. EBITDA Bonus. During the term of this addendum, employees who suffer a wage reduction under this addendum shall he eligible to receive a bonus on each anniversary of the Effective Date under the following circumstances. If EBITDA for the twelve-month period ending December 31 for each year in the term of the agreement exceeds the EBITDA set forth in the bankruptcy court approved disclosure statement plus the margin set forth in the agreed upon provisions of Schedule 1 hereto, then each such employee shall receive a pro rata share of the percentage indicated on Schedule 1 of any excess up to 100% of the concessions made under the term of this addendum. In the event of (i) any material asset sale of operations of Reorganized Allied or (ii) OEM pricing increases during the three year 15% Wage Concessions, then EBITDA as set forth in the approved bankruptcy court disclosure statement and the EBITDA margin (to the extent not otherwise reflected in the bankruptcy court disclosure statement) hereto shall be adjusted accordingly. The audit provisions set forth in paragraph 6 hereof shall apply to the calculation of the Bonus.
5. Work Preservation. In consideration for the willingness of the U.S. Teamster work force to agree to the above addenda to the current NMATA, Reorganized Allied agrees to the Ultimate Parent Work Preservation Agreement in Schedule 2, with the following narrow exceptions. Within ninety (90) days of the Effective Date of this addendum, Reorganized Allied shall review all Carhaul Work assigned to or performed by Axis Group, Inc, a Controlled Affiliate, to be performed under the terms of the NMATA. In the event that an agreement is reached within such ninety (90) day period,
     (a) Current employees of affiliates of Axis Group performing Carhaul Work shall be subject to the provisions of Article 2, Section 3, second and fourth paragraphs, of the NMATA.

Term Sheet 4
     (b). Any Carhaul Work received from any shipper by Axis Group or its affiliates shall be assigned, by right of first refusal, to an Employer covered by the NMATA.
     (c). Reorganized Allied and TNATINC Shall consider the New York environs port facility financed through concessions herein to be an accretion to the NMATA bargaining unit in accordance with Article 2, Section 3, fourth paragraph, of the NMATA. Carhaul Work dispatched from this facility shall be governed by the Ultimate Parent Work Preservation Agreement in Schedule 2.
If the parties cannot reach mutual agreement within ninety (90) days regarding subparagraphs “a” and “b” above, Reorganized Allied will have four (4) months to sell the referenced operations.
6. Access to Financial Records. Reorganised Allied shall grant access to a designated representative of the Chairman of TNATINC to be an observer at any meeting of the Board of Directors relating to the financial performance of the business. Reorganized Allied shall submit an annual financial report to TNATINC which includes at least an income statement, balance sheet and statement of cash flow with accompanying notes. TNATINC reserves the right on an annual basis to examine the books of Allied or utilize an independent auditor of its choice. In the event an independent auditing firm is utilized by TNATINC. Reorganized Allied shall pay such independent auditor for such annual audit up to a maximum of ten thousand dollars ($10,000) per annum. Reorganized Allied will not change accounting assumptions or practices, except as required to conform to governmental regulation, generally accepted accounting practices or for legitimate business reasons; and in no event will such assumptions or practices be changed to artificially inflate or deflate the operating performance of the company. As a condition of being provided such access, reports, statements and audit, TNATINC (and any accountant or auditor engaged on its behalf) shall agree to maintain the confidentiality of any Allied or Reorganized Allied financial statements and reports for the protection of Reorganized Allied, and to execute a reasonable confidentiality agreement if requested by Reorganized Allied in such form as the current protective order in this matter.
7. Elimination of Labor Cost As A Factor. In recognition of the unitary nature of the single national multi-employer collective bargaining unit of the NMATA and the seniority provisions permitting employees to follow their work in the event of acquisition of business by one NMATA carrier of business performed by a different NMATA carrier, the 15% Wage Concessions shall not apply in any instance where Reorganized Allied acquires business that is part of the book of business of a carrier signatory to the NMATA at the moment immediately preceding its acquisition by Reorganized Allied. In that instance, the full conditions of the NMATA, including work rules, shall apply to the work so transferred or acquired whether or not any employee follows the work to Reorganized Allied. Reorganized Allied shall only use the 15% Wage Concessions for its pricing bid to secure “new business” from non-NMATA bargaining unit carriers or secure work at new OEM shipping locations, not previously handled by or transferred from NMATA Employers, as defined under Article 22 of the NMATA.
8. Disputes. All provisions of this Exhibit A to the Term Sheet are subject to the applicable dispute resolution procedures provided in the NMATA.

Term Sheet 5
9. Term. The term of this addendum shall be for the period of three years, commencing with the effective date of the Plan of Reorganization. Upon the expiration of this addendum, the parties will meet to negotiate a transition to the full terms and conditions of the NMATA.
10. Other Matters.
     Dedication to the Purchase of New Equipment. Reorganized Allied will spend no less than the Total Concessions described in this addendum on capita) expenditures for the purchase of new automobile transportation equipment to be used by employees covered by the NMATA.

Term Sheet 6
Schedule 1

Margin	Applicable Percentage
Above $0 million and up to and including $10 million	5%

Above $10 million and up to and including $15 million	12%

Above $15 million and up to and including $20 million	17%

Above $20 million	25%